Filed pursuant to Rule 424(b)(3)

Registration No. 333-267771

Resale Prospectus

SAG Holdings Limited

1,091,000 Ordinary Shares

This prospectus relates to the resale of 1,091,000 Ordinary Shares held by the Resale Shareholders named in this prospectus. We will not receive any of the proceeds from the sale of Ordinary Shares by the Resale Shareholders named in this prospectus. The 1,091,000 Ordinary Shares are being offered by the Resale Shareholders for resale after the 875,000 Ordinary Shares are sold pursuant to the Public Offering Prospectus in connection with our underwritten initial public offering (the “IPO”).

The Ordinary Shares being offered us pursuant to the Public Offering Prospectus were listed at US$8.00, which is the public offering price of the Ordinary Shares. Thereafter, any sales will occur at prevailing market prices. The distribution of securities offered hereby may be affected in one or more transactions that may take place in ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Resale Shareholders. No sales of the shares covered by this prospectus shall occur until the Ordinary Shares sold in our initial public offering begin trading on the Nasdaq Capital Market.

On September 30, 2024, a registration statement under the Securities Act with respect to our initial public offering of Ordinary Shares was declared effective by the Securities and Exchange Commission. We received US$7.0 million in gross proceeds from the IPO before payment of underwriting discounts and commissions and estimated expenses of the IPO.

Concurrent with our IPO, our Ordinary Shares were listed on the Nasdaq Capital Market under the symbol “SAG.”

We are an “Emerging Growth Company” and a “Foreign Private Issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Please see Implications of Being an Emerging Growth Company and Implications of Being a Foreign Private Issuer beginning on page 11 of this prospectus for more information.

We are a holding company that is incorporated in the Cayman Islands. As a holding company with no direct operations, we conduct all of our operations through our subsidiaries in Singapore and Malaysia. The Ordinary Shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands. Investors of our Ordinary Shares should be aware that they may never directly hold equity interests in our subsidiaries.

An investment in our Ordinary Shares involves significant risks. You should carefully consider the risk factors beginning on page 13 of this prospectus before you make your decision to invest in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 22, 2024

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Until November 16, 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

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ABOUT THIS PROSPECTUS

Neither we, the Resale Shareholders nor any of the underwriters of the IPO have authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any related free writing prospectus. Neither we, the Resale Shareholders nor the underwriters take responsibility for, or provide any assurance about the reliability of, any information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor the Resale Shareholders nor the underwriters of the IPO have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

We have obtained statistical data, market data and other industry data and forecasts used in this prospectus from market research, publicly available information, and industry publications. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified any such data.

PRESENTATION OF FINANCIAL INFORMATION

Basis of Presentation

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

For the sake of undertaking a public offering of its Ordinary Shares, on September 29, 2022, the Company completed a series of reorganization transactions resulting in the Company having a total of 9,000,000 Ordinary Shares outstanding.

On January 5, 2024, for purposes of recapitalization in anticipation of the initial public offering, the Company amended its memorandum of association to effect a 1:2 forward stock split and to change the authorized share capital to $100,000 divided into 200,000,000 ordinary shares, of a par value of $0.0005 each. On January 5, 2024 and January 18, 2024, Soon Aik surrendered in aggregate 9,272,250 ordinary shares to the Company. Celestial surrendered in aggregate 477,750 ordinary shares to the Company. Unless otherwise indicated, all references to Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the 1:2 forward stock split of our Ordinary Shares on January 5, 2024 and the shares surrendered by our existing shareholders on January 5, 2024 and January 18, 2024 as if they had occurred at the beginning of the earlier period presented.

Financial Information in U.S. Dollars

Our reporting curency is the U.S. dollar. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Singapore dollars into U.S. dollars were made at S$1.3181 to $1.00 for December 31, 2023 amounts and S$1.3468 to $1.00 for December 31, 2022 amounts, in accordance with our internal exchange rate. We make no representation that the Singapore dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Singapore dollars, as the case may be, at any particular rate or at all.

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MARKET AND INDUSTRY DATA

Certain market data, market estimates and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, reports of governmental and international agencies and industry publications and surveys. While we believe the industry and market data included in this prospectus are reliable and the estimates are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to them. We have not independently verified the accuracy or completeness of the data contained in third party sources. The estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim” and “anticipate,” or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this prospectus, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the SEC, other information sent to our shareholders and other written materials.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Risk Factors” and the following:

●	our business and operating strategies and our various measures to implement such strategies;

●	our operations and business prospects, including development and capital expenditure plans for our existing business;

●	changes in policies, legislation, regulations or practices in the industry and those countries or territories in which we operate that may affect our business operations;

●	our financial condition, results of operations and dividend policy;

●	changes in political and economic conditions and competition in the area in which we operate, including a downturn in the general economy;

●	the regulatory environment and industry outlook in general;

●	future developments in the automotive and industrial heavy equipment supplies industry and actions of our competitors;

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●	catastrophic losses from man-made or natural disasters, such as fires, floods, windstorms, earthquakes, diseases, epidemics, other adverse weather conditions or natural disasters, war, sanctions, international or domestic terrorism, civil disturbances and other political or social occurrences;

●	the loss of key personnel and the inability to replace such personnel on a timely basis or on terms acceptable to us;
●	the overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

●	our ability to execute our strategies;

●	changes in the need for capital and the availability of financing and capital to fund those needs;

●	our ability to anticipate and respond to changes in the markets in which we operate, and in client demands, trends and preferences;

●	exchange rate fluctuations, including fluctuations in the exchange rates of currencies that are used in our business;

●	changes in interest rates or rates of inflation; and

●	legal, regulatory and other proceedings arising out of our operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement filed in connection with this prospectus, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This prospectus may contain certain data and information from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The markets for automotive supplies may not grow at the rate projected by such market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

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DEFINITIONS

“Amended and Restated Articles of Association” means the amended and restated articles of association of our Company adopted on June 22, 2022 and, as amended from time to time, a copy of which was filed as Exhibit 3.2 to our Registration Statement filed with the SEC on October 7, 2022.

“ASEAN” means the Association of Southeast Asian Nations.

“Autozone (M)” means Autozone Sdn. Bhd., a company incorporated under the laws of Malaysia with limited liability on December 17, 2009 and wholly-owned by Autozone (S).

“Autozone (S)” means Autozone Automotive Pte. Ltd., a company incorporated under the laws of Singapore with limited liability on December 7, 2009 and wholly-owned by SP Zone.

“Business Day” means a day (other than a Saturday, Sunday or public holiday in the U.S.) on which licensed banks in the U.S. are generally open for normal business to the public.

“BVI” means the British Virgin Islands.

“CAGR” means compound annual growth rate.

“Celestial” means Celestial Horizon Holdings Limited, a company incorporated in the BVI that owns 4.9% of our outstanding shares prior to the IPO.

“CE Neo” means Mr. Chee Eng Neo, an indirect shareholder of the Company through Soon Aik. He is a son of KE Neo and brother of Jimmy Neo, Edward Neo and CK Neo.

“CK Neo” means Mr. Ching Kiat Neo, an indirect shareholder of the Company through Soon Aik. He is a son of KE Neo and brother of CE Neo, Jimmy Neo, and Edward Neo.

“Company” or “our Company” means SAG Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act (as revised) on February 14, 2022.

“Companies Act” means the Companies Act (as revised) of the Cayman Islands.

“Control Order Regulations” means the COVID-19 (Temporary Measures) (Control Order) Regulations issued by the Singapore government in 2020.

“COVID-19” means the Coronavirus Disease 2019.

“Edward Neo” means Mr. Chin Aik Neo or CA Neo, an Executive Director and Deputy Chief Executive Officer, and indirect shareholder of the Company through Soon Aik. He is a son of KE Neo and brother of CE Neo, Jimmy Neo and CK Neo.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Executive Directors” means the Executive Directors of our Company as at the date of this prospectus, unless otherwise stated.

“Executive Officers” means the Executive Officers of our Company as at the date of this prospectus, unless otherwise stated.

“Filtec” means Filtec Private Limited (formerly known as TQ Services Pte Ltd), a company incorporated under the laws of Singapore with limited liability on September 1, 1999 and wholly-owned by SAGI.

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“Group,” “our Group,” “we,” “us,” or “our” means our Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.

“Independent Third Party” means a person or company who or which is independent of and is not a 5.0% owner of, does not control and is not controlled by or under common control with any 5.0% owner and is not the spouse or descendant (by birth or adoption) of any 5.0% owner of the Company.

“Jimmy Neo” means Mr. Chin Heng Neo or CH Neo, an Executive Director and Chief Executive Officer, and indirect shareholder of the Company through Soon Aik. He is a son of KE Neo and brother of CE Neo, Edward Neo, and CK Neo.

“KE Neo” means Mr. Kim Eng Neo, the late founder of Soon Aik and father of CE Neo, Jimmy Neo, Edward Neo, and CK Neo.

“JPY” or “Japanese Yen” means Japanese Yen, the lawful currency of Japan.

“Memorandum of Association” or “Memorandum” means the memorandum of association of our Company adopted on February 14, 2022 and as amended from time to time, a copy of which was filed as Exhibit 3.1 to our Registration Statement filed with the SEC on June 14, 2023.

“MYR” means Malaysian Ringgit, the lawful currency of Malaysia.

“Off-Highway Business” or “Off-Highway” means our Company’s industrial business serving the marine, energy, mining, agriculture, oil and gas, and construction sectors.

“On-Highway Business” or “On-Highway” means our Company’s business in the automotive industry.

“S$” or “SGD” means Singapore dollar(s), the lawful currency of Singapore.

“SAGI” means SAG Investments Limited, a company incorporated in the BVI on November 17, 2021 and wholly-owned by the Company.

“SEC” or “Securities and Exchange Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Resale Shareholders” means Soon Aik an existing controlling shareholder of 95.1% of the Company prior to the IPO and Celestial, a holder of 4.9% of the Company prior to the IPO, both of whom are offering Ordinary Shares for resale pursuant to this prospectus.

“Soon Aik” means Soon Aik Global Pte. Ltd., a company incorporated under the laws of Singapore with limited liability and owned by CE Neo, Jimmy Neo, Edward Neo and CK Neo, each holding a 25.0% interest.

“SP Zone” means Spare-Parts Zone Pte. Ltd. (formerly known as Soon Aik Auto Parts Trading Co. Pte Ltd), our operating company incorporated under the laws of Singapore with limited liability on January 3, 1995 and a wholly-owned subsidiary of SAGI.

“US$” “$” or “USD” means United States dollar(s), the lawful currency of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our Ordinary Shares. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a Singapore-based provider of high-quality Original Equipment Manufacturer (“OEM”), third party branded and in-house branded replacement parts for motor vehicles and for non-vehicle combustion engines serving a number of industries. We distribute spare parts through operations primarily based in Singapore and global sales primarily generated from the Middle East and Asia. Through our On-Highway Business, we supply a wide range of genuine OEM and aftermarket parts for use in passenger and commercial vehicles bearing either the manufacturer’s brands or our in-house brands through SP Zone. Through our Off-Highway Business, we supply a wide range of components and spare parts for internal combustion engines with strong focus on filtration products through Filtec. Our Off-Highway Business serves industrial sectors that include marine, energy, mining, construction, agriculture, and oil and gas industries. Our products are sourced from genuine OEM and global premium aftermarket brands to suit the diverse needs of our customers. Over the past several years, our revenues have been relatively evenly split between our On-Highway Business and our Off-Highway Business, and approximately 10.0% of our revenues are derived from sale of our in-house products.

Our Group’s business can be traced back to the early 1970s, when our late founder, KE Neo, set up Chop Kim Aik, a retail shop specializing in the supply of British-made truck spare parts. KE Neo leveraged his experience as the owner of a transportation business with a fleet of trucks serving the construction industry to building a small retail shop to a large-scale operation with a solid customer base and a recognizable brand.

In 1983, we diversified into the supply of Japanese made automotive spare parts to capitalize on the increase in demand for Japanese vehicles in Singapore. Riding on this global growth of Japanese automotive exports, CE Neo, with the support of his father KE Neo, set up its first automotive spare parts retail outlet in Singapore, naming it Soon Aik Auto Parts Trading Co (which became a private limited company, Soon Aik Auto Parts Trading Co. Pte Ltd in 1995, and is now known and hereinafter referred to as “SP Zone”) specializing in trading Japanese made automotive spare parts, primarily used in passenger and commercial vehicles.

In the late 1980s, SP Zone achieved a major milestone when it was appointed as an authorized dealer of UD Trucks Corporation (“Nissan UD”) automotive genuine spare parts in Singapore, expanding our business of selling authorized genuine spare parts, beyond our historical aftermarket spare parts business model. The business gradually expanded, and the outlet grew to supply automotive spare parts for trucks operating in Singapore sold by respected Japanese brands from the manufacturers such as Nissan UD, Mitsubishi Fuso Truck and Bus Corporation, Hino Motors Ltd and Isuzu Motors Ltd.

In 1993, Jimmy Neo and CK Neo, brothers to CE Neo and sons of KE Neo, joined SP Zone, to assist with the expanding business. In 1995, Jimmy Neo was instrumental in securing the dealership with Fleetguard Filtration Pte. Ltd. (“Fleetguard”) for Fleetguard filters, a product used in Cummins engines, pursuant to which SP Zone started distributing filters to the marine, energy, mining, agriculture, oil and gas, and construction industries (referred to as the “Off-Highway Business”) in addition to the automotive industry (referred to as the “On-Highway Business”).

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In 1995, SP Zone became a private limited company and expanded its sales channels to include exports to ASEAN markets, capitalizing on unmet demand as there were few suppliers supplying automotive spare parts to those markets at that time. Another major milestone in 1995 occurred when Edward Neo, the third brother and son of KE Neo, joined our Group to manage the local wholesale and retail business, allowing CE Neo to focus on our Group’s newly expanded export business. At this point, the business had grown from a small retail operation to regional family business run by a father and his four sons with multiple areas of focus and utilizing the family member’s different areas of expertise.

In 1999, SP Zone secured another line of filtration products when it was appointed as a distributor for Parker Racor, a line of Parker Hannifin filtration products. Subsequently, we established Filtec as a separate Singapore subsidiary to carry out sales of Off-Highway Business dedicated to handling sales to our Off-Highway customers in the industrial sectors.

In the early 2000s, Edward Neo spearheaded an effort to develop in-house branded brake parts and lubricant products, namely, VETTO and REV-1 in SP Zone, to enhance our competitiveness in the automotive industry. Over the years, the product range of our in-house brands has greatly expanded to include the NUTEQ steering and suspension parts, GENTEQ pumps and cooling system components, ELITO cables and hoses, SUNBLADE wiper blades, FILTEQ filters, and ENERGEO batteries.

In 2010, we consolidated and shifted our business operations to larger headquarters and warehouse that facilitated greater efficiency in our operations and also allowed us to increase our product inventory offerings. Through our On-Highway Business, we entered the Malaysian market by first taking a 70.0% equity stake, and by 2017 a 100.0% stake, in Autozone (M), an established company that sells wholesale automotive spare parts as well as the sale of our in-house brands in Malaysia.

Since 2010, we have been selling to wholesale distributors based in Dubai as part of our strategy to expand our business. Like Singapore in Asia, Dubai is an important key trading hub in the Middle East serving customers not only in the Middle East, but also Central Asia, Africa and Europe. In June 30, 2023, this business represented an estimated 11.1% of our sales.

More recently, in 2019, our Off-Highway Business expanded to include the life science environmental industry, securing distribution and working in close collaboration with MANN+HUMMEL, a European-based multi-national company that provides a number of automotive and industrial commercial products, including filtration and related products with life science applications, for the distribution and promotion of their products in Singapore.

In 2022, we underwent a reorganization. On February 14, 2022, Celestial obtained a 4.9% shareholding interest in SAGI from Soon Aik. On September 29, 2022, Soon Aik transferred the entire issued share capital of our group of companies, consisting of Filtec, SP Zone, Autozone (S) and Autozone (M), to SAGI. Subsequently on September 29, 2022, Soon Aik and Celestial transferred their respective shares in SAGI to the Company in exchange for equivalent proportional percentages of Ordinary Shares of the Company. On January 5, 2024, we effected a forward split, on the basis 2 Ordinary Shares for every one share of our Company, such that our authorized share capital is now US$100,000 divided into 200,000,000 outstanding shares, par value $0.0005 each.

Upon completion of the group reorganization and forward stock split, Soon Aik owns 8,559,000 shares and Celestial owns 441,000 shares, and SAGI, Filtec, SP Zone, Autozone (S) and Autozone (M) are indirect subsidiaries.

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Our mission is to expand the scope and volume of our business by continuing to add value to our channel partners’ businesses and extend their geographic and customer reach and growth in their respective industries. We believe that through close collaboration with our channel partners, we will enhance our extensive network and provide consistent outstanding service to our customers.

Competitive Advantages

Competitive Pricing and Service

With long lasting relationships built over time with our key vendors and knowledge of the industry developed over decades, we have been able to build our business leveraging economies of scale for our products and services, and as a result have built and maintained market share by providing competitive pricing.

Through our regular meetings and discussions with our customers, we are able to plan our inventory requirements and delivery schedules effectively so that our customers’ needs are met in a cost-effective and timely manner. We also have been able to develop and maintain strong relationships with our customers by providing after-sales support to our customers.

Reputable Brands

We distribute products of well-established brand names for genuine spare parts from recognized United States, European, Japanese and Korean companies. Our distributorship, agency and/or dealership rights for these brand names cover a range of over 40,000 different types of wear and tear service and maintenance spare parts for automotive applications, and industrial heavy equipment used in the automotive, marine, energy, mining, construction, agriculture, and oil and gas industries. We believe that our customers are confident they are buying genuine products.

Favorable Locations

Our automotive spare parts retail outlets are strategically located within or close to major automotive hubs throughout Singapore. Being near our customers with a diverse offering of spare parts allows us to offer quick access to our products, and proximity for service and quick product delivery, which we believe differentiates us from the competition.

Range of Products

We also believe that developing our in-house brands allows us to deliver good quality products at great value to our customers. Being able to service customers at a variety of price points allows us to attract and retain a broad spectrum of customers. We believe that our ability to offer genuine spare parts and quality in-house brand products is a further way to provide differentiation and the convenience of one-stop shopping for a host of budgets and needs.

Focused Product Strategy

We maintain a comprehensive range of products for ongoing wear and tear service such as lubricants, filters, spark plugs, belts, and brake parts, and maintenance spare parts for repairs. We have close relationships with a global network of partners that helps keep us abreast of industry trends and innovations, and in our endeavors to stay ahead of the curve in our product focus and strategy. We believe that the breadth of the scope of products that we offer allows us to be a one-stop shop for a wide range of Off-Highway and On-Highway spare parts offerings, and our partnerships with high quality brands allow us to maintain the most current and in-demand spare parts for our customers.

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Committed and Experienced Management Team

Our Group is led by an experienced management team that has a proven track record of growing our Group’s network and brand name in the industry of automotive and industrial spare parts. Our core team of founding executives collectively has more than 30 years of experience. We believe that our management team’s extensive experience, substantial technical expertise, and business acumen have been integral to our business growing from a small retail shop and will continue to serve us as we develop more sophisticated product management and inventory control systems and expanding our global reach.

Growth Strategies

An overview of our Group’s business development strategy is as follows:

Develop Channel Partner Networks

Through SP Zone (serving our On-Highway Business) and Filtec (serving our Off-Highway Business), we have built valued long-standing business relationships with our customers overseas. For our retail business, our Group strategically operates a network of retail outlets that are conveniently located in the vicinity of major automotive hubs in Singapore in close proximity to our customers. Through Autozone (M) in Malaysia, we offer a wide selection of automotive spare parts and lubricants catering to the needs of our customers and distribute products under our in-house brands of REV-1, VETTO, NUTEQ, GENTEQ and SUNBLADE.

Expand into Regions to Create our Footprints through M&A Activities

We have historically expanded our scope and reach through organic growth, internally developed geographic expansion, and strategic partner initiatives, and undertaken some acquisition activity, such as developing our sales channel in the Middle East through our Dubai distribution partners, and investment in Autozone (M) to expand our growth into Malaysia. We intend to explore growth through acquiring businesses in the life science environmental sector in Singapore, and to extend our footprint in areas where we have some presence but see the opportunity to leverage additional growth through the acquisition of existing retail and commercial On-Highway and Off-Highway or other complementary businesses in the ASEAN region.

Create and Refine Marketing, Selling and Distribution Platforms

We are building our innovation and digital capabilities to drive growth in the following ways:

●	Digitize and streamline work processes by building an on-line platform, which will allow 24/7 access for customers to check availability and generate product orders completely online;

●	Integrate 3rd party platforms, such as a warehouse management system and a fleet management system, to ensure the goods are delivered on time by creating more efficient internal inventory control and delivery system;

●	Develop an e-commerce marketplace that includes detailed product descriptions including technical specifications where all of our customers can buy our products. The products will then be delivered to through collaboration with local distribution services such as Lalamove, Ninja Van, and similar last mile delivery service providers to expand the reach and efficiency in distributing our products in a cost-effective manner.

Identify How to Create Sustainable Value

Our Group is looking to expand our product lines by offering more sustainable “green” solutions. Our collaboration with the MANN+HUMMEL’s newly established life science and environmental division was a step in this direction. We are the authorized distributorship in Singapore for MANN+HUMMEL clean air and water products such as HVAC, HEPA air filters, ultrafiltration modules, reverse osmosis, membrane bioreactors, and their Klar water filtration system. Applications of these products include wastewater treatment, healthcare, pharmaceutical, semi-conductor, construction, and agriculture industries. We provide sales of the system, filters and components of these systems in Singapore, and help the end user get a product customized for their application. Our life science environmental division also has been awarded contracts through which we have begun working with government hospitals to supply, install and maintain the indoor air filtration systems, expanding from our existing Off-Highway and On-Highway spare parts businesses. We are actively seeking to grow in the life science environmental sector and will continue to explore opportunities for growth through acquisition activity.

Product Development

We prioritize product and process innovations that we believe will enable us to capture additional market share in the automotive and general industrial equipment industries. We believe that through our creative design discussions with our product partners, our Group’s research and development team will be able to drive innovation initiatives to maintain our long-term competitiveness and increase our market share both regionally and internationally. Our Group will continue to expand its product range and further increase the range of our in-house brands. We aim to continue our strong relationships with our partners and continue engaging in new projects, which we believe will enable us to branch into different industries. Our growth strategy also involves the continuous development of innovative high-performance products with greener considerations.

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Develop Warranty and Service Suite Offerings

We are exploring the creation of a new arm of business, where we would provide warranty and after-sales services, and/or provide maintenance, repair and overhaul services to complement the sale of our products. We believe that there is an opportunity for us to further diversify our revenue stream through the development of this business. In the Off-Highway sector, our life science environmental division has also been awarded contracts, through which we have begun working with government hospitals to provide spare parts and the service end to replace the old spare parts. We believe there are additional opportunities for growth in both the On-Highway and Off-Highway sectors for the provision of complementary service and/or warranty offerings.

Implications of Our Being a “Controlled Company”

Upon completion of the IPO, our controlling shareholder, Soon Aik, is the beneficial owner of an aggregate of 8,559,000 Ordinary Shares, which represents approximately 86.67% of the total issued and outstanding Ordinary Shares. As a result, we are a “controlled company” within the meaning of the Nasdaq Capital Market Rules and therefore we are eligible for, and in the event we no longer qualify as a foreign private issuer, we may rely on, certain exemptions from the corporate governance listing requirements of the Nasdaq Capital Market.

Implications of Our Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last financial year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to provide only two financial years of selected financial information (rather than five financial years) and only two financial years of audited financial statements (rather than three financial years), in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and

●	an exemption from compliance with the auditor attestation requirement of the Sarbanes-Oxley Act, on the effectiveness of our internal control over financial reporting.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the financial year in which the fifth anniversary of the completion of the IPO occurs, (2) the last day of the financial year in which we have total annual gross revenue of at least US$1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700.0 million as of the prior June 30, or (4) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Implications of Our Being a Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of the Nasdaq Capital Market. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the Nasdaq Capital Market. We are not currently relying on home country practices; however, we may rely on home country practice to be exempted from certain of the corporate governance requirements of the Nasdaq Capital Market, such that a majority of the Directors on our board of Directors are not required to be independent Directors and neither our compensation committee nor our nomination committee is required to be comprised entirely of independent Directors.

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The Offering

Ordinary Shares being offered	1,091,000 Ordinary Shares

Ordinary Shares outstanding after the IPO	9,875,000 Ordinary Shares, reflecting the issuance of 875,000 Ordinary Shares in the IPO and, thereafter, 1,091,000 Ordinary Shares by the Resale Shareholders being offered pursuant to this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of Ordinary Shares held by the Resale Shareholders being registered in this prospectus.

Nasdaq Capital Market Symbol	SAG

Risk factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.
Ordinary Shares being offered	1,091,000 Ordinary Shares

Ordinary Shares outstanding after this offering	9,875,000 Ordinary Shares, reflecting the issuance of 875,000 Ordinary Shares and, thereafter, 1,091,000 Ordinary Shares by the Resale Shareholders pursuant to the Public Offering Prospectus filed contemporaneously herewith.

Use of proceeds	We will not receive any proceeds from the sale of Ordinary Shares held by the Resale Shareholders being registered in this prospectus.

Nasdaq Capital Market Symbol	SAG

Risk factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.
Ordinary Shares being offered	1,091,000 Ordinary Shares

Ordinary Shares outstanding after this offering	9,875,000 Ordinary Shares, reflecting the issuance of 875,000 Ordinary Shares and, thereafter, 1,091,000 Ordinary Shares by the Resale Shareholders pursuant to the Public Offering Prospectus filed contemporaneously herewith.

Use of proceeds	We will not receive any proceeds from the sale of Ordinary Shares held by the Resale Shareholders being registered in this prospectus.

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RISK FACTORS

Investing in our shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our inability to acquire and provide quality merchandise at competitive prices could adversely affect our sales and results of operations.

We are dependent upon our product suppliers continuing to supply us with quality merchandise at competitive prices. If our merchandise offerings do not meet our customers’ expectations regarding quality, innovation and safety, we could experience lost sales, increased costs and exposure to legal and reputational risk. All of our products must comply with applicable product safety laws, and we are dependent on our vendors to ensure that the products we buy comply with all safety and quality standards. Events that give rise to actual, potential or perceived product safety concerns could expose us to government enforcement action or private litigation, result in costly product recalls and other liabilities and lead to reputational harm and loss of customer confidence. To the extent our suppliers are subject to added government regulation of their product design and/or manufacturing processes, the cost of the merchandise we purchase may rise.

Furthermore, our vendors are impacted by global economic conditions which in turn impact our ability to source merchandise at competitive prices. For example, the recent surges in consumer demand, shortages of raw materials and disruptions to the global supply chain have negatively impacted costs and inventory availability and may continue to have a negative impact on future results and profitability. Credit market and other macroeconomic conditions could also have a material adverse effect on the ability of our global and domestic suppliers to finance and operate their businesses.

If we experience transitions or changeover with any of our significant vendors, or if they experience financial difficulties or otherwise are unable to deliver merchandise to us on a timely basis, or at all, we could have product shortages in our stores that could adversely affect customers’ perceptions of us and cause us to lose customers and sales.

Our ability to effectively implement our business strategy depends on the successful recruitment and retention of highly skilled and experienced management and other key personnel, and we cannot assure that we will be able to hire or retain such employees.

To date, we have been successful because, in part, we have been able to consistently attract, recruit and retain a sizeable workforce of experienced management and knowledgeable key employees. Our ability to effectively implement our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced management and other key personnel. These individuals are difficult to find, particularly in Singapore and Malaysia where the bulk of our operations currently take place, and as the economy in both Singapore and Malaysia expands, there is increasing competition for skilled workers. We cannot be certain that we will be able to find, hire or retain such employees, or even if we are able to so hire such employees, that the financial costs of doing so will not adversely affect our net income.

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Our operations depend highly on Jimmy Neo, our Chief Executive Officer, Edward Neo, our Deputy Chief Executive Officer, CK Neo, our Chief Operating Officer, and a small number of other executives.

The success of our operations depends greatly on a small number of key executives, including Jimmy Neo, Edward Neo and CK Neo. The loss of the services of any of Jimmy Neo, Edward Neo or CK Neo, or any of the other key executives could adversely affect our ability to conduct our business. Although we believe we would be able to find other executives to replace any of these key executives, the search for such executives and the integration of such executives into our business will inevitably occur only over an extended period of time. During that time the lack of senior leadership could affect adversely our Group’s sales and service as well as our Group’s business development efforts.

The automotive and general industrial equipment industries are highly competitive, and we may be unable to compete successfully with our competitors who have greater resources than we do.

In order for us to have and maintain a competitive edge over our competitors, we will have to do a better job than our competitors do satisfying the criteria that drive our Group’s present and potential customers’ purchase decisions. These criteria include the quality of our products and services, price/cost competitiveness, product performance, reliability and timeliness of delivery, new product and technology development capability, degree of global and regional presence, effectiveness of customer service, and overall management capability. The number and quality of competitors will vary according to the particular industry and geographical market. Additionally, our competitors may have substantially greater revenues, financial resources and market presence such as stronger brand names, consumer recognition, business relationships with manufacturers, and more established geographic presence than we have as we seek to expand into new geographic markets. Our Group may be unable to compete favorably with new or improved competition. This may substantially harm our business, business prospects, and results of operation.

Internationally, we face different market dynamics and competition. We may not be as successful as our competitors in generating revenues in international markets due to the lack of recognition of our brand, products, navigating local regulations, and hiring in new labor markets, among other factors. Developing product recognition overseas is costly and time-consuming. Our Group’s international expansion efforts may be more costly and less profitable than we expect. If we are unable to execute our business expansion successfully in our target markets, our investment in such efforts may not be returned, our overall sales could decrease, our management team may be overstretched in managing these initiatives and our established business could suffer, margins could be negatively impacted and we could lose market share, any of which could materially harm our business, results of operations and profitability.

Our reliance in imported products increases our supply chain risk and foreign currency exposure.

We directly import almost all of the products and components that we sell. Changes to the price or flow of these goods for any reason, such as the availability and cost of raw materials to suppliers, currency fluctuations, shipping and transport availability and cost, civil unrest or acts of war, disruptions in maritime lanes, port labor disputes, economic conditions and instability in the countries in which foreign suppliers are located, the financial instability of suppliers, suppliers’ failure to meet our standards, issues with labor practices of our suppliers or labor problems they may experience (such as strikes, stoppages or slowdowns, which could also increase labor costs during and following the disruption), increased import duties or tariffs, merchandise quality or safety issues, increases in wage rates and taxes, transport security, inflation and other factors relating to the suppliers and the countries in which they are located or from which they import, often are beyond our control and could adversely affect our operations and profitability. In addition, the foreign trade policies, tariffs and other impositions on imported goods, trade sanctions imposed on certain countries, import limitations on certain types of goods or of goods containing certain materials from other countries and other factors relating to foreign trade and port labor agreements are beyond our control. These and other factors, such as the COVID-19 pandemic, affecting our suppliers and our access to products could adversely affect our business and financial performance.

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We may be unable to sustain our past growth or successfully implement our growth strategy, which may have a negative effect on our business, financial condition, or results of operations.

Our sales increased by approximately $8.1 million or 15.7% from approximately $51.4 million for the financial year ended December 31, 2022 to approximately $59.5 million for the financial year ended December 31, 2023 primarily due to the increase from Singapore as a result of lifting of COVID-19 restrictions that resulted in increased cross border business and improved supply chain and access to raw materials. We have seen sales increase for the financial year ended December 31, 2023, however, there is no assurance that this will be sustainable. Our future growth will depend upon various factors, including the reliability of sourcing and timely delivery of the products we sell, as well as strength of our brand image, our ability to continue to produce innovative products, consumer acceptance of our products, competitive conditions in the marketplace, the growth in Asia Pacific, the Middle East (which in turn services downstream customers in African and some European countries) and American markets and, in general, the continued growth of the marine, energy, mining, construction, agricultural, and oil and gas industries into which we sell our products. If we are unable to sustain our past growth or successfully implement our growth strategy, our business, financial condition or results of operations could be negatively affected.

We are a supplier to the marine, energy, mining, construction, agricultural, and oil and gas industries, and our business is dependent in large part on the orders we receive from these customers and from their success.

As a supplier to companies in the marine, energy, mining, construction, agricultural, and oil and gas industries, we are affected by larger macroeconomic trends and developments that affect these industries. Losses in market share individually or a decline in the overall market of our Off-Highway Business customers or the discontinuance by our Off-Highway Business customers of their products could negatively impact our business, financial condition, or results of operations. If any one or more of our Off-Highway Business customers reduce production due to their own reduced demand or changed business, their orders to us for our products would in turn be reduced, which could negatively affect our business, financial condition, or results of operations.

Sales from our top five customers have historically made up a significant portion of our sales and the loss of one or more major customers could have a material adverse effect on our business, financial condition and results of operations.

Our aggregate sales generated from our top five customers were approximately 22.7% and 28.5% of our revenue for the financial years ended December 31, 2023 and 2022, respectively. Our sales to our largest customer amounted to approximately $3.5 million and approximately $5.0 million, representing approximately 6.0% and 9.8% of our revenue for the financial years ended December 31, 2023 and 2022, respectively. Our total sales are significantly affected by the demands of our largest customers due to vigorous price competition in the supply chain, supply chain shortage and disruption, and inflationary cost pressure as our customers will seek to purchase products optimizing for price and timing of delivery. The loss of one or more of our major customers, or a substantial decrease in demand by any of those customers for our products, could have a material adverse effect on our business, results of operations and financial condition.

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Our business is sensitive to economic conditions that impact consumer spending. Our On-Highway and Off-Highway products, and the On-Highway vehicles and Off-Highway industrial heavy equipment into which they are incorporated may be adversely impacted by a variety of changes in the economy.

Our business depends substantially on overall global economic and market conditions. In particular, a majority of the end users of our products currently reside in Asia and the Middle East. These areas are either in the process of recovering from recession or, in some cases, are still struggling with recession, disruption in banking and/or financial systems, economic weakness and socio-political uncertainty. More broadly, as markets we serve contract, both our retail and industrial clients have less discretion to spend on our products.

There could also be various secondary effects resulting from an economic downturn, such as insolvency of our suppliers resulting in product delays, an inability of our distributor and dealer customers to obtain credit to finance purchases of our products, customers delaying payment to us for the purchase of our products due to financial hardship or an increase in bad debt expense. Any of these effects could negatively affect our business, financial condition or results of operations.

Our business may suffer if we are unable to maintain our premium brand image.

Our products are selected by both dealers and distributors in part because of the global premium brand reputation of our business and our products. Our success depends on our ability to maintain and build our brand image. We have focused on building our brand through producing products that we believe are innovative, high in performance and highly reliable. In addition, our brand benefits from marketing programs aimed at retail and wholesale business customers in various media and other channels, such our sponsorship of car racing in Thailand, which we believe should continue and expand for ongoing brand recognition. We need to maintain our position in the automotive and industrial heavy equipment markets by continuing to provide high quality products and services and continuing to invest in marketing efforts such as sponsorships, product innovation, and public relations.

There can be no assurance, however, that we will be able to maintain or enhance the strength of our brand in the future. Our brand could be adversely impacted by, among other things:

●	failure to develop new products that are innovative, high-performance and reliable;

●	product recalls;

●	inconsistent marketing uses of our brand and our other intellectual property assets, as well as failure to protect our intellectual property; and

●	changes in consumer trends and perceptions.

Any adverse impact on our brand could in turn negatively affect our business, financial condition, or results of operations.

Interruptions affecting our supply chain may adversely affect our business.

Our supply chain assets are a critical part of our operations, particularly in light of increasing customer demand for readily available products. We depend on our vendors’ abilities to timely deliver products and on third parties for the operation of certain aspects of our supply chain network. The factors that can adversely these aspects of our operations include, but are not limited to:

●	interruptions to our delivery capabilities;

●	failure of third parties to meet our standards or their commitments to us;

●	hindering our ability to meet our demand for product volumes and timing;

●	increasing transportation costs or other factors that could impact cost, such as having to find more expensive products that are more timely available; and

●	the COVID-19 pandemic and disruptions as a result of efforts to control or mitigate the pandemic (such as facility closures, governmental orders, outbreaks and/or transportation capacity).

Our revenue increased by approximately $8.1 million for the financial year ended December 31, 2023 as compared to the financial year ended December 31 2022, respectively, largely as a result of the lifting of COVID-19 restrictions, which allowed the business commerce to normalize. It is important that we maintain optimal levels of inventory in our distribution centers and retail stores and be able to respond rapidly to shifting customer demands. Any disruption to, or inefficiency in, our supply chain network, whether due to geopolitical conflicts, COVID-19, supplier lapses, or other factors, could affect our revenue and profitability. If we fail to manage these risks effectively, we could experience a material adverse impact to our reputation, revenue and profitability.

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A disruption at our suppliers’ manufacturing facilities would significantly interrupt our ability to meet the demands for our products.

We import the majority of our supplies from the Middle East, the People’s Republic of China, Japan, Europe and the United States. While we seek to diversify the source of our supplies to mitigate any disruption of supplies for our products, such as a fire, or natural disaster from any of our principal suppliers’ manufacturing facilities could significantly interrupt our ability to perform. In case of future disruption, we will have to establish alternative sources for our products. This would require additional capital and time on our part, which we may not be able to obtain on commercially acceptable terms, or at all and are subject to delivery and availability.

Development of an e-commerce line of business may be more costly to build and run and less profitable than anticipated.

We intend to expand our business to provide a 24/7 digital platform for view and purchase of our products. Our ability to successfully launch this business will require us to develop an entirely new sales platform that needs to be user friendly, is able to be easily updated and that interfaces well with our existing inventory and shipping systems. We may not be able to create an effective platform that consumers can use. We also will need to compete effectively on price and usability as compared with other auto parts sales companies with already established e-commerce capabilities and with more sophisticated online sales platforms that have greater resources devoted to sales and development of their websites. If we cannot effectively implement an ecommerce site, our efforts may divert human resources and capital from building our core business to the detriment of our profitability, and our revenues may be reduced, in the short and long term if our e-commerce line of business does not gain traction with customers.

Our substantial level of indebtedness and our current liquidity constraints could adversely affect our financial condition and our ability to service our indebtedness, which could negatively impact your ability to recover your investment in the common stock.

We have a substantial amount of indebtedness. As of June 30, 2024, we had approximately $25.5 million aggregate principal amount of indebtedness outstanding, of which approximately $7.6 million is interest free intracompany debt repayable to Soon Aik. Our indebtedness and the current constraints on our liquidity could have important consequences, including the following:

●	we must use a substantial portion of our cash flow from operations to service our indebtedness, which reduces or will reduce funds available to us for other purposes such as working capital, capital expenditures, other general corporate purposes and potential acquisitions;

●	our ability to refinance such indebtedness or to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes is limited;

●	our leverage may be greater than that of some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in responding to current and changing industry and financial market conditions;

●	there are significant constraints on our ability to generate liquidity through incurring additional debt; and

●	we may be more vulnerable to economic downturn and adverse developments in our business.

Our ability to meet our expenses, to remain in compliance with the terms of our existing debt instruments and to make future principal and interest payments in respect of our debt depends on, among other factors, our operating performance, competitive developments and financial market conditions, all of which are significantly affected by financial, business, economic and other factors. We are not able to control many of these factors. Given current industry and economic conditions, our cash flow may not be sufficient to allow us to pay principal and interest on our debt and meet our other obligations, making it difficult to obtain future financing, or necessitate us restructuring our debt in less favorable terms or going through bankruptcy proceedings, all of which would have negative impacts on our ongoing business or as a going concern and may reduce the value of, or result in total loss of, an equity investment in our Company.

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We may be exposed to product liability.

Any product liability claim against us, and any legal proceedings, arbitration or administrative sanctions or penalties arising therefrom, irrespective of the outcome of the merits of such claims, would adversely affect our business, financial condition, results of operations as well as our corporate image and reputation. Even if we are able to defend against any such claim successfully, there can be no assurance that our customers will not lose confidence in our products as a result of such claim, which may in turn adversely affect our future business. In addition, any product liability claim could result in significant costs and expenses which may or may not be recoverable. We currently only have product liability insurance for our in-house brand product REV-1, and in the event of a product liability claim brought against us for any other product that we manufacture or resell, we would have to bear the full expense of defending the claim and any payment to the plaintiffs upon settlement or an adverse judgment.

We are exposed to risks in respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions and other uncontrollable events.

Unforeseeable circumstances and other factors such as power outages, labor disputes, adverse weather conditions or other catastrophes, epidemics or outbreaks of communicable diseases such as COVID-19, Severe Acute Respiratory Syndrome (“SARS”), Middle East Respiratory Syndrome (“MERS”), Ebola or other contagious diseases, may disrupt our operations and cause loss and damage to our storage facilities and processing facilities, and acts of war, terrorist attacks or other acts of violence may further materially and adversely affect the global financial markets and consumer confidence. Our business may also be affected by macroeconomic factors in the countries in which we operate, such as general economic conditions, market sentiment, social and political unrest, and regulatory, fiscal, and other governmental policies, all of which are beyond our control. Any such events may cause damage or disruption to our business, markets, customers, and suppliers, any of which may materially and adversely affect our business, financial condition, results of operations and prospects.

Our business and operations may be materially and adversely affected in the event of a re-occurrence or a prolonged global pandemic outbreak of COVID-19.

If the development of the COVID-19 outbreak becomes more severe or if our customers and suppliers are forced to close down their businesses after prolonged disruptions to their operations, we may experience a delay or shortage of supplies and/or services by our suppliers, or termination of our orders and contracts by our customers. In addition, if any of our employees are suspected of having contracted COVID-19, some or all of our employees may be quarantined thus causing a shortage of labor and we will be required to disinfect our workplace and our production and processing facilities. In such event, our operations may be severely disrupted, which may have a material and adverse effect on our business, financial condition, and results of operations.

We may be affected by adverse changes in the political, economic, regulatory, or social conditions in the countries in which we and our customers and suppliers operate or into which we intend to expand.

We and our customers and suppliers are governed by the laws, regulations, and government policies in each of the countries in which we and our customers and suppliers operate or into which we intend to expand our business and operations, such as Singapore, the Middle East, Africa, and Asia Pacific. Our business and future growth are dependent on the political, economic, regulatory, and social conditions in these countries, which are beyond our control. Any economic downturn, changes in policies, currency and interest rate fluctuations, capital controls or capital restrictions, labor laws, changes in environmental protection laws and regulations, duties and taxation and limitations on imports and exports in these countries may materially and adversely affect our business, financial condition, results of operations and prospects.

If demand for our products slows, then our business may be materially and adversely affected.

Demand for the products we sell may be affected by a number of factors we cannot control, including rising energy prices, which may cause customers to drive less and automotive advances, such as the increasing demand for electric vehicles, can result in cars needing replacement parts less frequently. Such factors could result in a decline in the demand for our products, which could adversely affect our business and overall financial condition.

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If our electronic data is compromised our business could be significantly harmed.

We and our business partners maintain data electronically in locations around the world, and, accordingly, we face cybersecurity risks. This data relates to many aspects of our business, and also contains certain customer, consumer, supplier, partner and employee data. We maintain systems and processes designed to protect this data, but notwithstanding such protective measures, there is a risk of intrusion, cyber-attacks or tampering that could compromise the integrity and privacy of this data. Any compromise of the confidential data of our customers, consumers, suppliers, partners, employees or ourselves, or failure to prevent or mitigate the loss of or damage to this data through breach of our information technology systems or other means could substantially disrupt our operations, harm our customers, consumers, employees and other business partners, damage our reputation, violate applicable laws and regulations, subject us to potentially significant costs and liabilities and result in a loss of business that could be material.

Risks Related to Our Securities

An active trading market for our Ordinary Shares may not be established or, if established, may not continue and the trading price for our Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for our Ordinary Shares will be established. If an active public market for our Ordinary Shares does not occur following the IPO, the market price and liquidity of our shares may be materially and adversely affected. The public offering price for our shares in the IPO was determined by negotiation between us and the underwriter based upon several factors, and we can provide no assurance that the trading price of our shares after the IPO will not decline below the public offering price. As a result, investors in our shares may experience a significant decrease in the value of their shares.

We may not maintain the listing of our Ordinary Shares on the Nasdaq Capital Market which could limit investors’ ability to make transactions in our Ordinary Shares and subject us to additional trading restrictions.

Our Ordinary Shares are listed on the Nasdaq Capital Market; however, in order to continue listing our shares on the Nasdaq Capital Market, we must maintain certain financial and share price levels and we may be unable to meet these requirements in the future. We cannot assure you that our shares will continue to be listed on the Nasdaq Capital Market in the future.

If the Nasdaq Capital Market delists our Ordinary Shares and we are unable to list our shares on another national securities exchange, we expect our shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Ordinary Shares;

●	reduced liquidity for our Ordinary Shares;

●	a determination that our Ordinary Shares are “penny stock,” which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

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As long as our Ordinary Shares are listed on the Nasdaq Capital Market, U.S. federal law prevents or preempts the states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on the Nasdaq Capital Market, we would be subject to regulations in each state in which we offer our shares.

The trading price of our Ordinary Shares may be volatile, which could result in substantial losses to investors.

The trading price of our Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, such as the performance and fluctuation of the market prices of other companies with business operations located mainly in Singapore that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for factors specific to our own operations, including the following:

●	fluctuations in our revenues, earnings and cash flow;

●	changes in financial estimates by securities analysts;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in significant and sudden changes in the volume and price at which our shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Ordinary Shares, the market price for our Ordinary Shares and trading volume could decline.

The trading market for our shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

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The sale or availability for sale of substantial amounts of our Ordinary Shares, including the Ordinary Shares held by our Resale Shareholders that are being registered concurrently for resale in this prospectus, could adversely affect their market price.

Sales of substantial amounts of our Ordinary Shares in the public market after the completion of the IPO and from the sale of shares offered by Resale Shareholders through this prospectus, or the perception that these sales could occur, could adversely affect the market price of our shares and could materially impair our ability to raise capital through equity offerings in the future. Prior to the sale of our shares in the IPO, we had 9,000,000 Ordinary Shares outstanding. The Ordinary Shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, and Ordinary Shares held by the Resale Shareholders may also be sold in the public market subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the Resale Shareholders shares are not subject to lock-up agreements. There will be 9,875,000 Ordinary Shares outstanding immediately after this offering. In connection with the IPO, our Directors and Executive Officers named in the section “Management,” have agreed not to sell any shares until 180 days after the date of this prospectus without the prior written consent of the representative of the underwriters, subject to certain exceptions, unless the underwriters release these securities from these restrictions. Because the securities held by our Resale Shareholders are not subject to similar lock-up restrictions, once the shares in the IPO are sold, the Resale Shareholders may freely sell their shares in the open market subject to the restrictions in Rule 144 and Rule 701 under the Securities Act. The Resale Shareholders may be willing to accept a lower sales price than the price investors pay in the IPO, which could substantially lower the market price of our Ordinary Shares. We cannot predict what effect, if any, market sales of securities held by the Resale Shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our shares.

Short selling may drive down the market price of our Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves, and the market price of our Ordinary Shares may decrease. While we would strongly defend against any such short seller attacks, we may be constrained in how to proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment.

We currently intend to retain our available funds and any future earnings from the IPO to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income. Our board of Directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Even if our board of Directors decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors as determined by our board of Directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after the IPO or even maintain the price at which you purchased our shares. You may not realize a return on your investment in our shares and you may even lose your entire investment.

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The trading price of our Ordinary Shares may be subject to rapid and substantial volatility, which could make it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares and result in substantial losses to investors.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

The trading price of our Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control and for reasons that are unrelated to our actual or expected performance. In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares.

In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for factors specific to our own operations, including the following:

●	fluctuations in our revenues, earnings and cash flow;

●	changes in financial estimates by securities analysts;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our issued and outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in significant and sudden changes in the volume and price at which our shares will trade.

In the event of market volatility, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

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If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

We are a non-U.S. corporation and, as such, we will be classified as a passive foreign investment company, which is known as a PFIC, and we will be so classified if, for any taxable year, either

●	At least 75.0% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year that produce passive income or that are held for the production of passive income is at least 50.0%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

It is possible that, for our current taxable year or for any subsequent year, more than 50.0% of our assets may be assets which produce passive income. We will make this determination following the end of any tax year. We treat our affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro-rata share of the gross income and assets of any entity in which it is considered to own at least 25.0% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Material Tax Considerations — Passive Foreign Investment Company Considerations.”

Our controlling shareholders have substantial influence over the Company. Their interests may not be aligned with the interests of our other shareholders, and it could prevent or cause a change of control or other transactions.

Prior to the IPO, CE Neo, Jimmy Neo, Edward Neo, and CK Neo collectively, beneficially owned an aggregate of 95.1% of our issued and outstanding Ordinary Shares. Upon completion of the IPO, they indirectly beneficially own approximately 86.67% of our issued and outstanding Ordinary Shares.

Accordingly, our controlling shareholders could control the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of Directors and other significant corporate actions, including the power to prevent or cause a change in control. The interests of our largest shareholders may differ from the interests of our other shareholders. Without the consent of our controlling shareholders, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

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As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq Capital Market corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq Capital Market corporate governance listing standards.

As a foreign private issuer that has applied to list our Ordinary Shares on the Nasdaq Capital Market, we may rely on a provision in the Nasdaq Capital Market corporate governance listing standards that allows us to follow Cayman Islands law regarding certain aspects of corporate governance. While we do not currently intend to rely on home country practices, if we were to do so in the future, this would allow us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the Nasdaq Capital Market.

For example, we would be exempt from Nasdaq Capital Market regulations that require a listed U.S. company to:

●	have a majority of the board of directors consist of independent directors;

●	require non-management directors to meet on a regular basis without management present;

●	maintain director independence requirements of our compensation, nomination, and audit committees; and

●	seek shareholder approval for the implementation of certain equity compensation plans and dilutive issuances of Ordinary Shares, such as transactions, involving the sale of 20.0% or more of our Ordinary Shares for less than the greater of book or market value of the shares.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under Nasdaq Capital Market’s rules for domestic U.S. issuers, provided that we disclose any significant ways in which our corporate governance practices differ from those followed by domestic companies under Nasdaq Capital Market listing standards. See “Management –– Foreign Private Issuer Status” for more information. In the event we elected to rely on the corporate governance exemptions available to foreign private issuers under Nasdaq Capital Market rules, you would not have the same protection afforded to shareholders of companies that are subject to all of Nasdaq Capital Market’s corporate governance requirements.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our Memorandum and Amended and Restated Articles of Association, the Companies Act (as revised) and the common law of the Cayman Islands. The rights of shareholders to take action against our Directors and us, actions by minority shareholders and the fiduciary duties of our Directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which are generally of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our Directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States and provide significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits provided that certain conditions are met.

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Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association) or to obtain copies of lists of shareholders of these companies. The Amended and Restated Articles of Association have provisions that provide our Shareholders the right to inspect the register of members without charge, and to receive the annual audited financial statements of our Company. Subject to the foregoing, our Directors are not otherwise required under our Memorandum and Amended and Restated Articles of Association to make our corporate records available for inspection by our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as U.S. states. Currently, we do not intend to rely on home country practice with respect to any corporate governance matter. If we were to do so in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of Directors or controlling shareholders than they would as shareholders of a company incorporated in a U.S. state. For a discussion of significant differences between the provisions of the Companies Act (as revised) and the laws applicable to companies incorporated in a U.S. state and their shareholders, see “Certain Cayman Islands Company Considerations — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, all of our current Directors and Executive Officers are nationals and residents of countries other than the United States and substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against our assets or the assets of our Directors and Executive Officers. For more information regarding the relevant laws of the Cayman Islands, see “Enforceability of Civil Liabilities.” As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against us or our Directors, Executive Officers or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “Emerging Growth Company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an Emerging Growth Company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

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The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have early adopted certain new and revised accounting standards based on transition guidance permitted under such standards. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each financial year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on September 30, 2024. In the future, we would lose our foreign private issuer status if (1) more than 50.0% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our Directors or Executive Officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid the loss of foreign private issuer status. If we lose our foreign private issuer status, we would be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We would also have to comply with U.S. federal proxy requirements, and our Directors, Executive Officers and 10.0% shareholders would become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq Capital Market. As a U.S. listed public company that is not a foreign private issuer, we would incur significant additional legal, accounting, and other expenses that we would not incur as a foreign private issuer.

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Risks Related to this Offering

We will incur significantly increased costs and devote substantial management time as a result of the listing of our Ordinary Shares on the Nasdaq Capital Market.

We will incur additional legal, accounting, and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we are required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq Capital Market rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

You must rely on the judgment of our management as to the uses of the net proceeds from the IPO, and such uses may not produce income or increase our share price.

We plan to use the net proceeds of the IPO primarily to expand our product offerings, digitize and update our internal software systems, increase our business development and marketing capabilities, explore M&A opportunities, particularly in the life science sector, repay interest free intracompany obligations made to us by our controlling shareholder, and explore expansion of offerings to include warranty and repair and maintenance service. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us in the IPO. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from the IPO may be placed in investments that do not produce income or that lose value.

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The price of the Ordinary Shares in the IPO was arbitrarily determined and should not be used by an investor to reflect the fair market value of the Ordinary Shares.

The offering price for our Ordinary Shares in the IPO was arbitrarily determined by the Company in its negotiations with the underwriters of the IPO and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. There can be no assurance that, even if a public trading market develops for the Company’s securities, the Ordinary Shares will attain market values commensurate with the Offering Price.

Recent statements by the SEC and the PCAOB and proposed rule changes submitted by Nasdaq Capital Market call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, which could add uncertainties to our offering.

Recently, the PCAOB and the SEC staff have released statements highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets. The statements emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers and higher risks of fraud in emerging markets. Nasdaq Capital Market has filed three proposals with the SEC to: (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt new requirements relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors. Although our auditor is registered with the PCAOB, and although we do not believe that Singapore will be deemed a “Restrictive Market,” there can be no assurance that Nasdaq Capital Market, the SEC, or the PCAOB will not impose heightened regulations regarding our audits or listing. Any such developments would add uncertainties to our offering and may result in prohibitions on the trading of our ordinary shares on the Nasdaq Capital Market if we or our auditors fail to comply with these requirements and may adversely impact the pricing and/or trading of our ordinary shares.

ENFORCEABILITY OF CIVIL LIABILITIES

Our company is an exempted company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the U.S. federal courts.

Our current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our operations and current assets being located in Singapore. Our Directors and Executive Officers and the auditors of our Company all currently reside outside the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or any such persons, or to enforce in the United States any judgment obtained in the U.S. courts against us or any of such persons, including judgments based upon the civil liability provisions of the U.S. securities laws or any U.S. state or territory.

We have appointed Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our Directors or Executive Officers that are predicated upon the civil liability provisions of the U.S. securities laws or any U.S. state, or (ii) entertain original actions brought in the Cayman Islands against us or our Directors or Executive Officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

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We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Singapore

There is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States will be recognized or enforced by the Singapore courts, and there is doubt as to whether the Singapore courts will enter judgments in original actions brought in the Singapore courts based solely on the civil liability provisions of these securities laws. A final and conclusive judgment in the federal or state courts of the United States under which a fixed or ascertainable sum of money is payable may generally be enforced as a debt in the Singapore courts under the common law as long as it is established that the Singapore courts have jurisdiction over the judgment debtor. However, the Singapore courts are unlikely to enforce a foreign judgment if (a) the foreign judgment is inconsistent with a prior local judgment that is binding on the same parties, (b) the enforcement of the foreign judgment would contravene the public policy of Singapore, (c) the proceedings in which the foreign judgment was obtained were contrary to principles of natural justice, (d) the foreign judgment was obtained by fraud, or (e) the enforcement of the foreign judgment amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law. Further the process of ascertaining a local judgment would likely be costly and time consuming.

In particular, the Singapore courts may potentially not allow the enforcement of any foreign judgment for a sum payable in respect of taxes, fines, penalties, or other similar charges, including the judgments of courts in the United States based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States. In respect of civil liability provisions of the United States federal and state securities laws that permit punitive damages against us and our Directors or Executive Officers, we are unaware of any decision by the Singapore courts that has considered the specific issue of whether a judgment of a United States court based on such civil liability provisions of the securities laws of the United States or any state or territory of the United States is enforceable in Singapore.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Ordinary Shares held by the Resale Shareholders named in this prospectus.

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DIVIDENDS AND DIVIDEND POLICY

While we currently have no plans to distribute dividends, in the event we consider distributing a dividend in the future, our board of Directors would take into account, among other things, the following factors when deciding to propose a dividend and the dividend amount: (a) operating and financial results; (b) cash flow situation; (c) business conditions and strategies; (d) future operations and earnings; (e) taxation considerations; (f) interim dividend paid, if any; (g) capital requirement and expenditure plans; (h) interests of shareholders; (i) statutory and regulatory restrictions; (j) any restrictions on payment of dividends; and (k) any other factors that our board may consider relevant. The payment of dividends is also subject to the restrictions imposed by the Companies Act (as revised) and our Amended and Restated Articles of Association as well as any other applicable laws. Currently, we do not have any predetermined dividend distribution ratio.

Even if our board of Directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of Directors may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Ordinary Shares.

There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of our significant subsidiaries that would affect the payment or remittance of dividends.

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SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary consolidated financial data as of December 31, 2023 and 2022 and for the financial years ended December 31, 2023 and 2022 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future period.

You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have also derived the financial data for the financial years ended December 31, 2023 and 2022 from our audited financial statements included in this prospectus.

Results of Operations Data

	Financial Years ended December 31,
	2023		2022
	S$’000	$’000	S$’000	$’000

Revenues	79,961	59,521	70,958	51,445
Net income	2,188	1,629	2,106	1,527

Basic and diluted net income per Ordinary Share	0.24	0.18	0.18	0.17
Weighted average number of Ordinary Shares outstanding (’000)	9,000	9,000	9,000	9,000

(1)	Calculated at the rate of $1.00 = S$1.3434 as relates to December 31, 2023 and S$1.3793 as relates to December 31, 2022, as set forth as the Company’s internal exchange rate.

Balance Sheet Data:

	Financial Years ended December 31,
	2023		2022
	S$’000	$’000	S$’000	$’000

Cash and cash equivalents	909	690	1,238	919
Working capital	4,262	3,233	3,683	2,735
Total assets	51,480	39,056	54,321	40,333
Total liabilities	47,458	36,005	52,502	38,982
Total shareholders’ equity	3,812	2,891	1,716	1,274
Non-controlling interest	210	160	103	77

(1)	Calculated at the rate of US$1.00 = S$1.3181 as relates to December 31, 2023 and S$1.3468 as relates to December 31, 2022, as set forth as the Company’s internal exchange rate.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

SAG Holdings Limited is a holding company incorporated as an exempted company under the laws of the Cayman Islands. As a holding company with no material direct operations of our own, we conduct our operations as On-Highway Business and Off-Highway Business through our operating subsidiaries in Singapore and Malaysia. We have over 40 years of experience in supplying genuine and aftermarket parts in the automotive sector through our On-Highway Business. Over the years, we have extended our reach to supply our products to the industrial sector through our Off-Highway Business for applications in the marine, energy, mining, construction, agricultural, and oil and gas industries. Our On-Highway customers are mainly resellers such as distributors and dealers of automotive parts, retailers, workshops, end-users, and fleet owners, and our Off-Highway customers are distributors and dealers of industrial parts that are resold to workshops, industrial manufacturing facilities, shipyards, and heavy-duty transport fleet owners.

For the financial years ended December 31, 2023 and 2022, our net revenue amounted to approximately $59.5 million and approximately $51.4 million, respectively, of which On-Highway Business accounted for approximately $26.8 million for the financial year ended December 31, 2023 and approximately $24.3 million for the financial year ended December 31, 2022, Off-Highway Business accounted for approximately $32.6 million for the financial year ended December 31, 2023 and approximately $27.0 million for the financial year ended December 31, 2022, and services (in the form of shipping charges) accounted for approximately $0.1 million for the financial year ended December 31, 2023 and approximately $0.1 million for the financial year ended December 31, 2022.

Key Factors Affecting the Results of Our Group’s Operations

Our financial condition and results of operations have been and will continue to be affected by a number of factors, many of which may be beyond our control, including those factors set out in the section headed “Risk Factors” in this prospectus and those set out below.

-

Demand from our major customer groups – Our aggregate sales generated from our top five customers were approximately 22.7% and 28.5% of our revenue for the financial years ended December 31, 2023 and 2022, respectively.

In particular, our sales to our largest customer amounted to approximately $3.5 million and approximately $5.0 million, representing approximately 6.0% and 9.8% of our revenue for the financial years ended December 31, 2023 and 2022, respectively.

Accordingly, our sales are significantly affected by the demands of our largest customer due to vigorous price competition in the supply chain, supply chain shortage and disruption, and inflationary cost pressure as our customers will seek to purchase products optimizing price and timing of delivery.

-

Fluctuations in the cost of our revenues – Finished goods are the largest part of our cost of revenue, representing approximately 81.7% and 82.0% of our total cost of revenues for the financial years ended December 31, 2023 and 2022, respectively.

Prices of finished goods are subject to the suppliers’ price adjustments, and thereby change from time to time due to the changes in the price of raw materials, labor and production costs that our suppliers reflect in our purchase price. Fluctuation in the price, availability and quality of the finished goods that our suppliers use to manufacture our key components, as well as the cost of labor and transportation impact the price of our finished goods, and ultimately, the price of the finished goods that we sell. We may be unable to pass all or any of these higher costs on to our customers, which could have a material adverse effect on our profitability.

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The prices at which we purchase such finished goods are determined principally by market forces such as the relevant supply and demand of such finished goods, as well as our bargaining power with our suppliers.

During the financial years ended December 31, 2023 and 2022, the majority of our finished goods were commonly available from the market, but our cost of procurement increased significantly due to the inflationary cost pressure, increased material cost, labor shortages, trade restriction, supply chain delay and disruption during the COVID-19 pandemic. We are exploring how to diversify our procurement networks to lower purchasing prices, such as through the consolidation of customer orders to negotiate better pricing. We expect continued fluctuations in the cost of finished goods to affect our margins.

All of the finished goods we procure, including spare-parts and key components, are sourced directly from various regional suppliers spanning from Asia to the Middle East in an effort to ensure availability and adequate supply, as well as to optimize efficient delivery to our customers.

-	Financial impact of COVID-19 – The COVID-19 pandemic caused general business disruptions in Singapore and the rest of the world, particularly in financial year 2021. We experienced delays in the collection of our products due to the increased occurrence of bank remittances, as we do not release products in certain circumstances until we receive a partial deposit or full payment, depending on the customer, and payments from customers in emerging markets were delayed because of the additional time required to remit payment in USD. Additionally, due to measures such as travel restrictions, and lockdowns of logistics facilities, there were also experiences of longer delivery times. Additionally, we experienced an increase in freight and handling costs.

We have been and are continuing to closely monitor the impact of COVID-19 on our business and operations. The pandemic and related actions taken by governments to limit its spread in the future could cause a temporary closure of our operational facilities, interrupt our fulfillment or logistics systems, or severely impact the behavior and operations of our customers and suppliers.

On the onset of the COVID-19 pandemic, we developed and implemented robust COVID operating protocols, while taking the appropriate steps to protect our financial stability. We experienced a reduction of margins due to our suppliers’ increase in prices, the increase in freight and handling costs, and the increase in operational costs due to manpower restrictions in the workplace (such as the increase in costs for the provision of information technology (the “IT”) infrastructure to facilitate work-from-home arrangements or the general decrease in productivity due to physical segregation of teams). However, despite challenges presented by the COVID-19 pandemic, we have remained committed to our mission and customers, and have witnessed substantial momentum as our response to the pandemic has been implemented and certain restrictions eased.

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Description and Analysis of Principal Components of Our Results of Operations

The following discussion is based on our Group’s historical results of operations and may not be indicative of our Group’s future operating performance.

Comparison of results for the financial years ended December 31, 2023 and 2022

Revenue

As set forth in the following table, during the financial years ended December 31, 2023 and 2022, our revenue was derived from the sale of products in our On-Highway Business serving the automotive sector, our Off-Highway Business serving the industrial sector, and in the provision of services (in the form of shipping charges):

	Financial Years Ended December 31,
	2023		2022
	$’000%		$’000%

Sale of automotive and industrial spare parts
On-Highway	26,830	45.1	24,304	47.2
Off-Highway	32,621	54.8	26,994	52.5
Services (shipping charges)	70	0.1	147	0.3

Total	59,521	100.0	51,445	100.0

Our total revenue increased by approximately $8.1 million or 15.7% to approximately $59.5 million for the financial year ended December 31, 2023 from approximately $51.4 million for the financial year ended December 31, 2022. Such increase was mainly attributable to the increase in Singapore and other countries of approximately $9.0 million as a result of the increase in demand from the customers.

The total revenue for our On-Highway Business increased by approximately $2.5 million to approximately $26.8 million for the financial year ended December 31, 2023 from approximately $24.3 million for the financial year ended December 31, 2022. Such increase was mainly attributable to the increase in Singapore of approximately $1.9 million as a result of the increase in local demand.

The total revenue for our Off-Highway Business increased by approximately $5.6 million to approximately $32.6 million for the financial year ended December 31, 2023 from approximately $27.0 million for the financial year ended December 31, 2022. Such increase was mainly attributable to the increase in Singapore and other countries of approximately $6.7 million as a result of the increase in demand from the customers.

For the financial years ended December 31, 2023 and 2022, our net income was approximately $1.6 million and approximately $1.5 million, respectively.

For the financial years ended December 31, 2023 and 2022, approximately 43.5% and approximately 36.6% of our total revenue, respectively, was generated from customers located in Singapore and approximately 9.8% and approximately 13.1% of our total revenue, respectively, was generated from customers located in the Middle East. For the same financial years, our revenue generated from customers located in other countries accounted for approximately 46.7% and approximately 50.3% of our total revenue, respectively.

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Revenue by geographical locations

During the financial years ended December 31, 2023 and 2022, the customers for our On-Highway Business products and Off-Highway Business products were mainly located in Singapore and other countries. The following table sets out a breakdown of our revenue by geographic location of our customers for the financial years ended December 31, 2023 and 2022:

	Financial Years Ended December 31,
	2023		2022
	$’000%		$’000%

Singapore
On-Highway	10,598	17.8	8,732	17.0
Off-Highway	15,315	25.7	10,095	19.6

Total	25,913	43.5	18,827	36.6

	Financial Years Ended December 31,
	2023		2022
	$’000%		$’000%

Middle East
On-Highway	4,442	7.5	4,293	8.3
Off-Highway	1,385	2.3	2,456	4.8

Total	5,827	9.8	6,749	13.1

	Financial Years Ended December 31,
	2023		2022
	$’000%		$’000%

Other Countries(1), individually less than 10%
On-Highway	11,790	19.8	11,279	21.9
Off-Highway	15,921	26.8	14,443	28.1
Services (shipping charges)	70	0.1	147	0.3

Total	27,781	46.7	25,869	50.3

(1)	“Other Countries” means Malaysia, Indonesia, Thailand, Hong Kong, Taiwan, Vietnam, Philippines, South Korea, Japan, Australia, India, Pakistan, Sri Lanka, African and Latin America.

Singapore

The revenue in Singapore increased by approximately $7.1 million for the financial year ended December 31, 2023, as compared to the corresponding year ended December 31, 2022, which was primarily attributable to the increase in demand from the local customers.

The revenue for our On-Highway Business increased by approximately $1.9 million for the financial year ended December 31, 2023, as compared to the corresponding year ended December 31, 2022, which was primarily attributable to the increase in demand from the local customers.

The revenue for our Off-Highway Business increased by approximately $5.2 million for the financial year ended December 31, 2023, as compared to the corresponding year ended December 31, 2022, which was primarily attributable to the increase in demand from the local customers.

Middle East

The decrease in revenue in the Middle East by approximately $1.0 million to approximately $5.8 million for the financial year ended December 31, 2023, as compared to the corresponding year ended December 31, 2022, was primarily attributable to a decrease in demand from customers for Off-Highway Business by approximately $1.1 million.

The revenue for our On-Highway Business increased by approximately $0.1 million for the financial year ended December 31, 2023, as compared to the corresponding year ended December 31, 2022, which was primarily attributable to the slight increase sale orders by our customers.

The revenue for our Off-Highway Business decreased by approximately $1.1 million for the financial year ended December 31, 2023, as compared to the corresponding year ended December 31, 2022, which was primarily attributable to a decrease in demand from customers.

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Other Countries

Revenues from other countries increased by approximately $1.9 million, primarily due to a rise in demand from new and recurring customers among various countries.

The revenue for our On-Highway Business decreased by approximately $0.5 million for the financial year ended December 31, 2023, as compared to the corresponding year ended December 31, 2022, which was primarily attributable to a decrease in demand from our customers in Malaysia, Indonesia, Thailand, Vietnam, Philippines, Japan, Australia, Pakistan, Sri Lanka, African and Latin America.

The revenue for our Off-Highway Business increased by approximately $1.5 million for the financial year ended December 31, 2023, as compared to the corresponding year ended December 31, 2022, which was primarily attributable to the increase in demand from our customers in Malaysia, Indonesia, Hong Kong, Taiwan, South Korea, Australia and India.

Service revenue decreased by approximately $0.1 million for the financial year ended December 31, 2023, as compared to the corresponding year ended December 31, 2022.

Cost of revenues

During the financial years ended December 31, 2023 and 2022, our cost of revenues was mainly comprised of purchasing finished products for resale. For the financial years ended December 31, 2023 and 2022, our cost of revenues increased by approximately $6.4 million, or 15.3%, from approximately $42.2 million in 2022 to approximately $48.6 million in 2023. This increase was primarily attributable to sales in our Off-Highway Business of approximately $4.6 million as a result of an easing of restrictions that were implemented during the COVID-19 pandemic.

	Financial Years Ended December 31,
	2023		2022
	$’000%		$’000%

On-Highway	21,593	44.4	19,718	46.8
Off-Highway	27,018	55.6	22,447	53.2

Total	48,611	100.0	42,165	100.0

Gross profit and gross profit margin

The table below sets forth our Group’s gross profit and gross profit margin by business sector during the financial years ended December 31, 2023 and 2022:

	Financial Years Ended December 31,
	2023		2022
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
	$’000%		$’000%

On-Highway	5,237	19.5	4,586	18.9
Off-Highway	5,603	17.2	4,547	16.8
Services (shipping charges)	70	100.0	147	100.0

Total	10,910	18.3	9,280	18.0

Our total gross profit amounted to approximately $10.9 million and approximately $9.3 million for the financial years ended December 31, 2023 and 2022, respectively. Our overall gross profit margins were approximately 18.3% and approximately 18.0% for the financial years ended December 31, 2023 and 2022, respectively. Our total gross profit remained stable for the financial years ended December 31, 2023 and 2022, respectively.

Selling and distribution expenses

Our selling and distribution expenses mainly included promotion and marketing expenses and transportation expenses for inbound and outbound shipments. The following table sets forth the breakdown of our selling and distribution expenses for the financial years ended December 31, 2023 and 2022:

	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Promotion and marketing expenses	701	622
Transportation expenses	722	1,070

Total	1,423	1,692

Our selling and distribution expenses amounted to approximately $1.4 million and approximately $1.7 million for the financial years ended December 31, 2023 and 2022, respectively.

The decrease in selling and distribution expenses by approximately $0.3 million or 15.9%, for the financial year ended December 31, 2023, as compared to the financial year ended December 31, 2022, was primarily attributable a reduction in freight and forwarding costs as a result of approximately $0.5 million.

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Administrative expenses

The following table sets forth the breakdown of our administrative expenses for the financial years ended December 31, 2023 and 2022:

	Financial Years Ended December 31,
	2023		2022
	$’000%		$’000%

Staff costs	4,585	65.9	3,975	66.5
Depreciation	470	6.8	256	4.3
Property and related expenses	561	8.1	560	9.4
Miscellaneous expenses	1,105	15.9	1,055	17.6
Legal and professional fees	224	3.2	122	2.0
Office supplies and upkeep expenses	14	0.1	10	0.2

Total	6,958	100.0	5,978	100.0

Our administrative expenses increased by approximately $1.0 million or 16.4% to approximately $7.0 million for the financial year ended December 31, 2023 from approximately $6.0 million for the financial year ended December 31, 2022, respectively.

Staff costs mainly represented the salaries, employee benefits and retirement benefit costs to our employees and directors’ remuneration. Staff costs increased by approximately $0.6 million or 15.3% to approximately $4.6 million for the financial year ended December 31, 2023 from approximately $4.0 million for the financial year ended December 31, 2022, respectively.

Depreciation expense is charged on our property, plant and equipment which included (i) leasehold buildings, (ii) right-of-use assets, (iii) plant and machinery, and (iv) furniture and fittings.

Property and related expenses mainly represented property tax and related expenses in Singapore.

Miscellaneous expenses were mainly comprised of insurance expenses, office supplies, legal and professional fees, charitable donations, and other miscellaneous expenses. The miscellaneous expenses of our Group increased by approximately $0.05 million or 4.7% to approximately $1.1 million for the financial year ended December 31, 2023 from approximately $1.1 million for the financial year ended December 31, 2022, respectively

Other (Expense) Income, Net

The following table sets forth the breakdown of our other (expense) income for the financial years ended December 31, 2023 and 2022:

	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Interest income	2	2
Interest expense	(1,033)	(634)
Government grant	112	79
Foreign exchange gain, net	151	586
Other income	144	209

Total (expenses) income	(624)	242

Interest expenses were approximately $1.0 million in 2023 and approximately $0.6 million in 2022, respectively, from our bank loans and financing facilities. For more details of our bank borrowings, please see the paragraph headed “Bank Indebtedness” in this section.

We reported net foreign exchange gain approximately $0.2 million in 2023 and approximately $0.6 million in 2022, respectively.

Income Tax Expenses

During the financial years ended December 31, 2023 and 2022, our income tax expense was comprised of our current tax expense and deferred tax for the year.

For the financial year ended December 31, 2023, our income tax was approximately $0.3 million and our effective tax rate was approximately 15.3% due to the increase was generally in line with the increase in our profit for the financial year.

For the financial year ended December 31, 2022, our income tax was approximately $0.3 million and our effective tax rate was approximately 17.5% due to decreased non-deductible expenses. Such income tax decrease was generally in line with the increase in our profit for the financial year.

Net Income

As a result of the foregoing, our net income came at approximately $1.6 million and approximately $1.5 million for the financial years ended December 31, 2023 and 2022, respectively.

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Liquidity and Capital Resources

Our liquidity and working capital requirements primarily related to our operating expenses. Historically, we have met our working capital and other liquidity requirements primarily through a combination of cash generated from our operations and loans from banking facilities. Going forward, we expect to fund our working capital and other liquidity requirements from various sources, including cash generated from our operations, loans from banking facilities, the net proceeds from the IPO and other equity and debt financings as and when appropriate.

Cash flows

The following table summarizes our cash flows for the financial years ended December 31, 2023 and 2022:

	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Cash and cash equivalents as at beginning of the year	1,287	1,457

Net cash provided by (used in) operating activities	3,965	(2,056)
Net cash used in investing activities	(455)	(283)
Net cash (used in) provided by financing activities	(3,898)	2,139
Effect on exchange rate change on cash and cash equivalents, and restricted cash	88	30

Net change in cash and cash equivalents, and restricted cash	(300)	(170)

Cash and cash equivalents as at end of the year	987	1,287

Cash flows from operating activities

For the financial year ended December 31, 2023, our net cash used in operating activities was approximately $4.0 million, which primarily consisted of our net income of approximately $1.6 million, adding back (i) the non-cash depreciation of property, plant and equipment and right-of-use assets of approximately $0.5 million, (ii) provision for impairment of inventories and doubtful debts of approximately $0.5 million, (iii) decrease in accounts receivable of approximately $1.8 million, and (iv) the decrease in deposits, prepayments and other receivables of approximately $0.4 million, and was partially offset by (a) the decrease in accounts and other payables, contract liabilities and provision of approximately $0.7 million, and (b) the decrease in balances with related parties of approximately $0.1 million.

For the financial year ended December 31, 2022, our net cash used in operating activities was approximately $2.1 million, which primarily consisted of our net income of approximately $1.5 million, adding back (i) the non-cash depreciation of property, plant and equipment and right-of-use assets of approximately $0.3 million, (ii) increase in accounts and other payables, contract liabilities and provision of approximately $4.3 million, (iii) allowance for trade debtors of approximately $0.2 million, and (iv) tax refund of approximately $0.3 million, and was partially offset by (a) the increase in accounts receivable of approximately $4.1 million, (b) the increase in inventories of approximately $3.5 million, and (c) the increase in deposits, prepayments and other receivables of approximately $1.1 million.

Cash flows from investing activities

For the financial year ended December 31, 2023, our net cash used in investing activities was approximately $0.5 million, primarily consisting of the purchase of property, plant and equipment of approximately $0.5 million.

For the financial year ended December 31, 2022, our net cash used in investing activities was approximately $0.3 million, primarily consisting of the purchase of property, plant and equipment of approximately $0.3 million.

Cash flows from financing activities

Our cash flows used in financing activities primarily consists of interest paid, proceeds from loans, repayment of loans, payment for interest portion of lease liabilities and payment for capital portion of lease liabilities.

For the financial year ended December 31, 2023, our net cash provided by financing activities was approximately $3.9 million, which mainly consisted of the repayment of bank loans of approximately $1.3 million, lease liabilities of approximately $0.2 million and the dividend payment to the ultimate holding company of $2.4 million.

For the financial year ended December 31, 2022, our net cash provided by financing activities was approximately $2.1 million, which mainly consisted of proceeds from bank loans of approximately $2.3 million, and offset from repayment of lease liabilities of approximately $0.2 million.

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Accounts receivable, net

Our net accounts receivable decreased by approximately $1.5 million to approximately $14.6 million as of December 31, 2023 from approximately $16.1 million as of December 31, 2022. The increase was primarily attributable to an overall increase in sales during the financial year ended December 31, 2023.

We did not charge any interest on or hold any collateral as security over these accounts receivable balances. We generally offer credit periods of 30 to 180 days to our customers in respect of the manufacture and sale of On-Highway products and Off-Highway industrial products, whereas our customers will be offered credit terms of 30 to 180 days in respect of the provision of repair and other ancillary services. We have a number of longstanding clients who have an established credit history with us who may take over 120 days to pay their invoices. We have not had, and do not expect to have, issues collecting payment from these longer aging invoices.

The following table sets forth the ageing analysis of our accounts receivable, net, based on the invoiced date as of the dates mentioned below:

	As of December 31,
	2023	2022
	$’000	$’000

Within 30 days	4,474	5,840
Between 31 and 60 days	1,386	950
Between 61 and 90 days	527	500
Between 91 and 120 days	488	677
Over 120 days	7,675	8,190

Total accounts receivable, net	14,550	16,157

Movements in the provision for impairment of accounts receivable are as follows:

	As of December 31,
	2023	2022
	$’000	$’000

Opening balance	530	342
Additions	251	182
Foreign exchange translation adjustment	17	6

Closing balance	798	530

We have a policy for determining the allowance for impairment based on the evaluation of collectability and aging analysis of accounts receivable and on management’s judgement, including the change in credit quality, the past collection history of each customer and the current market condition.

The loss allowance for accounts receivable related to a general provision for accounts receivable applying the simplified approach to providing for expected credit loss(es) (the “ECL(s)”). Credit risk grades are defined using qualitative and quantitative factors that are indicative of the risk of default. An ECL rate is calculated based on historical loss rates of the industry in which our customers operate and ageing of the accounts receivable.

During the financial year ended December 31, 2023 and 2022, other than the loss allowance provision discussed above, no impairment loss was provided for amounts that were past due.

Accounts payable

The general credit terms from our major suppliers are payment within 90 days. Our accounts payable was approximately $4.6 million and approximately $4.9 million as of December 31, 2023 and 2022. We generally pay our accounts payable within 30 days of receipt of invoice.

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We did not have any material default in payment of accounts payable during the financial year ended December 31, 2023 and 2022.

Material Cash Requirements

Our cash requirements consist primarily of day-to-day operating expenses, capital expenditures and contractual obligations with respect to facility leases and other operating leases. We lease all our office facilities. We expect to make future payments on existing leases from cash generated from operations. We have limited credit available from our major vendors and are required to prepay for the majority of our inventory purchases, which further constrains our cash liquidity.

We had the following contractual obligations and lease commitments as of December 31, 2023:

Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 Years
	$’000	$’000	$’000	$’000

Operating leases commitment	947	422	525	-
Bank loans repayment	16,777	15,786	981	10

Total obligations	17,724	16,208	1,506	10

We believe that we have sufficient working capital for our requirements for at least the next 12 months from the date of this prospectus, absent unforeseen circumstances, taking into account the financial resources presently available to us, including cash and cash equivalents on hand, cash flows from our operations and the estimated net proceeds from the IPO.

Bank Indebtedness

Bank indebtedness	Terms of repayments	Annual interest rate	As of December 31,
			2023	2022
			$’000	$’000

Term loans	2 to 10 years	2.00-3.75%	2,139	2,908
Trust receipts	Within 12 months	1.65-7.25%	13,953	14,089
Revolving loan	Within 12 months	6.45%	685	670

Total			16,777	17,667

As of December 31, 2023 and 2022, bank borrowings were obtained from several financial institutions in Singapore, which bear annual interest at a fixed rate from 1.65% to 7.25% and are repayable in 1 month to 10 years.

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The Company’s bank borrowings currently are guaranteed by personal guarantees from CE Neo, Jimmy Neo, Edward Neo, CK Neo a corporate guaranty from Soon Aik. We will seek a waiver for future guarantees following the completion of the IPO.

Capital commitments

As of December 31, 2023 and 2022, we did not have any capital commitments.

Off-Balance Sheet Transactions

As of December 31, 2023, we have not entered into any material off-balance sheet transactions or arrangements.

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While our significant accounting policies are more fully described in Note 2 to the consolidated financial statements included elsewhere in this prospectus, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act. As a result of our election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

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●	Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates in the period include the allowance for doubtful accounts on accounts and other receivables, impairment loss on inventories, assumptions used in assessing right of use assets, and impairment of long-lived assets, and deferred tax valuation allowance.

The inputs into the management’s judgments and estimates consider the economic implications of COVID-19 on the Company’s critical and significant accounting estimates. Actual results could differ from these estimates.

●	Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

●	Non-Controlling Interest

The Company reports non-controlling interest in its majority owned subsidiaries in the consolidated balance sheets within the shareholders’ equity section, separately from the Company’s shareholders’ equity. Non-controlling interest represents non-controlling interest holders’ proportionate share of the equity of the Company’s majority-owned subsidiaries. Non-controlling interest is adjusted for non-controlling interest holders’ proportionate share of the earnings or losses and other comprehensive income.

●	Foreign Currency Translation and Transaction

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the date of the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is United States Dollar or “US$” and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company and subsidiaries are operating in Singapore and Malaysia, maintain their books and record in their local currency, Singapore Dollar or “S$” and Malaysian Ringgit or “MYR” respectively, which is a functional currency as being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, Translation of Financial Statement, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the year. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of changes in shareholders’ equity.

Translation gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are translated, as the case may be, at the rate on the date of the transaction and included in the results of operations as incurred.

●	Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. Cash and cash equivalents consist of highly liquid investments that are readily convertible to cash and that mature within three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments. The Company maintains most of its bank accounts in Singapore and Malaysia. There are no material accounts of the Company or any subsidiary in other jurisdictions.

●	Restricted Cash

Restricted cash held by foreign subsidiaries relate to fixed deposits within or more than twelve months that also serve as security deposits and guarantees under the banking facilities.

●	Accounts Receivable, net

Accounts receivable include trade accounts due from customers in the sale of products.

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Accounts receivable are recorded at the invoiced amount. The Company seeks to maintain strict control over its outstanding receivables to minimize credit risk. Overdue balances are reviewed regularly by senior management. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all reasonable means of collection have been exhausted and the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary.

The Company does not hold any collateral or other credit enhancements overs its accounts receivable balances.

●	Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined by the average cost method. The Company records adjustments to its inventory for estimated obsolescence or diminution in net realizable value equal to the difference between the cost of the inventory and the estimated net realizable value. At the point of loss recognition, a new cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

●	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful life
Leasehold building	3 years
Leasehold improvement	3-5 years
Tools and equipment	3 years
Furniture, fixtures and fittings	8 years
Office equipment	5-7 years
Computer equipment	3 years
Motor vehicles	5 years

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

●	Impairment of Long-Lived Assets

In accordance with the provisions of ASC Topic 360, Impairment or Disposal of Long-Lived Assets, all long-lived assets such as property, plant and equipment owned and held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

●	Revenue Recognition

The Company receives some of its non-interest income from contracts with customers, which are accounted for in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”).

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The majority of the Company’s income is derived from contracts with customers in the sale of products, and as such, the revenue recognized depicts the transfer of promised goods or services to its customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company considers the terms of the contract and all relevant facts and circumstances when applying this guidance. The Company’s revenue recognition policies are in compliance with ASC 606, as follows:

Product sales consist of a single performance obligation that the Company satisfies at a point in time. The Company recognizes product revenue when the following events have occurred: (a) the Company has transferred physical possession of the products, depending upon the method of distribution and shipping terms set forth in the customer contract, (b) the Company has a present right to payment, (c) the customer has legal title to the products, and (d) the customer bears significant risks and rewards of ownership of the products. Based on the Company’s historical practices and shipping terms specified in the sales agreements and invoices, these criteria are generally met when the products are:

●	Invoiced; and
●	Shipped from the Company’s facilities or warehouse (“Ex-works”, which is the Company’s standard shipping term).

For these sales, the Company determines that the customer is able to direct the use of, and obtain substantially all of the benefits from, the products at the time the products are shipped.

The Company records its revenues on product sales, net of good & service taxes (“GST”) upon the services are rendered and the title and risk of loss of products are fully transferred to the customers. The Company is subject to GST which is levied on the majority of the products at the rate of 9% on the invoiced value of sales in Singapore.

Amounts received as prepayment on future products are recorded as customer deposit and recognized as income when the product is shipped.

●	Shipping and Handling Costs

No shipping and handling costs are associated with the distribution of the products to the customers which are borne by the Company’s suppliers or distributors during the financial years ended December 31, 2023 and 2022.

●	Sales and Marketing

Sales and marketing expenses include payroll, employee benefits and other headcount-related expenses associated with sales and marketing personnel, and the costs of advertising, promotions, seminars, and other programs.

●	Government Grant

A government grant or subsidy is not recognized until there is reasonable assurance that: (a) the enterprise will comply with the conditions attached to the grant; and (b) the grant will be received. When the Company receives government grant or subsidies but the conditions attached to the grants have not been fulfilled, such government subsidies are deferred and recorded under other payables and accrued expenses, and other long-term liability. The classification of short-term or long-term liabilities is depended on the management’s expectation of when the conditions attached to the grant can be fulfilled.

●	Comprehensive Income (Loss)

ASC Topic 220, Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statement of shareholder’s equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

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●	Income Taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the financial years ended December 31, 2023 and 2022, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2023 and 2022, the Company did not have any significant unrecognized uncertain tax positions.

The Company is subject to tax in local and foreign jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the relevant tax authorities.

●	Leases

Effective from January 1, 2020, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. On February 25, 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right of use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months. It requires for leases longer than one year, a lessee to recognize in the statement of financial condition a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability, representing the liability to make lease payments. ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows. ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the FASB including ASC Topic 840, Leases.

The accounting update also requires that for finance leases, a lessee recognize interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statements of earnings, while for operating leases, such amounts should be recognized as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements.

●	Retirement Plan Costs

Contributions to retirement plans (which are defined contribution plans) are charged to general and administrative expenses in the accompanying statements of operation as the related employee service are provided. The Company is required to make contribution to their employees under a government-mandated multi-employer defined contribution pension scheme for its eligible full-times employees in Singapore and Malaysia. The Company is required to contribute a specified percentage of the participants’ relevant income based on their ages and wages level. During the financial years ended December 31, 2023 and 2022, approximately $0.3 million and approximately $0.3 million contributions were made respectively.

●	Segment Reporting

FASB ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. For the financial years ended December 31, 2023 and 2022, the Company has two reporting business segments.

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●	Related Parties

The Company follows the ASC 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include: (a) affiliates of the Company; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

●	Commitments and Contingencies

The Company follows the ASC 450-20, Commitments to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

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●	Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents, restricted cash, and accounts receivable. Cash and cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. From April 1, 2024 onward, the Singapore Deposit Protection Board pays compensation up to a limit of S$100,000 (approximately $74,360) if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2023, bank and cash balances of approximately $0.7 million and restricted cash of approximately $0.3 million were maintained at financial institutions in Singapore and Malaysia, of which approximately $1.0 million was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the allowance for doubtful accounts is based on the estimated realizable value. The Company identifies credit risk on a customer-by-customer basis. The information is monitored regularly by management. Concentration of credit risk arises when a group of customers having similar characteristics such that their ability to meet their obligations is expected to be affected similarly by changes in economic conditions.

●	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

●	Fair Value Measurement

The Company follows the guidance of the ASC Topic 820-10, Fair Value Measurements and Disclosure (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1: Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

●	Level 2: Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

●	Level 3: Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

The carrying value of the Company’s financial instruments: cash and cash equivalents, restricted cash, accounts receivable, loans receivable, amount due to a related party, accounts payable, escrow liabilities, income tax payable, amount due to a related party, other payables and accrued liabilities approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of note payable approximate the carrying amount. The Company accounts for loans receivable at cost, subject to impairment testing. The Company obtains a third-party valuation based upon loan level data including note rate, type and term of the underlying loans.

The Company’s non-marketable equity securities are investments in privately held companies, which are without readily determinable market values and are classified as Level 3, due to the absence of quoted market prices, the inherent lack of liquidity and the fact that inputs used to measure fair value are unobservable and require management’s judgment.

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Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Recent Accounting Pronouncements

In September 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities on an annual basis to disclose (1) specific categories in the tax rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments should be applied on a prospective basis, though retrospective application is permitted.

In July 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and certain other segment items on an interim and annual basis if they are regularly provided to the chief operating decision maker (“CODM”). This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied retrospectively to all prior periods presented. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption.

Impact of Inflation

According to the Monetary Authority of Singapore (the “MAS”), the year-over-year percentage changes in the consumer price index for 2023 and 2022 were 4.2% and 4.1%, respectively as reported by the MAS at www.mas.gov.sg/news/monetary-policy-statements/2024/mas-monetary-policy-statement-29jan24. The MAS core inflation as of March 2024 was 3.1% and barring unforeseen circumstances, we expected to not continue to increase. Inflation in Singapore has not materially affected our profitability and operating results. However, we can provide no assurance that we will be unaffected by higher inflation rates in Singapore or globally in the future.

Seasonality

We have not observed any significant seasonal trends. Our Directors believe that there is no apparent seasonality factor affecting the industry that our Group is operating in.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are exposed to interest rate risk while we have short-term bank loans outstanding. Although interest rates for our short-term loans are typically fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the relevant economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk, which is risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign Exchange Risk

Our reporting currency is the U.S. dollar, and almost all of our consolidated revenues and consolidated costs and expenses are denominated in Singapore Dollars (“S$”) and Japanese Yen (“JPY”). Our assets are denominated primarily in Singapore Dollars As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the US$ and S$ and JPY. If the S$ and JPY depreciates against the US$, the value of our S$ revenues and JPY revenues, earnings and assets as expressed in our US$ financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

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HISTORY AND CORPORATE STRUCTURE

In 2022, we completed a group reorganization to facilitate the IPO (the “Preoffering Reorganization”). Prior to the Preoffering Reorganization, Soon Aik was the holding company of our group of companies, consisting of Filtec, SP Zone, Autozone (S) and Autozone (M). Pursuant to an agreement dated February 14, 2022, Celestial, which is an independent third party, acquired a 4.9% shareholding interest in SAGI from Soon Aik for consideration of US$0.8 million. On September 29, 2022, Soon Aik transferred the entire issued share capital of our group of companies to SAGI. As such, SAGI became the holding company of our group of companies and Soon Aik and Celestial held 95.1% and 4.9% shareholding in SAGI respectively. Subsequently on September 29, 2022, Soon Aik and the Celestial transferred their respective shares in SAGI to the Company. In consideration, the Company allotted and issued equivalent proportional percentages of Ordinary Shares of the Company to Soon Aik and Celestial respectively.

On January 5, 2024, we effected a forward split, on the basis 2 Ordinary Shares for every one share of our Company, and our authorized share capital is US$100,000 divided into 200,000,000 outstanding shares, par value $0.0005 each. Following the completion of the forward split and prior to the offerings, our total issued shares are held as to 8,559,000 shares by Soon Aik and 441,000 shares by Celestial.

As of the date of this prospectus, our Group comprises the Company and its subsidiaries, SAGI and Filtec, SP Zone, Autozone (S), and Autozone (M).

Corporate Information

Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111 Cayman Islands with the telephone number of +1 345 949 1040. Our principal executive office is 14 Ang Mo Kio Street 63, Singapore 569116 with the telephone number of +65 6383 7540 and our website address is www.sag.sg (the information in our website does not form a part of this prospectus). Our agent for service of process in the U.S. is Cogency Global Inc., 122 E. 42nd St., 18th Floor, New York, NY 10168.

Corporate Structure

Our Company was incorporated in the Cayman Islands on February 14, 2022, under the Companies Act (as revised) as an exempted company with limited liability. On incorporation, our authorized share capital was US$100,000 divided into 100,000,000 Ordinary Shares, par value US$0.001 each. On January 5, 2024, we effected a forward split, on the basis 2 Ordinary Shares for every one share of our Company, and our authorized share capital is US$100,000 divided into 200,000,000 outstanding shares, par value $0.0005 each. Following the completion of the forward split and prior to the IPO, our total issued shares are held as to 8,559,000 shares by Soon Aik and 441,000 shares by Celestial. Prior to a group reorganization, SAGI was the holding company of our group of companies comprised of Filtec, SP Zone, Autozone (S) and Autozone (M). SAGI held as to 95.1% by Soon Aik and 4.9% by Celestial, the latter of which is an independent third party. Upon completion of our reorganization and forward stock split, Soon Aik owns 8,559,000 shares and Celestial owns 441,000 shares of the Company respectively, SAGI is a direct subsidiary of the Company, and Filtec, SP Zone, Autozone (S) and Autozone (M) are indirect subsidiaries of the Company.

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Organization Chart

The chart below sets out our corporate structure prior to the IPO.

Soon Aik
(Singapore)
Celestial
(BVI)
95.1%
4.9%
SAG Holdings Limited
(Cayman Islands)
100%
SAGI
(BVI)
100%
100%
Filtec
(Singapore)
SP-Zone
(Singapore)
100%
Autozone (S)
(Singapore)
100%
Autozone (M)
(Malaysia)

Entities

As of the date of this prospectus, our Group comprises the Company and its subsidiaries: SAGI, Filtec, SP Zone, Autozone (S), and Autozone (M). A description of our principal subsidiaries is set out below:

SAGI

SAGI is a company incorporated in the BVI, which is the parent entity of Filtec and SP Zone.

Filtec

Filtec, a Singapore company wholly-owned by SAGI, mainly supplies a wide range of components and spare-parts for internal combustion engines with strong focus on filtration products. The sectors served include marine, energy, mining, construction, agriculture, agriculture, and oil and gas industries. Our products are sourced from genuine OEM and global premium brands to suit the diverse needs of our customers.

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SP Zone

SP Zone, a Singapore company wholly-owned by SAGI, which has taken over the retail business in Singapore from Autozone (S) and mainly supplies genuine OEM and aftermarket spare parts to customers through the Autozone (S) retail outlets located in Singapore and the distribution company in Malaysia. Our eight Autozone (S) retail outlets are conveniently located in vicinity of major automotive hubs in Singapore.

We supply a wide range of automotive genuine and aftermarket spare parts for use in passenger and commercial on-highway vehicles. The automotive genuine and aftermarket spare parts supplied by us bear either the manufacturer’s brands or our in-house brands.

Autozone (S)

Autozone (S), is a Singapore company and wholly-owned subsidiary of SP Zone. The retail business of Autozone (S) has been taken over by SP Zone. As such, our retail On Highway Business in Singapore is conducted through SP Zone under the trademark “Autozone.”

Autozone (M)

Autozone (M), a Malaysian company and a wholly-owned subsidiary of Autozone (S), is a modern automotive spare parts distribution company with a wide selection of automotive spare parts and lubricants catering to the needs of our customers. Autozone (M) also distributes its own in-house brand products under the brand names of REV-1, VETTO, NUTEQ, GENTEQ and SUNBLADE.

Recent Divestitures

In connection with the Preoffering Reorganization, we made the following divestitures: Filtec divested its wholly-owned subsidiary, Traczone Pte Ltd, in 2021, for S$60,000. Autozone (M) divested its wholly-owned subsidiary company, Fleetzone Autoparts (M) Sdn Bhd to Soon Aik for MYR2.7 million. SP Zone has divested its wholly-owned subsidiary company, Auto Saver Pte Ltd to Soon Aik in 2022 for S$150,000.

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BUSINESS

OVERVIEW

Our Company

We are in the business of distributing automotive and industrial spare parts with operations primarily based in Singapore, and global sales primarily generated from the Middle East and Malaysia. We have over 40 years of experience in supplying genuine and aftermarket spare parts to on-highway automotive applications. Over the years, we have extended our reach to supply our products to off-highway applications in the marine, energy, mining, construction, agriculture, and oil and gas industries.

Our business is comprised of On-Highway Business serving the automotive sector and Off-Highway Business primarily servicing the marine, energy, mining, construction, agriculture, and oil and gas sectors.

For the financial year ended December 31, 2023, our total revenue reached approximately $59.5 million and our On-Highway automotive, Off-Highway industrial business segments and services accounted for approximately 45.1%, 54.8% and 0.1% of our total revenue, respectively.

For the financial year ended December 31, 2022, our total revenue reached approximately $51.4 million and our On-Highway automotive, Off-Highway industrial business segments and services accounted for approximately 47.2%, 52.5% and 0.3% of our total revenue, respectively.

On-Highway Business Segment

We supply genuine and aftermarket spare parts to customers through our Autozone retail outlets located in Singapore, as well as Malaysia. Our eight Autozone (S) retail outlets are conveniently located in vicinity of major automotive hubs in Singapore. Similarly, our Autozone (M) distribution point is strategically located in Kuala Lumpur, Malaysia. Our Group is not affiliated with the U.S. based Autozone, Inc. auto parts retailer.

We supply a wide range of genuine and aftermarket parts for use in passenger and commercial vehicles. The genuine and aftermarket spare parts supplied by us bear either the manufacturer’s brands or our in-house brands.

The supply of genuine and aftermarket parts for our On-Highway Business represented approximately 45.1% and 47.2% of our total revenue for the financial years ended December 31, 2023 and 2022, respectively.

For further details, please refer to the paragraphs headed “Our Products” and “On-Highway Automotive Spare Parts” in this section.

Off-Highway Business Segment

We supply a wide range of components and spare parts for internal combustion engines with a strong focus on filtration products through Filtec. These industries include marine, energy, mining, construction, agriculture, and oil and gas industries. Our products are sourced from genuine and global premium brands to suit the diverse needs of our customers.

The revenue from our Off-Highway Business accounted for approximately 54.8% and 52.5% of our total revenue for the financial years ended December 31, 2023 and 2022, respectively.

For further details, please refer to the paragraphs headed “Our Products” and “Off-Highway Business Industrial Spare Parts” in this section.

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Our Business Model

Procurement

Our Group sources automotive and industrial spare parts from manufacturers (whether genuine or aftermarket), and also produces our own in-house brands for automotive spare parts, either for sale through delivery from our distribution center in Singapore, which in turn distributes products through eight retail outlets in Singapore (which comprise approximately 98.8% of total inventory for both On-Highway and Off-Highway products), and our distribution center in Malaysia (which comprise approximately 1.2% of total inventory for both On-Highway and Off-Highway products).

Distribution and Logistics

Our Group operates an established and refined system to order, manufacture (if applicable), assemble, pack, repack, store, sell and distribute automotive and industrial spare parts from our eight retail outlets in Singapore and our distribution center in Malaysia. This integrated system, which we further enhance with third-party logistics and deliveries, is integral to our Group’s store network.

Store Network Operations

Our Group strategically operates a network of retail outlets which are located in major automotive hubs in Singapore in order to be in close proximity to our customers. Our retail outlets also store spare parts, and we deliver these spare parts with our own fleet or through third-party delivery services. Our customers also visit our retail outlets to physically examine and purchase spare parts.

Customers

Our Group’s customers, who mainly comprise resellers such as distributors and dealers of automotive and industrial spare parts, accessories, and components, place orders with our Group with one of our retail outlets, through email, social media, telephone calls or physical walk-ins, and we accept all standard forms of commercial payment.

Centralized Support Functions

Our Group’s centralized support functions consist of human resources, sales and marketing, information technology, procurement, merchandising, finance, and administration.

OUR PRODUCTS

Our Products

On-Highway Business – Automotive Spare Parts

We supply a wide range of on-highway automotive spare parts to our customers, as detailed in the table below. We sell branded spare parts supplied by our manufacturers, which includes both OEMs and manufacturers of third party “name brand” components, and also sell our own in-house brands for on-highway automotive spare parts. The revenue of our products generated from on-highway automotive spare parts represented approximately 45.1% and 47.2% of our total revenue for the financial years ended December 31, 2023 and 2022, respectively.

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The details of the branded products we sell are as follows:

Categories	Examples of parts and accessories	Key brands
Genuine OEM parts	All components	Isuzu, Hino, UD Trucks, Fuso, Toyota, Honda, Mazda, Nissan, Mitsubishi, Hyundai, Kia
Engine parts	Pistons, piston rings, piston liners, engine bearings, engine valves, and gaskets	Teikin, NPR, NDC, Daido, N-Rocky, Fuji Oozx, Marusan
Chassis parts	Air dryers, air masters, clutch boosters, brake pads and shoes, brake linings, disc rotors, king pin kits, clutch and brake cylinders, and universal joints	BPW, Bosch, FERODO, JFBK, REMSA, ROAD HOUSE, FIC, MRK, TBK, TOYO, GMB, WABCO
Wear and tear parts	Horns, bulbs, brake fluids, spark plugs, coil beltings, wipers, water pumps, radiators and hoses	Flosser, HI-LUX, KWM, DENSO, NWB, GATES, CHAMPION
Body parts	Bumpers, fenders, grilles, panels, steps, lamps, and mirrors	DOSSUN, DEPO, LY

In addition, we supply automotive spare parts and lubricants for use in passenger and commercial vehicles under our in-house brands. Examples of our key in-house brands are VETTO, REV-1, NUTEQ, GENTEQ, ELITO, SUNBLADE, FILTEQ, and ENERGEO.

Off-Highway Business – Industrial Spare Parts

We specialize in the supply of components, lubricants and industrial spare parts for internal combustion engines with a strong focus on filtration products in various sectors such as the marine, energy, mining, construction, agricultural, and oil and gas industries.

The details of our products in relation to off-highway industrial spare parts are as follows:

Categories	Examples of parts and accessories	Key brands
Filters	Air filters, oil filters, fuel filters, water filters, hydraulic filters, coolants, additives, air intake and exhaust products, filter housings, and cold weather aids	Fleetguard, Baldwin, Donaldson, MANN-FILTER, Hengst, Racor, Griffin, Separ, VIC and FILTEQ
Lubricants	Engine oil, hydraulic oil, transmission oil, auto transmission fluids, brake fluids, greases, and coolants	Valvoline, Mobil, Caltex, Castrol, Shell
Batteries	Dry charged, maintenance free, deep cycle, and traction batteries	Fujiya, ENERGEO
Spare parts	Engine and peripheral parts, transmission and peripheral parts, power train parts, hydraulic parts, undercarriage parts, and ground engaging tools	Cummins, Caterpillar, Komatsu, Perkins, Detroit Diesel, MTU, Volvo, FP Diesel

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The revenue of our products generated from off-highway industrial spare parts represents approximately 54.8% and 52.5% of our total revenue for the financial years ended December 31, 2023 and 2022, respectively.

Product Development

For our in-house brand development, we work directly with manufacturers and strategic partners in developing our in-house products and obtaining ISO certification for our products. We also work with manufacturers to understand their product development in order to expand our offerings, such as expanding into the life science and environmental sector by carrying new products developed by our suppliers.

Our Group’s Policy on the Quality Control of Our Products

We emphasize the quality of our products, and we believe our Group has established a reputation of being a reliable supplier of excellent products at competitive prices.

We have strict protocols in place to help ensure that our products only originate from reliable and quality sources, such as conducting background reviews on our manufacturers and partners, confirming International Organization for Standardization (“ISO”) certifications of Original Equipment Manufacturers (“OEMs”), and customer back-to-back production order agreements, whereby the products are made on demand upon submission of a customer order. In addition, we regularly visit and inspect the contract manufacturers of our in-house brands to make certain the quality of the same.

Further, once our ordered products are delivered by our suppliers or contracted manufacturers to our warehouses and stores, we conduct inspections. Any product which fails the inspection is rejected and returned to our suppliers or contracted manufacturers for replacement or rectification. In the event any rejected product is not returned due to shipping costs or any other reason, our suppliers or contracted manufacturers compensate us through the provision of discount or credit notes for our future orders.

Prior to the packing and delivery of our products to our customers, we perform another round of quality control inspections to ensure that our products comply with the required specifications and quantities ordered.

OUR CUSTOMERS

Our customers comprise mainly resellers such as distributors and dealers of automotive or industrial spare parts, workshops, shipyards, end-users and fleet owners. These resellers consist mainly of wholesalers who subsequently sell our products to retailers, other resellers, end-users or workshops. They purchase genuine spare parts, OEM and/or aftermarket spare parts from us.

We do not typically enter into long term agreements with our customers and instead seek to retain existing customers by providing a quality product at a fair price with responsive customer service. We actively maintain close relationships with our existing customers, while constantly sourcing for potential new customers. While in the past we have had higher customer concentration, we believe that our future business and profitability are not dependent on any single customer or any particular industrial, commercial or financial contract with any customer. Our customers are independent and none of our Directors or shareholders have any pecuniary or related party interest in such customers.

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The revenue attributable to our five largest customers, which can vary from year-to-year, collectively accounted for approximately 22.7% and 28.5% of our revenue for the financial years ended December 31, 2023 and 2022 respectively. For the financial year ended December 31, 2023 and 2022, we had one customer that accounted for approximately 6.0% and 9.8% of our revenues. Our customer orders fluctuate and we do not anticipate that this or any single customer will necessarily account for more than 10.0% of our revenues going forward.

Domestic revenue totaled approximately $25.9 million and approximately $18.6 million or approximately 43.5% and 36.2% of our total revenue for the financial years ended December 31, 2023 and 2022, respectively. Meanwhile, our export revenue totaled approximately $33.6 million and approximately $32.8 million, or approximately 56.5% and 63.8% of our total revenue for the financial years ended December 31, 2023 and 2022, respectively.

Customer Inquiries

We have a highly systematic sales process where our sales, customer service and warehouse staff work in close concert to provide seamless service to our customers. The sales process and specific methods of interactions with customers is described in below in “Sales and Marketing – Sales Workflow.”

COMPETITIVE STRENGTHS

We have a wide range of products from reputable brands.

Our extensive range of products includes approximately 40,000 items of on-highway and off-highway products from reputable Japanese, European, Korean and American brands. Our customers are able to source a variety of products from us, typically shortening and facilitating their procurement process. In addition, having an extensive range of products provides a platform for continuous growth in our business, allowing us to broaden our product range further. We believe that it would be difficult for a new entrant in the industry to easily replicate our product offerings as that would require substantial time, effort and working capital.

We believe we have an established track record and reputation of more than 40 years.

We have been committed to providing quality products and a high level of customer service to meet our customers’ needs. For the past 40 years, we believe we have developed a reputation for providing consistent and reliable products and services to our customers.

We have strong business relationships with our customers and suppliers.

We view our customers as our long-term business partners and continuously strive to maintain close working relationships with each of them. We have also built strong relationships with our suppliers, enabling us to provide a comprehensive range of products and services, which in turns allows us to fulfil our customers’ needs promptly.

We have an experienced and committed management team.

Our management team possesses extensive experience, substantial technical expertise and valuable and resourceful business relationships in the industry of automotive and industrial spare parts. Our Executive Directors have more than 30 years of combined experience in the on-highway automotive and off-highway industrial businesses and have been instrumental and the key to our success. Jimmy Neo, our Chief Executive Officer, Edward Neo, our Deputy Chief Executive Officer, and CK Neo, our Chief Operating Officer, have been overseeing our Group’s operations and business development and managing the relationships with our partners since they joined our Group over 25 years ago. We are ably supported by an experienced and dedicated management team and knowledgeable staff members who have been carefully selected due to their individual expertise in the industry or trained by our existing staff. In addition, our Executive Directors and Executive Officers are actively involved in the day-to-day management and operational matters of the Group. Our executive teams typically make prompt key management decisions, which enables us to respond to our customers’ requirements swiftly and efficiently.

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BUSINESS STRATEGIES

Market Penetration

In order to deepen our presence in Asia Pacific, we plan to continue (i) developing and expanding our sales, whether by brick-and-mortar stores or e-commerce or strategic partner alliance, (ii) diversifying the range of products that we offer, and (iii) increasing the scope and the availability of our products.

We work with strategic partners that have established warehouses or distribution centers in the markets that they operate in order to reduce the lead times for our supply chains and improve the lead times for our deliveries and the availability of our products, which we believe gives us an edge over many of our competitors.

We seek like-minded strategic business partners to create business collaborations, joint ventures, or strategic business partnerships to break into new geographical markets or to expand our presence in the current markets.

Product Line Expansion & Diversification

We work closely with our partners in order to offer a wider range of products to meet the needs of our customers. Further, by developing a strong relationship with our partners, we have been exposed to and engaged in new projects that have enabled us to branch out and diversify into different industries.

For example, as of 2019, we became the distributor in Singapore for MANN+HUMMEL’s life science and environmental (“LSE”) division to supply clean air filtration and water membrane solutions. Their global LSE business unit is comprised of air filtration and membrane solutions segments as well as future businesses outside the automotive industry. We are seeking to expand our business by offering sustainable and green solutions for various sectors, including the healthcare, pharmaceutical, construction, agricultural, semi-conductor, and industrial sector.

Enhancement and Innovation of Digital Capability

We are building and innovating our digital capabilities to drive this growth strategy in the following ways:

●	Digitize and streamline the work process by building an on-line platform, which is 24/7 platform that will allow customers to check availability and generate product orders completely online.

●	Integrate 3rd party platforms, such as a warehouse management system, and a fleet management system, to ensure the goods are delivered on time by creating more efficient internal inventory control and delivery systems.

●	Develop an e-commerce marketplace that includes detailed product descriptions including technical specifications where all of our customers can view and buy our products. The products will then be delivered to through collaboration with local distribution services such as Lalamove, Ninja Van, and similar last mile delivery service providers that can help expand the reach and efficiency in distributing our products in a cost-effective manner.

See the Risk Factor related to the development of an e-commerce line of business on page 17 for more detail about the risks related to developing these capabilities.

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Develop Warranty and Service Suite Offerings

We are exploring the creation of a new arm of business, where we provide warranty and after-sales services, and/or maintenance, and expand our repair and overhaul services, which would complement our current business segments that are primarily focused on the sale of products. At this time, we are seeking to develop this capability within our Company using existing personnel and resources, and will hire additional qualified employees, as needed, to provide the service work as this business expands. There are currently no ongoing negotiations with potential customers in these areas or any contracts that have been signed to date with potential business partners who would assist in the provision of these services. We have been awarded service contracts in the LSE sector to provide ongoing service and maintenance of hospital equipment. We believe that there is more opportunity in this space to provide direct services that will capitalize on our existing customer base, and allow us to capture more customers on the service end.

REAL PROPERTY

A description of our leased real properties is below:

Location	Usage	Lease period end	Monthly Rent		Area (est. sq. ft.)

37 Defu Lane 10, #01-79 Defu Industrial Estate, Singapore 539214	Assembling, packing and distribution of automotive spare parts and min storage of lubricant and engine oil	February, 26 2025	S$	1,957.75	1,103.30
37 Defu Lane 10, #01-77, Defu Industrial Estate, Singapore 539214	Sorting and repacking of automotive spare parts	December 15, 2026	S$	1,903.00	1,103.30
37 Defu Lane 10 #02-77, Defu Industrial Estate, Singapore 539214	Sorting and repacking of automotive spare parts	February 15, 2027	S$	Year 1: 1,492.81 Year 2: 1,628.52 Year 3: 1,851.15	1,103.30
Unit #02-08/09 Carros Centre, 60 Jalan Lam Huat, Singapore 737869	Storage of automotive-related parts and automotive workshop services	February 28, 2025, with an option to renew a further term of 3 years	S$	4,924.83	2,949.00
#01-228 Block 127 BT Merah Lane 1, Singapore 150127	Sale of motor spare parts and accessories	February 28, 2025	S$	3,424.00	646.91
8 Defu South Street 1 JTC Defu Industrial City #03-27, Singapore 533758	Manufacture and repair of separation/mixing equipment (e.g., filters, separators, mixers)	June 4, 2025	S$	37,186.57	17,555.83
No. 76 Jalan SBC 8, Taman Sri Batu Caves 68100 Batu Caves Selangor, Malaysia	Sorting and repacking of automotive spare parts	December 31, 2024	MYR	6,000	3,003.00

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Impact of COVID-19 on our business and operations

Singapore Control Order Regulations

Beginning in April 2020 in response to COVID-19, the Singapore government implemented extensive regulations imposing restrictions on premises and businesses in relation to the closure of business, and on essential and non-essential service providers, and the movement of people, both in public places and in residences. On December 28, 2020, social, cultural, religious and business gatherings or events were resumed, although gathering sizes remained limited, and services and activities that involve significant prolonged close contact or significant crowds in an enclosed space also were allowed to be re-opened, subject to their ability to implement strict safe management measures effectively.

In response to the changing conditions and infection rates, throughout the pandemic and through 2022, the Singapore government has adjusted restrictions in both directions, alternately reducing gathering group sizes of larger scale events or activities and reinstatement of “work-from-home” as the default at workplaces to minimize workplace interactions and easing certain restrictions such as allowing increases in social gathering group sizes, event size and capacity limits, and subsequently the resumption of dining in at food and beverage establishments.

Impact on our suppliers

COVID-19 led to significant global disruptions which not only affected our business, but also our suppliers. See “Risk Factors – Risks Related to Our Business and Industry – Our business and operations may be materially and adversely affected in the event of a re-occurrence or a prolonged global pandemic outbreak of COVID-19”. The global spread of COVID-19 resulted in significant governmental measures around the world, including lockdowns of manufacturing and logistics facilities, closures of businesses and offices, quarantines of individuals, and travel bans. As such, our suppliers suffered from delays in production and shipment due to labor shortages and delays in shipping, such as delays in clearance at Singapore’s port facilities that eased upon the resumption of normal business operations for most of 2022.

Impact on our business and revenue

The COVID-19 pandemic caused general business disruptions in Singapore and Malaysia and the rest of the world. We experienced delays in the collection of our products due to the increased occurrence of bank remittances. Additionally, due to measures such as travel restrictions, and lockdowns of logistics facilities, we experienced longer delivery times. Additionally, we experienced an increase in freight and handling costs.

We have monitored and continue to closely monitor the impact of COVID-19 on our business and operations. The pandemic and related actions taken by governments to limit its spread in the future could cause a temporary closure of our operational facilities, interrupt our fulfillment or logistics systems, or severely impact the behavior and operations of our customers and suppliers.

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Impact on our financial performance

At the onset of the COVID-19 pandemic, we developed and implemented robust COVID-19 operating protocols, while taking the appropriate steps to protect our financial stability. We experienced a marginal impact due to our suppliers’ increase in prices, the increase in freight and handling costs, and the increase in operational costs due to manpower restrictions in the workplace (such as the increase in costs for the provision of IT infrastructure to facilitate work-from-home arrangements or the general decrease in productivity due to physical segregation of teams). However, despite challenges presented by the COVID-19 pandemic, we have remained committed to our mission and customers, and have witnessed increased momentum as our responses to the pandemic were implemented and certain restrictions eased.

Impact on our workforce

Due to the health implications of COVID-19 and the risks of infections in the community, our employees have been afflicted with increased medical costs. Further, the adjustments to work-from-home arrangements and limited manpower in the workplace had resulted in a slight decrease in employee performance on an initial basis. We will continue to monitor the impact of government restrictions on our workforce and will continue to refine our protocols as we operate in the ever-evolving COVID-19 environment.

Control measures

We adapted swiftly and efficiently to the COVID-19 restrictions by reducing headcount in the workplace to the optimal amount to adjust to reduced demand, moving meetings online, and keeping strict protocols onsite to prevent infection in the workplace. These protocols include mandating our employees to conduct weekly Antigen Rapid Tests to help minimize the spread of infection in the workplace, implementing limits on contact and heightened cleaning and hygiene protocols such as touchless interactions, facial coverings, improved air circulation and filtering, screening, contact tracing and educational awareness.

LICENSES AND PERMITS

The following license and permit are material for our Group’s operations:

Description	Issuing Authority	License/Permit No.	Commencement Date	Expiry Date	Issued to

Permit to store and use hazardous substances issued under the Environmental Protection and Management Act of Singapore	National Environment Agency of Singapore	F0231P200218	March 2024	March 2025	Jimmy Neo, director of Filtec

Business license for business office; motor vehicle spare parts, accessories or machinery; non-lighted advertisement board	Selayang Municipal Council of Malaysia	202200008411	January 2024	December 2024	Autozone (M)

We intend to apply for the renewal of the above relevant license and permit prior to their respective expiry dates and based on past experience, our Directors do not foresee any material difficulties in renewing the licenses and permits of our Group.

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CERTIFICATIONS

We currently hold the following certifications:

Relevant authority/organization	Recipient	Relevant list/category	Qualification/ License/Grading	Date of grant/registration	Date of expiry

Workplace Safety and Health Council of Singapore	SP Zone	bizSAFE	Level 3	December 27, 2021	December 26, 2024

Workplace Safety and Health Council of Singapore	Filtec	bizSAFE	Level 3	December 7, 2021	December 6, 2024

SOCOTEC Certification International Singapore	SP Zone	Quality management system	ISO 9001:2015	May 15, 2022	May 14, 2025

We intend to apply for the renewal of the above relevant certifications prior to their respective expiry dates and based on past experience, our Directors do not foresee any material difficulties in renewing the certifications of our Group.

AWARDS

Our Group was recently recognized with the following award in recognition of our performance and quality products and services.

Year	Award	Organized/Granted By	Recipient

2021	2021 Enterprise 50 Awards	The Business Times and KPMG	Filtec

COMPETITION

The On-Highway Business and Off-Highway Business sectors are highly competitive, and there are many companies already serving these automotive and industrial sectors. However, we believe that the barrier to entry into these industries is relatively high due to heavy investment costs, large inventory requirements and the need for a competitor to develop extensive customer and supplier networks. We believe we stand out from and are able to compete against the competition because of our established reputation as a reliable supplier of on-highway automotive and off-highway industrial spare parts, the consistent quality of our products and services, our competitive pricing, and our strong relationships with our existing customers.

We believe that the following companies are our main competitors in the Singapore market:

Competitors	Industry

Kian Ann Engineering Pte Ltd	Industrial
Kee Beng Filters (S) Pte Ltd	Industrial
Tye Soon Limited*	Automotive
SPK Singapore Pte Ltd	Automotive
Golden Spring Export Pte Ltd	Automotive

*	listed on the Mainboard of the Singapore Exchange Securities Trading Limited

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We believe that these companies are our competitors as they provide a similar range of products and services and compete with us for the same pool of customers. Because of the size and diversity of our industries, it is not possible to obtain independent statistics on the market shares captured by these individual companies in our industries. There is also no published or reliable statistics that can be used to accurately measure our market share.

Our ability to compete effectively depends on the selection and availability of our products to our customers, the location of our outlets, and our ability to deliver quality products and services at competitive prices to our customers in a timely manner. There is no assurance that we will be able to compete effectively with existing industry players or new entrants. If our competitors are able to provide comparable products and services at more competitive prices or products with better quality and services than us, we may lose our customers to our competitors. In addition, our competitors may have, among other things, significantly higher service levels, more competitive pricing, larger teams of professional staff, greater financial and technical resources, and/or better marketing strategies.

SALES AND MARKETING

Our sales and marketing team

Our Group’s sales and marketing activities are spearheaded by Jimmy Neo, our Chief Executive Officer, for the Off-Highway Business, and Edward Neo, our Deputy Chief Executive Officer, for the On-Highway Business. Both Jimmy Neo and Edward Neo are responsible for the formulation and planning of sales and marketing strategies and activities for their respective business segments and for the general business development activities of our Group as a whole.

Additionally, our sales managers visit our existing and potential customers periodically (and more recently during the COVID-19 pandemic, have intermittent calls and video conferences) to understand their needs for new orders, obtain their feedback regarding our products, as well as to familiarize ourselves with current market trends and consumer preferences. The sales managers are in turn supported by customer service staff. Our products and services are marketed and sold through our retail outlets, wholesale, and e-commerce websites (such as Lazada, Carousell, and Qoo10).

The sales and marketing teams are actively involved in the marketing and retail of our products and services to existing and new customers. In particular, our sales and marketing teams apprise our customers of any promotion or launch of a new product range by our partners or by our Group. Additionally, the sales and marketing teams are responsible for generating new customer accounts, managing relationships with existing customers, and generating and concluding sales and contracts. They also attend to customers’ inquiries and submit timely sales estimates according to their specifications and requirements. In order to understand our customers’ needs, we communicate and follow up to ensure smooth and timely delivery.

Our sales and marketing activities

We carry out specific marketing activities to acquire new customers and to promote our products to existing customers, as follows:

●	Direct sales and marketing

Our direct sales and marketing activities involve maintaining regular contact with our customers through meetings and site visits with both new and existing customers. During these meetings and site visits, our sales teams conduct direct marketing pitches and provide updates to our customers on our new products and the industry trends and technology. As such, we obtain feedback about our products and services, familiarize ourselves with market trends in order to meet the needs of our customers and further develop our product design and development teams. Additionally, an integral part of our after-sales service and customer support is following up with our customers. We believe that maintaining communication is key to allowing us to be better understand our customers’ needs.

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●	Trade fairs and exhibitions

These events serve as a platform for us to network, provide an opportunity for us to enhance sales, and raise brand awareness by marketing our products and services as well as to gather industry knowledge on the products and services of our competitors. Further, these events provide a valuable opportunity for us to reconnect with existing customers and meet prospective customers. We also participate, as one of the exhibitors, by showcasing the products that we supply in overseas trade fairs and exhibitions.

●	Sponsorship of events

We sponsor events such as car racing in Thailand to increase awareness of our in-house brands such as REV-1 and VETTO, in which the sponsored racing cars display posters of our in-house products. Additionally, we organize marketing campaigns in which our commercial vehicles are used for deliveries, for example, that display posters of our in-house products to increase brand and product awareness.

We also participate in community projects and charity events, through donations and sponsorships such as the UOB Heartbeat Programme, as part of our marketing activities. We believe that through event sponsorships, we can leverage the power of collective credibility and create brand visibility to a larger audience. Further, as these events cater to niche audiences or member organizations, they provide another valuable opportunity for us to engage with our target markets.

●	Advertisements and media publicity

We conduct, through our Group’s websites, promotion campaigns for our products and services for each business segment and for our in-house brands. Our customers are able to browse our webpages to view the range of products offered by us and contact us directly for their needs.

Sales Workflow

Generally, potential customers will approach us either through our customer service staff contact line or by patronizing our retail outlets to inquire about the price and availability of our products. We have a strict sales order policy to ensure that the sales orders that have been quoted and agreed to by the potential customer are complete and consistently prepared to our standards. The sales staff will prepare an estimate that takes into account, among other things, the product item, the brand of the product, the price of the product, credit and payment terms, and the mode of shipment. We facilitate the delivery of the products that are purchased locally, and for products that require export shipment, the quotation will reflect the appropriate shipping terms used for that purchase. At times, we do provide a discount ranging from 1% to 5% of the estimate if deemed necessary to stay competitive and to attract new and retain returning customers.

Our warehouse staff then packs and prepares the products for local delivery or export shipment. Our warehouse staff will also conduct stringent review and inspection of these products checking for quality, specifications, and any defect, in accordance with the requirements as stated in our relevant purchase contracts. Upon receiving confirmation of the mode of payment (that is either by cash on delivery or advance payment by the customer), our customer service staff will coordinate the delivery of the products with our internal delivery staff or with the courier service provider for products that are to be delivered locally, or with the appointed freight forwarder for export shipment. Thereafter, our customer service staff will forward the relevant shipping documents including commercial invoices, packing lists and bills of lading and/or airway bills to our customers by way of an email.

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INTELLECTUAL PROPERTY

Our Group’s intellectual property rights are important to our business. As of the date of this prospectus, our Group has registered 23 trademarks in Singapore and one trademark under the Madrid Protocol in Australia.

Although our Group’s intellectual property is important to business operations and is a valuable asset, we do not believe that any single trademark is critical to the success of our Group’s business as a whole.

As of the date of this prospectus, our Group was not involved in any intellectual property proceedings, and our Group has not received notice of any claim of infringement of any intellectual property right that may be threatened or pending, in which our Group may be involved either as a claimant or respondent.

EMPLOYEES

As of December 31, 2023, we employed a total of 129 persons (of which 116 were located in Singapore and 13 were located in Malaysia), as compared to 118 as of December 31, 2022 (of which 107 were located in Singapore and 11 were located in Malaysia). Our employees are not covered by collective bargaining agreements. We believe that we implement fair labor practices and generally maintain good employee relations and have not experienced high employee turnover historically.

INSURANCE

We maintain property insurance policies covering our equipment and facilities in accordance with customary industry practice. We carry occupational work injury, and medical insurance for our employees in compliance with applicable regulations. We also take out product liability insurance covering our in-house brand REV-1 products, and business liability insurance covering our business in general. In addition, we carry “key person” insurance for Jimmy Neo, Edward Neo and CK Neo through Soon Aik. We will continue to review and assess our risk portfolio and make necessary and appropriate adjustments to our insurance practices to align with our needs and with industry practice in Singapore, in Malaysia and in the markets in which we operate.

CREDIT POLICIES

Our Group adopts several credit policies, accompanied by a rigorous review system, to ensure consistent application of credit policies are applied, which are as follows:

Credit Evaluation Policy for Our Group’s Potential Customers

We have protocols in place for evaluating the credit of any of our Group’s potential customers (the “Potential Customer”). The Potential Customer first makes a request to a sales manager, whether in writing or otherwise, for a credit term and credit limit. The sales manager proposes a credit term, credit limit and shipment mode for the Potential Customer (the “Evaluation Proposal”) after a thorough assessment and evaluation of the Potential Customer’s risk profile, which includes a review of the Potential Customer’s business profile, track and payment record, creditworthiness, financial strengths, secured orders, and corporate and management structures. Thereafter, the Evaluation Proposal is evaluated by the sales manager’s immediate supervisor or the head of the sales department. If the Evaluation Proposal is approved, whether on any additional term and condition or otherwise, the relevant sales manager and/or customer service support personnel ensures adherence to the agreed upon terms, monitors for compliance to said terms, and seeks to rectify any breaches of the agreed upon terms.

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At the end of each of our Group’s financial year, our Group’s respective accounts departments produce a list of our customer profiles and their respective credit terms, credit limits, history of sales and payments received for review by the relevant immediate supervisors and/or the heads of the respective accounts departments. This review helps ensure that the criteria used for analyzing creditworthiness are typically effective and allows for any necessary amendments and/or adjustments to credit terms granted.

Credit Request Policy for our Group’s vendors

For our vendors (the “Vendors”), our Group’s purchaser (the “Purchaser”) similarly evaluates and must get approval from an immediate supervisor or head of department, regarding credit proposals to Vendors setting forth credit term, credit limit, and mode of purchase (the “Request Proposal”). Request Proposals are compiled by reviewing business profiles, prior purchasing and payment records, creditworthiness, financial strengths, secured orders, and corporate and management. Should the Request Proposal be approved by the Vendor, whether as is or modified, the Purchaser ensures that the terms of the Request Proposal are followed, and regularly monitors for compliance.

At the end of the financial year, our Group’s respective accounts departments produce a list of Vendor profiles and respective Vendors’ credit terms, credit limits, history of sales and payments remitted for review by the relevant immediate supervisors and/or the heads of the respective accounts departments. If any amendments or adjustments seem necessary, the Purchaser shall seek to modify the terms directly with the Vendor.

Credit Note Policy

In the event that Potential Customers are deemed to be eligible to receive credit notes, the relevant accounts and/or customer service support personnel submit an application for a credit note, together with the relevant supporting documents, to his or her immediate supervisor or head of department for review and approval (the “Application”). Should the Application be approved, whether as submitted or amended, the relevant accounts personnel issues the credit note to the Potential Customer, and, together with the customer service support personnel seek to seamlessly ensure that the Potential Customer adheres to the credit note terms in accordance with our Group’s policy on debts collection management, and oversee the accounts receivable of the Potential Customer for any outstanding debts and/or amounts owed by the Potential Customer.

LITIGATION AND OTHER LEGAL PROCEEDINGS

As of the date hereof, we are not a party to any significant proceedings.

REGULATORY ENVIRONMENT

As a company with operations primarily in Singapore, we are subject to extensive regulatory and legal requirements applicable to running our business. This overview is provided as general information only and is not intended to be a substitute for professional advice. You should consult your own advisers regarding the implication of the laws and regulations of Singapore on our business and operations. Violations of the laws and regulations typically result in the imposition of substantial monetary fines, in addition to the cost of remediation, subsequent fines for failure to promptly remediate such failure, and in some cases, imprisonment. We are also subject to regulations on our operations in Malaysia that are typical for a business with employees, including but not limited to employment law, taxes, and COVID-19 restrictions.

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LAWS AND REGULATIONS RELATING TO OUR BUSINESS IN SINGAPORE

Our business operations are not subject to any special legislation or regulatory controls other than those generally applicable to companies and businesses incorporated and/or operating in Singapore. Below is an overview of the regulations that impact our business.

Environmental Public Health Act 1987

The Environmental Public Health Act 1987 of Singapore (the “EPHA”) is administered by the National Environment Agency (“NEA”) and regulates, among other things, health requirements for buildings and public nuisances. Examples of matters covered by the EPHA are any factory or workplace deemed unclean, conditions relating to the breeding of flies or mosquitoes, and any premises or part of the premises of such construction or in such a state as to be dangerous.

Environmental Protection and Management Act 1999

Regulations relating to pollution control in Singapore through the regulation of the possession, control, storage, use and disposal of hazardous substances. Further, detailed records regarding the quantity, use and other information must be provided and updated, and persons authorized to store hazardous substances must ensure that agents and employees have received instruction and training to enable them to understand the nature of the dangers of all hazardous substances being stored, and the emergency action plan to be implemented in the event of any accident involving any such substances.

Filtec has a permit granted by NEA to store and use one hazardous substance in the prescribed quantity and for the specific purpose.

Workplace Safety and Health Act 2006

Regulations to ensure that every employer has the duty to take practicable measures to ensure the safety and health of its employees at work, which measures include providing and maintaining a safe work environment, safety protocols, developing and implementing procedures for dealing with emergencies and ensuring that the employees have adequate instruction, information, training and supervision. The relevant regulatory body is the Ministry of Manpower (the “MOM”).

Pursuant to the Workplace Safety and Health (Noise) Regulations 2011 of Singapore, the occupier of a workplace must take reasonably practicable measures to reduce or control or limit the exposure of time to noise from any machinery or equipment used or from any process, operation or work carried out in the workplace, so that no person at work in the workplace is exposed or likely to be exposed to excessive noise.

Work Injury Compensation Act

The Work Injury Compensation Act 2019 of Singapore (the “WICA”), which is administered by the MOM, applies to all employees who are engaged under a contract of service or apprenticeship with an employer regardless of their level of earnings, and certain subcontractors, and provides medical expense coverage and other compensation for work related accidents or deaths. Under the WICA, every employer is required to insure and maintain insurance under approved policies unless specifically exempted, and is required to maintain work injury compensation insurance for all employees engaged in manual work.

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Employment Act

The Employment Act 1968 of Singapore (the “Employment Act”) governs matters such as public holiday and sick leave entitlements, minimum days of annual leave, payment of salary and allowable deductions and release for wrongful dismissal, and also governs, among other things, working hours, overtime, rest days, holidays, payment of retrenchment benefit, priority of retirement benefit, annual wage supplements and other conditions of work or service.

Employment of Foreign Manpower Act

The employment of foreign employees in Singapore is governed by the Employment of Foreign Manpower Act 1990 of Singapore (the “EFMA”) and is regulated by the MOM. The EFMA prescribes the responsibilities and obligations of employers of foreign employees in Singapore. The EFMA provides that no person shall employ a foreign employee unless the foreign employee has obtained a valid work pass from the MOM.

In Singapore, the type of work pass to be issued to a foreigner is contingent on, among other things, the type of work and salary being received by the foreigner in question, and their education level, professional qualifications and any special or technical skills they may possess. In addition, the employment of foreign workers is also subject to sector-specific rules regulated by the MOM through the following policy instruments: (a) business activity; (b) approved source countries; (c) the imposition of security bonds and levies; and (d) quota (or dependency ratio ceilings) based on the ratio of local to foreign workers.

Business activity

To be considered to be under the services sector, a company must register that its principal business activity falls under one of the categories of business activities under the services sector provided by MOM such as commerce (retail and wholesale trade). Separately, to be considered to be under the manufacturing sector, a company must meet certain requirements as provided by MOM, such as having a valid factory registration operating in a designated industrial setting, and ensure that the company continues to meet the requirements:

Approved source countries

The approved source countries for foreign workers in the services sector are Malaysia, the People’s Republic of China (the “PRC”), and North Asian sources (the “NAS”) countries. The minimum age for all non-domestic foreign workers is 18 and Malaysian foreign workers must be under 58 years of age and non-Malaysian foreign workers must be under 50 years of age in order to apply for a work permit. In respect of the manufacturing sector, all workers can only work up to 60 years of age.

There are a list of requirements that we must abide by when hiring foreign workers, depending on the age, experience and country of origin of the foreign worker, and there are caps on the maximum number of years that various categories of foreign employees can be employed in Singapore, thus limiting the number of foreign workers we can use to run our business.

Required safety courses

For the manufacturing sector, foreign workers who handle metals and machinery in the metalworking industry, such as certain of our foreign workers, must take a Metalworking Safety Orientation Course or an Apply Workplace Safety and Health in Metal Work course before their work permits can be issued, and such courses may be conducted by either the Occupational Safety and Health Training and Promotion Centre or other training institutions approved by the Chief Inspector appointed by the MOM.

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Infectious Diseases Act

The Infectious Diseases Act 1976 of Singapore (the “IDA”) relates to the quarantine and the prevention of infectious diseases. Application of the IDA regulates any conditions that are likely to lead to the outbreak or spread of any infectious disease and prescribes that any person who is, or is suspected to be, a case or carrier or contact of an infectious disease to be detained and isolated.

Infectious Diseases (COVID-19 — Stay Orders) Regulations 2020

On March 26, 2020, the Ministry of Health of Singapore (the “MOH”) promulgated the Infectious Diseases (COVID-19 — Stay Orders) Regulations 2020 (the “SHN Regulations”) under the Infectious Diseases Act of Singapore.

Under the SHN Regulations, anyone issued a stay order must not leave their place of accommodation (i) if the individual is a traveler who is entering Singapore, on or after October 7, 2021, for the period starting upon the issue of the stay order and ending on the later day of (i) a day specified in the stay order, which must not be later than the 21st day after the date the stay order was issued; (ii) the day that the individual knows that he or she (A) tests negative for COVID-19 after undergoing any ART or PCR test on a respiratory specimen last taken from the individual before the end of the period specified under paragraph (i) and (B) if the individual is required to undergo a serology test, also test positive after undergoing a serology test on a blood specimen last taken from the individual before the end of the period under paragraph (i).

The government of Singapore actively monitored and regulated personal and business activities throughout April 2020 and through the present time in the interest of mitigating the spread of COVID-19. As of February 16, 2022, in preparation for the re-opening after the wave of infections caused by the Omicron variant subsides, the Singapore government announced the easing and streamlining of some safe management measures which took effect on February 25, 2022. The streamlined rules focused on the five safe management measures, namely, rules relating to social gathering group sizes, mask-wearing, workplace requirements, safe distancing and capacity limits. In the event that infection rates begin to rise, we expect the government to implement restrictions in a highly detailed manner, as has been done in the past. On April 26, 2022, there was a further easing of community and border measures due to the fall and stabilization of daily infection numbers, including, without limitation, the removal of group size limits for mask-off activities, all workers may now return to the workplace (an increase from the limit of 75% of those who can work from home), mask-wearing will remain optional in outdoor settings, safe distancing will no longer be required between individuals and groups, and there is a removal of the capacity limit for larger settings/events with more than 1,000 persons.

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COVID-19 measures in relation to our operations

Under the Ministry of Manpower Requirements for Safe Management Measures (the “SMM”) at the workplace updated as of April 22, 2022, among other things:

(a)	Employers have the flexibility to continue implementing vaccination-related instructions for employees for workplace health and safety and business continuity reasons, and in accordance with employment law.

(b)	Employees returning to the workplace are encouraged to self-test when they feel unwell or had recent contact with an infected person. Employers are encouraged to continue to offer flexible work arrangements (the “FWAs”) such as telecommuting and staggered work hours. FWAs have strengthened the resilience of workplaces during the pandemic, support employees’ work-life harmony and contribute to a more engaged and productive workforce and better talent attraction and retention.

(c)	For employees (and contractors and vendors) who are physically onsite at the workplace, mask wearing is required indoors except when (i) not interacting in person with another individual present in that area and (ii) not in customer-facing areas where interaction is likely to happen.

(d)	Employers are encouraged to support employees’ mental well-being during work (whether it is working from home or at the workplace).

(e)	Clean common spaces and touchpoints regularly.

(f)	Increase ventilation where possible, including, increasing the mechanical airflow, open windows or doors to facilitate higher exchange of air.

(g)	Workers should inform their employers if they are unwell, tested positive for COVID-19, or identified by the MOH as a close contact of an infected person.

(h)	Employers are encouraged to, among other things, establish if the colleagues had interacted with the infected worker recently (e.g. meals together with colleagues), conduct ART on colleagues who had interacted with the infected worker and follow health protocols, and clean the area where the infected worker was working.

(i)	Employers must establish a system to implement the SMMs in a sustainable manner so as to provide a safe working environment.

(j)	Appoint Safe Management Officer(s) to assist in the implementation, coordination and monitoring of the system at the workplace.

Central Provident Fund Act

The Central Provident Fund (the “CPF”) system is a mandatory social security savings scheme funded by contributions from employers and employees, pursuant to which an employer is obliged to make CPF contributions for all employees who are Singapore citizens or permanent residents who are employed in Singapore by an employer, with limited exemptions.

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Customs regulations

Goods exported from Singapore are regulated under the Customs Act 1960 of Singapore (the “Customs Act”). To export goods from Singapore, the exporter is required to declare the goods to Singapore Customs, a department under the Ministry of Finance, which is the lead agency for trade facilitation and revenue enforcement. The Singapore Goods and Services Tax (the “GST”) is not levied on goods exported from Singapore. A Customs export permit is required for, among other things, the export of locally manufactured goods or local GST paid goods, the export of goods from free trade zones, dutiable goods from licensed warehouses and non-dutiable goods from a zero-rated warehouse.

Intellectual property rights

The protection of industrial designs is provided for under the Registered Designs Act 2000 of Singapore. Inventions are protected in Singapore under the Patents Act 1994 of Singapore and may be registered either through a domestic application filed with the Registry of Patents within the Intellectual Property Office of Singapore (the “IPOS”) or an international application filed in accordance with the Patent Cooperation Treaty, with the Registry of Patents acting as the receiving office for the application. Trademarks may be protected both under the Trade Marks Act 1998 of Singapore (the “TMA”) and under common law. These two systems are independent of each other. Protection under the TMA is conditional upon registration of the trademark with the Registry of Trade Marks within the IPOS.

MANAGEMENT

The following table sets forth the names, ages and titles of our Executive Directors, and Independent Director Nominees and Executive Officers:

Name	Age	Title

Executive Directors:
Jimmy Neo	60	Executive Director and Chief Executive Officer
Edward Neo	57	Executive Director and Deputy Chief Executive Officer

Independent Director:
Yee Yen Han	68	Independent Director
Chin Chye Koh	67	Independent Director
Gang Wong	52	Independent Director

Executive Officers:
Jimmy Neo	60	Executive Director and Chief Executive Officer
Edward Neo	57	Executive Director and Deputy Chief Executive Officer
CK Neo	55	Chief Operating Officer
Li Hoon Lee	50	Chief Financial Officer

No arrangement or understanding exists between any such Executive Director, Independent Director Nominee or Executive Officer and any other persons pursuant to which any Executive Director, Independent Director Nominee or Executive Officer was elected as such.

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Our Independent Director are elected annually and serve until their successors take office or until their death, resignation or removal. The Executive Officers serve at the pleasure of the board of Directors.

Executive Directors:

Mr. Chin Heng Neo (“Jimmy Neo”) is an Executive Director and Chief Executive Officer of our Group. He was appointed as a director on February 14, 2022. Jimmy Neo is responsible for the Off-Highway Business of our Group conducted through Filtec.

He has more than 25 years of experience in the Off-Highway Business. Between 1984 and 1993, Jimmy Neo was an army officer with the Singapore Armed Forces. In 1993, he joined SP Zone and established work processes and sales channels to include export, wholesale, retail and service/repairs. In September 1999, Jimmy Neo was appointed the managing director of Filtec when the company was set up to expand its product offerings and to cater to different industries. Filtec has later grown to be a reliable distributor and supplier of industrial spare parts. Jimmy Neo is an executive committee member of the Business Leaders Alumni Club in Singapore. He was appointed as a director of SP Zone and Autozone (S) in 2022. In April 2023, he was appointed to the board of directors of Multi Ways Holdings Limited, a Singapore-based public company listed on the New York Stock Exchange American exchange, where he serves as chair of the nomination committee, and as a member of the audit committee and compensation committee.

Jimmy Neo graduated with a Bachelor of Science (Industrial Engineering) degree from The University of Oklahoma, USA in May 1990 and a Technical Diploma in Production Engineering from Singapore Polytechnic in May 1984.

Mr. Chin Aik Neo (“Edward Neo”) is an Executive Director and Deputy Chief Executive Officer of our Group. He was appointed as a director on February 14, 2022. Edward Neo is responsible for overseeing the On-Highway Business of our Group conducted through SP Zone and its subsidiaries.

Edward Neo has more than 30 years of experience in the On-Highway Business. Edward Neo started his career as a sales executive with SP Zone in 1986 where he was involved in the sales of automotive parts. In 1991, he joined Great Eastern Life Assurance Co. Ltd. to be a career agent where he was involved in sales of insurance policies. In 1995, he re-joined our Group and has since been in-charge of the operations and product development activities of our automotive business segment. He was instrumental in the development of our in-house specialty brands such as VETTO for brakes, REV-1 for lubricants and NUTEQ for steering & suspension parts etc. In December 2009, Edward Neo became a director of Autozone (S) when it was incorporated to take over the retail business in the supply of automotive aftermarket spare parts and accessories. He was appointed as a director of SP Zone in 2010 and as a director of Filtec in 2022.

Edward Neo holds GCE Ordinary Level qualifications.

Independent Directors:

Mr. Yee Yen Han (“Mr. Han”) serves as an independent non-executive director. Mr. Han serves as chairman of the audit committee and as a member of the compensation and nomination committees.

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Mr. Han has over 41 years of experience in auditing, accounting, and financial management as a financial controller in different industries. From October 2010 to December 2014, Mr. Han was the group chief financial officer in Jubilee Industries Holdings Ltd., a company whose shares are listed on the Catalist of the Singapore Exchange Securities Trading Limited (stock code: NHD). From December 2014 to July 2015, Mr. Han was the group financial controller of 800 Super Holdings Limited, a company whose shares were previously listed on the Catalist of the Singapore Exchange Securities Trading Limited. From September 2015 to March 2019, Mr. Han was the group financial controller of Kee Song Food Corporation (S) Pte Ltd, a subsidiary of Kee Song Bio-Technology Holdings Limited, a company whose shares are listed on the Taiwan Stock Exchange Corporation (stock code 1258), where he was responsible for handling the group’s financial and accounting matters, ensuring compliance with the Taiwan listing rules and regulations and overseeing the IT department. Since April 2019, Mr. Han works at Y Y Han Management Enterprise as a sole proprietor, where he provides accounting and finance services to small and medium-sized enterprises clients.

Mr. Han obtained a Bachelor of Commerce (Accountancy) in Nanyang University of Singapore in June 1979. Mr. Han is also a Fellow Chartered Accountant of Singapore since July 2013 and a fellow of the Institute of Certified Public Accountants of Singapore since November 2004.

Mr. Chin Chye Koh (“Mr. Koh”) serves as an independent non-executive director. Mr. Koh serves as chairman of the nomination committee and as a member of the audit and compensation committees.

Mr. Koh has over 33 years of experience in managing and advising companies manufacturing engines, generators and related accessories and energy and power related projects. His career began in Cummins Inc. in March 1988, where he started as a country manager in Cummins Sales and Services Singapore Pte Ltd. He then worked in the market segment and later the sales and distribution segment. He retired after working in Cummins Inc. for 30 years, and last held the position of general manager, joint ventures. From August 2018 to July 2021, he was a consultant at Vpower Group International Holdings Limited, a company listed on The Stock Exchange of Hong Kong Limited (stock code: 1608). Since July 2020, he is a consultant at Solomon Technology Corporation, a company listed on the Taiwan Stock Exchange Corporation (stock code: 2359).

Mr. Koh is a chartered mechanical engineer certified by the Institution of Mechanical Engineers since March 1984. He is also a chartered engineer (electrical) certified by the Institution of Engineering and Technology (formerly known as the Institution of Electrical Engineers). Mr. Koh obtained a Master of Business Administration in University of Strathclyde in the United Kingdom in 1994. He further obtained an Executive Master of Business Administration in 2001 from the partnership between Kellogg School of Management at Northwestern University and the Hong Kong University of Science and Technology.

Mr. Gang Wong (“Mr. Wong”) serves as an independent non-executive director. Mr. Wong serves as chairman of the compensation committee and a member of the audit and nomination committees.

Mr. Wong has over 25 years of experience in legal professional services, advising clients on transactions relating to corporate merger and acquisitions, capital markets and initial public offerings. He worked as a legal associate in Shook Lin & Bok LLP from May 1996 to April 1998 and Ang & Partners from July 1998 to January 2000. He re-joined Shook Lin & Bok LLP in February 2000 as a legal associate and has been a partner since January 2002, Mr. Wong is currently a partner and the Head of China Desk in Shook Lin & Bok LLP.

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Mr. Wong also held the position as a director in several listed companies in Singapore. From August 2010 to February 2020, he was an independent non-executive director in Renewable Energy Asia Group Limited, a company engaged in the investment and development of renewable energy and whose shares were previously listed on the Catalist of the Singapore Exchange Securities Trading Limited. From June 2012 to October 2018, he was an independent non-executive director in First REIT Management Limited (formerly known as Bowsprit Capital Corporation Limited), the manager of First Real Estate Investment Trust, a real estate investment trust of hospitals and nursing homes and whose shares are listed on the Mainboard of the Singapore Exchange Securities Trading Limited (stock code: AW9U). Since November 2006, Mr. Wong has been an independent non-executive director in JEP Holdings Ltd (formerly known as Alantac Technology Ltd), a company specializing in aerospace engineering and machining and whose shares are listed on the Catalist of the Singapore Exchange Securities Trading Limited (stock code: 1J4). Since May 2019, Mr. Wong has been an independent non-executive director of Tianjin Pharmaceutical Da Ren Tang Group Corporation Limited (formerly known as Tianjin Zhong Xin Pharmaceutical Group Corporation Limited), a company engaged in the manufacturing and distribution of traditional Chinese medicine and pharmaceutical products and whose shares are listed on the Mainboard of the Singapore Exchange Securities Trading Limited (stock code: T14) and the Shanghai Stock Exchange (stock code: 600329). Since April 2023, he has served on the board of directors of Multi Ways Holdings Limited, a Singapore-based public company listed on the New York Stock Exchange American exchange, where he serves as chair of compensation committee, and as a member of the audit committee and nomination committee.

Mr. Wong obtained a Bachelor of Laws Honors degree in the National University of Singapore in July 1995. He has been admitted as an advocate and solicitor at the Supreme Court of Singapore since May 1996.

Executive Officers:

Mr. Ching Kiat Neo (“CK Neo”) is our Chief Operating Officer, responsible for our Group’s supply chain and retail business. He started his career in 1993 with SP Zone in charge of accounting and sales functions. In January 1995, when the partnership was converted into a private limited company, CK Neo was appointed as a director of SP Zone. In December 2009, he became a director of Autozone (S) when the company was incorporated to take over the retail business in the supply of automotive aftermarket parts and accessories. Subsequently, in September 2010, he resigned from his directorship in SP Zone to focus on the retail business of SP Zone. In 2022, he resigned his directorship in Autozone (S).

CK Neo graduated with a Bachelor of Accountancy degree from Nanyang Technological University in July 1993.

Ms. Li Hoon Lee (“Ivy Lee”) is our Chief Financial Officer, responsible for our Group’s finance and accounting functions, including treasury, financial planning, credit management, tax and risk management, and other general corporate and administrative functions of our Group.

Ms. Lee has over 27 years of experience in managing finance and accounting matters in businesses. In 1994, she started her career as an audit assistant at Ahmad Zaki Association, a public accounting firm in Malaysia. In March 1996, she joined Tat Lee Bank Ltd as a customer service assistant in the accounts department. In February 2000, Ms. Lee joined Sin Thai Hin Holdings Pte Ltd as an accounts executive responsible for the group’s finance and accounting functions. In May 2004, she joined our Group as an accounts executive and risen to finance manager where she was responsible for our finance and accounting functions. In April 2015, she was promoted to Financial Controller.

Ms. Lee is an associate member of the Institute of Singapore Chartered Accountants and the Association of Chartered Certified Accountants, United Kingdom. She holds a London Chamber of Commerce and Industry (LCCI) Third Level Group Diploma in Management Accounting in 1994 and completed Professional Part 1 of the Association of Chartered Certified Accountants examinations in June 2005.

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Committees of the Board of Directors

Our board of Directors has established an audit committee, a compensation committee and a nomination committee, each of which operate pursuant to a charter adopted by our board of Directors. The board of Directors may also establish other committees from time to time to assist our company and the board of Directors. The composition and functioning of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq Capital Market and the SEC rules and regulations, if applicable. Each committee’s charter will be available on our website at www.sag.sg. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit committee

Mr. Han, Mr. Koh, and Mr. Wong serve on the audit committee, which is chaired by Mr. Han. Our board of Directors has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq Capital Market, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of Directors has designated Mr. Han as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 20-F;
●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
●	preparing the audit committee report required by the SEC rules to be included in our annual proxy statement;
●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
●	reviewing earnings releases.

Compensation committee

Mr. Wong, Mr. Han, and Mr. Koh serve on the compensation committee, which is chaired by Mr. Wong. The compensation committee’s responsibilities include:

●	evaluating the performance of our Directors and Chief Executive Officer in light of our company’s corporate goals and objectives and, based on such evaluation: (i) recommending to the board of Directors the cash compensation of our Directors and Chief Executive Officer, and (ii) reviewing and approving grants and awards to our Directors and Chief Executive Officer under equity-based plans;
●	reviewing and recommending to the board of Directors the cash compensation of our other Executive Officers and members of senior management;
●	reviewing and establishing our overall management compensation, philosophy and policy;

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●	overseeing and administering our compensation and similar plans;
●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq Capital Market rules;
●	retaining and approving the compensation of any compensation advisors;
●	reviewing and approving our policies and procedures for the grant of equity-based awards;
●	reviewing and recommending to the board of Directors the compensation of our Directors; and
●	preparing the compensation committee report required by SEC rules, if and when required.

Nomination committee

Mr. Koh, Mr. Han, and Mr. Wong serve on the nomination committee, which is chaired by Mr. Koh. Our board of Directors has determined that each member of the nomination committee is “independent” as defined in the applicable Nasdaq Capital Market rules. The nomination committee’s responsibilities include:

●	developing and recommending to the board of Director’s criteria for board and committee membership;
●	establishing procedures for identifying and evaluating Director candidates, including nominees recommended by stockholders; and
●	reviewing the composition of the board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us.

While we do not have a formal policy regarding board diversity, our nomination committee and board of Directors will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender or national origin). Our nomination committee’s and board of Directors’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

Foreign Private Issuer Status

The Nasdaq Capital Market listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of the Nasdaq Capital Market. The application of such exceptions requires that we disclose each Nasdaq Capital Market corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq Capital Market corporate governance standard. We currently follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq Capital Market in respect of the following:

●	the majority independent director requirement under Section 5605(b)(1) of the Nasdaq Capital Market listing rules;

●	the requirement under Section 5605(d) of the Nasdaq Capital Market listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation;

●	the requirement under Section 5605(e) of the Nasdaq Capital Market listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors;

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●	the Shareholder Approval Requirements under Section 5635 of the Nasdaq Capital Market listing rules; and

●	the requirement under Section 5605(b)(2) of the Nasdaq Capital Market listing rules that the independent directors have regularly scheduled meetings with only the independent directors present.

Code of Conduct and Code of Ethics

We have a written code of business conduct and ethics that applies to our Directors, Executive Officers, and employees, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller or persons performing similar functions. A current copy of this code will be posted on the Corporate Governance section of our website, which is located at www.sag.sg. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. We intend to disclose any amendments to the code of ethics, and any waivers of the code of ethics or the code of conduct for our Directors, Executive Officers, and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq Capital Market.

Compensation of Executive Directors and Executive Officers

The following table summarizes all compensation received by our Executive Directors and Executive Officers during the financial years ended December 31, 2023 and 2022. Bonuses are not payable pursuant to a bonus plan, but rather are made on a discretionary basis in consideration of contributions and profitability of the Company for the year under which such bonus was paid as determined by our Compensation Committee. The Company does not have a profit sharing or equity incentive plan.

	Summary Compensation Table

	Compensation Paid
Name and Principal Position	Year	Salary (S$)	Bonus (S$)	Other Compensation(1) (S$)

Jimmy Neo, Chief Executive Officer	2023	173,250	15,000	12,928
	2022	148,000	12,750	11,865

Edward Neo, Deputy Chief Executive Officer	2023	162,000	13,750	12,610
	2022	147,900	12,750	11,865

CK Neo, Chief Operating Officer	2023	141,000	12,000	18,564
	2022	132,000	11,000	18,190

Ivy Lee, Chief Financial Officer	2023	123,000	31,000	17,340
	2022	93,000	8,000	13,600

(1) Other compensation includes allowance and employer’s contribution to the Central Provident Fund.

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Directors’ Agreements

Each of our independent directors has entered into a Director’s Agreement with the Company. The terms and conditions of such Directors’ Agreements are similar in all material aspects. Each Director’s Agreement is for an initial term of one year and will continue until the Director’s successor is duly elected and qualified. Each Director will be up for re-election each year at the annual shareholders’ meeting and, upon re-election, the terms and provisions of his or her Director’s Agreement will remain in full force and effect. Any Director’s Agreement may be terminated for any or no reason by the Director or at a meeting called expressly for that purpose by a vote of the shareholders holding more than 50% of the Company’s issued and outstanding Ordinary Shares entitled to vote.

Under the Directors’ Agreements, the initial annual salary that is payable to each of our independent director nominees is as follows:

Name of Director	Compensation (S$)

Yee Yen Han	30,000
Chin Chye Koh	24,000
Gang Wong	24,000

* Our Directors who are employees will receive their salaries as such, but no additional compensation for also serving as a director. See “Summary Compensation Table” above.

In addition, our Directors will be entitled to participate in such share option scheme as may be adopted by the Company, as amended from time to time. The number of options granted, and terms of those options will be determined from time to time by a vote of the board of Directors, provided that each Director shall abstain from voting on any such resolution or resolutions relating to the grant of options to that Director.

Other than as disclosed above, none of our Directors have entered into a service agreement with our Company or any of our subsidiaries that provides for benefits upon termination of employment.

Indemnification Agreements

We have entered into indemnification agreements with each of our Directors and Executive Officers. Under these agreements, we agree to indemnify our Directors and Executive Officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a Director or Executive Officer of our Company. However, we understand that in the opinion of the SEC, such indemnification is against public policy for liabilities arising under the Securities Act and may be unenforceable.

RESALE SHAREHOLDERS

The Ordinary Shares being offered by the Resale Shareholders were issued to the Resale Shareholders on September 29, 2022 as part of a group reorganization pursuant to which the Resale Shareholders transferred all of its shares of SAGI, which they had previously purchased from Soon Aik for cash, to the Company in exchange for an equivalent proportional percentage of Ordinary Shares of the Company. We are registering those Ordinary Shares in order to permit the Resale Shareholders to offer the shares for resale from time to time.

This prospectus covers the offering for resale of 1,091,000 Ordinary Shares by the Resale Shareholders. This prospectus and any prospectus supplement will only permit the Resale Shareholders to sell the number of Ordinary Shares identified in the column “Number of Ordinary Shares to be Sold.”, which Ordinary Shares will be sold only after the 875,000 Ordinary Shares are sold pursuant to the IPO. The Ordinary Shares issued to the Resale Shareholders are “restricted” securities under applicable U.S. federal and state securities laws and are being registered to provide the Resale Shareholders the opportunity to sell those Ordinary Shares.

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The following table sets forth the name of the Resale Shareholders who are offering the Ordinary Shares for resale by this prospectus, the number and percentage of Ordinary Shares beneficially owned by such Resale Shareholders, the number of Ordinary Shares that may be offered for resale by this prospectus and the number and percentage of Ordinary Shares such Resale Shareholders will own after the offering. The information appearing in the table below is based on information provided by or on behalf of the named Resale Shareholders. We will not receive any proceeds from the resale of the Ordinary Shares by the Resale Shareholders. The Resale Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Resale Shareholders	Ordinary Shares Beneficially Owned Prior to Offering	Percentage Ownership Prior to Offering(3)	Number of Ordinary Shares to be Sold	Number of Ordinary Shares Owned After Offering(4)	Percentage Ownership After Offering(3)

Soon Aik Global Pte Ltd(1)	8,559,000	86.67	650,000	7,909,000	80.09
Celestial Horizon Holdings Limited (2)	441,000	4.47	441,000	-	-

(1)	The persons having voting, dispositive or investment powers over Soon Aik Global Pte Ltd is owned by CE Neo, Jimmy Neo, Edward Neo and CK Neo, each holding a 25.0% interest. The address for Soon Aik Global Pte Ltd is 14 Ang Mo Kio Street 63 Singapore 569116.

(2)	The persons having voting, dispositive or investment powers over Celestial Horizon Holdings Limited is Ms. Sophie Tran. The registered address for Celestial Horizon Holdings Limited is Vistra Corporate Services Centre Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Celestial Horizon Holdings Limited is not an affiliate of the Company.

(3)	Based on 9,875,000 Ordinary Shares issued and outstanding prior to completion of the Company’s initial public offering.

(4)	Since we do not have the ability to control how many, if any, of their shares each of the Resale Shareholders will sell, we have assumed that the Resale Shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the offering and their percentage of ownership following the offering.

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RELATED PARTY TRANSACTIONS

We have adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee on a going forward basis.

Set forth below are related party transactions of our Company for the financial years ended December 31, 2023, 2022 and 2021, which are identified in accordance with the rules prescribed under Form F-1 and Form 20-F and may be considered as related party transactions under Singapore law, and which reflects all related party transactions as of the date of this prospectus.

Related Party Shareholdings

As of the date of this prospectus, the Company has an interest-free intracompany loan in the amount of approximately US$7.6 million owing to our controlling shareholder Soon Aik, which intracompany loan was made in connection with the Preoffering Reorganization pursuant to which funds were advanced to us from Soon Aik for the purpose of paying the expenses of obtaining a listing of our Ordinary Shares, and for general working capital and corporate purposes. We intend to use approximately 20.0% of the proceeds from the IPO to pay down this debt, with the balance to be repaid from operating revenues. In 2022, the Company issued a one-time dividend of approximately US$1.5 million to the shareholders and in 2021, SP Zone and Filtec issued a one-time dividend of approximately US$13.6 million to Soon Aik.

Jimmy Neo owns a 50.0% equity stake in EU Holdings Pte Ltd (“EU Holdings”), which in turn is the parent entity of EU Group Pte Ltd (“EU Group”):

(1)	EU Group is the property owner of 14 Ang Mo Kio Street 63 Singapore 569116, which is used by SP Zone and Filtec as corporate headquarters and to manage their respective businesses. Through the Logistics Services Agreement dated January 1, 2020 between EU Group and SP Zone and the Logistics Services Agreement dated January 1, 2020 between EU Group and Filtec, both SP Zone and Filtec are able to use the office space at 14 Ang Mo Kio Street 63 Singapore 569116, and EU Group manages warehouse storage, fleet transportation and general logistics services for SP Zone and Filtec, respectively. Both agreements have a term of two years that have auto-renewed for a third year. The total annual estimated value of the logistics agreement with SP Zone is S$360,000 and of the logistics agreement with Filtec is S$372,000. We believe that the terms of these agreements are on market terms and similar to what would be obtained from third-party as an arms-length transaction. The Logistics Services Agreements between EU Group and SP Zone, and EU Group and Filtec, respectively, both SP Zone and Filtec are able to use the office space at 14 Ang Mo Kio Street 63 Singapore 569116 had been renewed on January 1, 2023 for a period of another two (2) years with auto renewal for 1 year.

(2)	EU Holdings is the parent entity of Jurong Barrels & Drums Industries Pte Ltd, which manages a recycling and waste management business that re-conditions used drums and barrels, and which receives nominal payments (less than $1,000 per year) from transactions with the Company.

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Our Group has ordinary course dealings with two entities in which CE Neo has an interest. These interests are described here:

(3)	CE Neo is the sole owner of an entity called Soon Aik Holdings Pte Ltd (“SA Holdings”) and N-United Pte Ltd (“N-United”) in Singapore, which in turn are sole owners of the following entities, which entities facilitate our Group’s sales in Australia and Indonesia. SA Holdings is the parent entity of Spare-Parts Zone (Australia) Pty Ltd, and Branded Filters Pty Ltd, and an associated entity with Oceania Power & Solutions Pty Ltd. in Australia. N-United is the parent entity of PT Heavy Machindo Diesel in Indonesia.
(4)	Soon Aik, the parent entity of SAGI, in turn is also the parent entity of Power Trans Engineering Pte Ltd (“Power Trans”), Auto Saver Pte Ltd (“Auto Saver”) and Fleetzone Autoparts (M) Sdn Bhd (“Fleetzone”). Auto Saver oversees three automotive service workshops in Singapore. Power Trans manages the Allison brand of transmissions and related spare-parts. Fleetzone manages the property in Malaysia which is leased to Autozone (M). Soon Aik is also an investment holding entity and property owner, which rents properties to SP Zone for their retail businesses.

Sales, sundry income, cost of sales and expenses for the related entities above for six months ended June 30, 2024, were:

Company	Sales	Sundry Income	Cost of Sales	Expenses
	$’000	$’000	$’000	$’000

Spare-Parts Zone (Australia) Pty Ltd(3)	206	-	-	-
Branded Filters Pty Ltd(3)	286	-	1	*
Jurong Barrels & Drums Industries Pte Ltd(2)	*	-	*	-
Oceania Powers & Solutions Pty Ltd(3)	25	12	44	-
PT Heavy Machindo Diesel(3)	274	-	616	*
Power Trans Engineering Pte Ltd(4)	503	11	247	11
Auto Saver Pte Ltd(4)	108	*	-	152
Soon Aik Global Pte Ltd(4)	-	-	-	71
EU Group Pte Ltd(1)	-	-	-	272
Fleetzone Autoparts (M) Sdn Bhd(4)	-	-	-	13

* This is related to the figure which is immaterial.

Sales, sundry income, cost of sales and expenses for the related entities above for the financial year ended December 31, 2023, were:

Company	Sales	Sundry Income	Cost of Sales	Expenses
	$’000	$’000	$’000	$’000

Spare-Parts Zone (Australia) Pty Ltd(3)	289	-	-	-
Branded Filters Pty Ltd(3)	633	-	490	8
Jurong Barrels & Drums Industries Pte Ltd(2)	*	-	1	*
Oceania Powers & Solutions Pty Ltd(3)	179	25	176	2
PT Heavy Machindo Diesel(3)	882	*	1,293	-
Power Trans Engineering Pte Ltd(4)	1,000	21	531	25
Auto Saver Pte Ltd(4)	243	4	-	332
Soon Aik Global Pte Ltd(4)	*	*	-	151
EU Group Pte Ltd(1)	-	-	-	545
Fleetzone Autoparts (M) Sdn Bhd(4)	-	-	-	22

* This is related to the figure which is immaterial.

Sales, sundry income, cost of sales and expenses for the related entities above for the financial year ended December 31, 2022, were:

Company	Sales	Sundry Income	Cost of Sales	Expenses
	$’000	$’000	$’000	$’000

Spare-Parts Zone (Australia) Pty Ltd(3)	511	1	-	-
Branded Filters Pty Ltd(3)	1,352	4	-	-
Jurong Barrels & Drums Industries Pte Ltd(2)	1	-	1	1
Oceania Powers & Solutions Pty Ltd(3)	49	25	30	-
PT Heavy Machindo Diesel(3)	514	*	577	-
Power Trans Engineering Pte Ltd(4)	115	24	630	16
Auto Saver Pte Ltd(4)	227	1	2	318
Soon Aik Global Pte Ltd(4)	-	*	-	196
EU Group Pte Ltd(1)	-	-	-	530
Fleetzone Autoparts (M) Sdn Bhd(4)	-	-	-	24

* This is related to the figure which is immaterial.

Sales, sundry income, cost of sales and expenses for the related entities above for the financial year ended December 31, 2021 were:

Company	Sales	Sundry Income	Cost of Sales	Expenses
	$’000	$’000	$’000	$’000

Spare-Parts Zone (Australia) Pty Ltd(3)	230	-	-	-
Branded Filters Pty Ltd(3)	1,039	1	-	-
Oceania Powers & Solutions Pty Ltd(3)	41	25	99	-
PT Heavy Machindo Diesel(3)	318	1	51	-
Power Trans Engineering Pte Ltd(4)	17	21	640	9
Auto Saver Pte Ltd(4)	3	248	361	270
Soon Aik Global Pte Ltd(4)	-	26	-	216

The shareholders of Soon Aik, CE Neo, Jimmy Neo, Edward Neo and CK Neo, also provide corporate and personal guarantees for bank credit facilities.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our Memorandum and Amended and Restated Articles of Association and the Companies Act (as revised) of the Cayman Islands, which we refer to as the Companies Act (as revised) below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$100,000 divided into 200,000,000 shares, par value US$0.0005 each. As of the date of this prospectus, 9,000,000 ordinary shares are issued and outstanding.

The following are summaries of certain material provisions of our Memorandum and Amended and Restated Articles of Association and the Companies Act (as revised) insofar as they relate to the material terms of our Ordinary Shares.

Our Memorandum and Amended and Restated Articles of Association

The following are summaries of material provisions of the Memorandum and Amended and Restated Articles of Association and of the Companies Act (as revised), insofar as they relate to the material terms of our ordinary shares.

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Objects of Our Company. Under our Memorandum and Amended and Restated Articles of Association, the objects of our Company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act (as revised).

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to a bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of Directors. Our Memorandum and Amended and Restated Articles of Association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by way of a poll save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:

●	at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative for the time being entitled to vote at the meeting;
●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and
●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

Major shareholders are not entitled to any additional voting rights other than those already provided by Ordinary Shares.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our Memorandum and Amended and Restated Articles of Association, a reduction of our share capital and the winding up of our Company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

Provisions regarding Directors.

●	Directors must disclose the nature of their interest in any contract or arrangement in which they have an interest that would reasonably be likely to affect a Director’s status as an Independent Director, or that would constitute a “related party transaction” requires the approval of the Audit Committee. If so approved, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

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●	The Directors shall receive such remuneration as the Board may from time to time determine. Directors are entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of the Board or committees of the board or general meetings or separate meetings of any class of shares or of debenture of the Company or otherwise in connection with the discharge of duties as a Director.

●	The Board may exercise all the powers of the Company to raise or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Act, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

●	There is no age limit requirement to be a Director, nor a retirement or non-retirement age limit.

●	No Director shall be required to hold any shares of the Company by way of qualification and a Director who is not a Member shall be entitled to receive notice of and to attend and speak at any general meeting of the Company and of all classes of shares of the Company.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act (as revised) to call shareholders’ annual general meetings. Our Memorandum and Amended and Restated Articles of Association provide that we shall, if required by the Companies Act (as revised), in each year hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our Directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of Directors in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our board of Directors or by a majority of our board of Directors. Advance notice of not less than ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act (as revised) does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Amended and Restated Articles of Association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our Company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Memorandum and Amended and Restated Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by our board of Directors. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Our board of Directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of Directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of Directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

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●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our Directors may from time to time require is paid to us in respect thereof.

If our Directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as our board of Directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of Directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of Directors. Under the Companies Act (as revised), the redemption or repurchase of any share may be paid out of our Company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act (as revised) no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our Company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our post-offering Memorandum and Amended and Restated Articles of Association authorizes our board of Directors to issue additional ordinary shares from time to time as our board of Directors shall determine, to the extent of available authorized but unissued shares.

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Our Memorandum and Amended and Restated Articles of Association also authorize our board of Directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of Directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our Memorandum and Amended and Restated Articles of Association have provisions that provide our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our Memorandum and Amended and Restated Articles of Association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of Directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our Directors may only exercise the rights and powers granted to them under our Memorandum and Amended and Restated Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Exempted Company. We are an exempted company with limited liability under the Companies Act (as revised). The Companies Act (as revised) distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

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“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

CERTAIN CAYMAN ISLANDS COMPANY CONSIDERATIONS

Differences in Corporate Law

The Companies Act (as revised) is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act (as revised) and the current Companies Act of England. In addition, the Companies Act (as revised) differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act (as revised) applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act (as revised) permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act (as revised). The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

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Separate from the statutory provisions relating to mergers and consolidations, the Companies Act (as revised) also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made or a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act (as revised).

The Companies Act (as revised) also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act (as revised) also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act (as revised); and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act (as revised), the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

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Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s Memorandum and Amended and Restated of Articles of Association may provide for indemnification of Directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Amended and Restated Articles of Association provide that that we shall indemnify our Directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Director or officers in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our Directors and Executive Officers that provide such persons with additional indemnification beyond that provided in our Memorandum and Amended and Restated Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, Executive Officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a Director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a Director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a Director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a Director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a Director, Executive Officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a Director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a Director, the Director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a Director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as Director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A Director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a Director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

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Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our Amended and Restated Articles of Association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our Amended and Restated Articles of Association and may not be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of Directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act (as revised) does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Articles of Association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Amended and Restated Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of Directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Amended and Restated Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a Director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Articles of Association, subject to certain restrictions as contained therein, Directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Under our Amended and Restated Articles of Association, a Director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of Directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our Memorandum and Amended and Restated Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of Directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of Directors.

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Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of Directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of Directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our Memorandum and Amended and Restated Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering Memorandum and Amended and Restated Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Amended and Restated Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

Other than the issuance of securities in connection with the Preoffering Reorganization, we have not issued any securities in the past three years.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

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Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

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We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at www.sag.sg or through phone number at +65 6383 7540.

Anti-Money Laundering Matters

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the IPO, we have 9,875,000 Ordinary Shares issued and outstanding.

The Ordinary Shares sold in the IPO by the Company will be freely transferable in the United States, without restriction or further registration under the Securities Act, by persons other than our “affiliates.” Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. Our Ordinary Shares outstanding immediately prior to the completion of the IPO are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 promulgated under the Securities Act, which rule is summarized below. Restricted shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our Ordinary Shares acquired in this offering by our affiliates.

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Sales of substantial amounts of our Ordinary Shares in the public market could adversely affect prevailing market prices of our Ordinary Shares. While we have approval to list our Ordinary Shares on the Nasdaq Capital Market, we cannot assure you that a regular trading market will develop in the Ordinary Shares.

Lock-Up Agreements

We have agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions not to (1) offer, sell, lend, hedge, pledge, contract to sell, lend or hedge any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any other securities so owned convertible into or exercisable or exchangeable for Ordinary Shares, or (2) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise.

Furthermore, each of our Directors, Executive Officers and principal shareholders (5.0% or more shareholders), except for Soon Aik, with respect to their Ordinary Shares sold in this offering, has also entered into a similar lock-up agreement with the underwriters for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our Ordinary Shares, and securities that are substantially similar to our Ordinary Shares.

We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than six months but not more than one year may sell such Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than one year may freely sell our Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10.0% or more of our outstanding shares), and have beneficially owned our Ordinary Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	One percent of the then outstanding Ordinary Shares; or

●	The average weekly trading volume of our Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

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Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

EXPENSES RELATED TO THE IPO

Set forth below is an itemization of the total expenses, excluding underwriting discounts, which are expected to be incurred by us in connection with the offer. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the Nasdaq Capital Market market entry and listing fee, all amounts are estimates.

		Amount
SEC registration fee	US$	2,469
FINRA filing fee	US$	2,900
Nasdaq Capital Market market entry and listing fee	US$	15,000
Printing and engraving expenses	US$	10,447
Legal fees and expenses	US$	571,000
Accounting fees and expenses	US$	271,000
Miscellaneous	US$	280,000
Underwriter expenses	US$	375,000

Total	US$	1,527,816

These expenses will be borne by us.

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MATERIAL TAX CONSIDERATIONS

The following summary of certain Cayman Islands and U.S. federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Ordinary Shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers Dill & Pearman, our counsel as to Cayman Islands law.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

We have received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation shall apply to our Company or its operations; and that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (a) on or in respect of the shares, debentures or other obligations of our Company; or (b) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act of the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of our Ordinary Shares.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by U.S. Holders (as defined below) that acquire our Ordinary Shares in this offering and hold our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Ordinary Shares.

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General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, as described above, and the activities of the partnership. Partnerships holding our Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Ordinary Shares.

Dividends

The entire amount of any cash distribution paid with respect to our Ordinary Shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the Ordinary Shares exceed our current or accumulated earnings and profits, such distributions will not be dividends, but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in the Ordinary Shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

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Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of Ordinary Shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in such Ordinary Shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

A U.S. Holder that receives Singapore dollars or another currency other than U.S. dollars on the disposition of our Ordinary Shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Ordinary Shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company,” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of our Ordinary Shares following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

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However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our Ordinary Shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Ordinary Shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or future taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Ordinary Shares. Under the PFIC rules: such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares; such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income; such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and we own any equity in a non-United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we intend to apply for the listing of our Ordinary Shares on the Nasdaq Capital Market, we cannot guarantee that our listing will be approved. Furthermore, we cannot guarantee that, once listed, our Ordinary Shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the Ordinary Shares are considered marketable for these purposes.

If an effective mark-to-market election is made with respect to our Ordinary Shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over its adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the Ordinary Shares held at the end of the taxable year over the fair market value of such Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

97

If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN THE OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR ORDINARY SHARES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

LEGAL MATTERS

The validity of the Ordinary Shares offered in this offering and certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman.

Certain legal matters as to Singapore law will be passed upon for us by Loo & Partners.

Certain legal matters as to United States federal securities laws in connection with this offering will be passed upon by TroyGould PC.

98

EXPERTS

The financial statements as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023 included in this prospectus have been audited by Audit Alliance LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing. The office of Audit Alliance LLP is located at 10 Anson Road, #20-16 International Plaza, Singapore 079903.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Ordinary Shares sold in the IPO. For the purposes of this section, the term “registration statement” means the original registration statement and any and all amendments thereto including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our Ordinary Shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC All information filed with the SEC, including the registration statement, can be obtained over the Internet at the SEC’s website or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our Directors, Executive Officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. As we are a foreign private issuer, we will be required to file our annual report on Form 20-F within 120 days of the end of each year. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders.

99

SAG HOLDINGS LIMITED AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholder and Board of Directors of

SAG HOLDINGS LIMITED AND SUBSIDIARIES

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SAG Holdings Limited and Subsidiaries (collectively referred to as the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2023 and the related notes to the financial statements and schedule (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Audit Alliance LLP

Singapore

We have served as the Company’s auditor since 2022.

May 28, 2024

PCAOB ID Number 3487

F-2

SAG HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Currency expressed in United States Dollars (“US$”))

	As of December 31,
	2023	2022
	$’000	$’000

ASSETS
Current assets:
Cash and cash equivalents	690	919
Restricted cash	297	368
Accounts receivable, net	11,382	12,446
Accounts receivable, related parties	3,168	3,711
Inventories	18,959	18,780
Amounts due from related parties	63	14
Deposits, prepayments and other receivables	3,039	3,393

Total current assets	37,598	39,631

Non-current assets:
Property and equipment, net	830	495
Right-of-use assets, net	628	207

Total non-current assets	1,458	702

TOTAL ASSETS	39,056	40,333

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	4,649	4,995
Customer deposits	3,971	4,039
Amounts due to related parties	9,308	11,460
Bank borrowings	15,786	15,861
Lease liabilities	422	204
Income tax payable	314	337

Total current liabilities	34,450	36,896

Long-term liabilities:
Bank borrowings	991	1,806
Lease liabilities	525	242
Deferred tax liabilities	39	38

Total long-term liabilities	1,555	2,086

TOTAL LIABILITIES	36,005	38,982

Commitments and contingencies	-	-

Shareholders’ equity
Ordinary share, par value US$0.0005 per share, 200,000,000 shares authorized, 9,000,000 ordinary shares issued and outstanding	5	5
Additional paid-in capital	1,241	1,241
Accumulated other comprehensive loss	(4)	(72)
Retained earnings	1,649	100

Total shareholders’ equity attributable to the controlling shareholder	2,891	1,274
Non-controlling interest	160	77

Total shareholders’ equity	3,051	1,351

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	39,056	40,333

See accompanying notes to consolidated financial statements.

F-3

SAG HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Currency expressed in United States Dollars (“US$”))

	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Revenues	59,521	51,445

Cost of revenue	(48,611)	(42,165)

Gross profit	10,910	9,280

Operating cost and expenses:
Selling and distribution	(1,423)	(1,692)
General and administrative	(6,959)	(5,978)

Total operating cost and expenses	(8,382)	(7,670)

Income from operations	2,528	1,610

Other income (expense):
Interest income	2	2
Interest expense	(1,033)	(634)
Government grant	74	79
Foreign exchange gain, net	151	586
Other income	182	209

Total other (expense) income, net	(624)	242

Income before income taxes	1,904	1,852

Income tax expense	(275)	(325)

NET INCOME	1,629	1,527

Less: Net income attributable to non-controlling interest	(79)	(77)

NET INCOME ATTRIBUTABLE TO THE CONTROLLING SHAREHOLDER	1,550	1,450

Net income per share
Basic and Diluted	0.18	0.16

Weighted average number of ordinary shares outstanding
Basic and Diluted (’000)	9,000	9,000

NET INCOME ATTRIBUTABLE TO THE CONTROLLING SHAREHOLDER	1,550	1,450

Other comprehensive loss:
Foreign currency translation adjustment	68	18

COMPREHENSIVE INCOME	1,618	1,468

*	These are related to the figures which are immaterial.

See accompanying notes to consolidated financial statements.

F-4

SAG HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Ordinary Shares
	No. of shares	Amount	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity attributable to the controlling shareholder	Non-controlling interest	Total shareholders’ equity
	’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Balance as of January 1, 2022	9,000	5	1,241	(90)	130	1,286	-	1,286

Dividends declared to the former shareholders	-	-	-	-	(1,480)	(1,480)	-	(1,480)
Foreign currency translation adjustment	-	-	-	18	-	18	-	18
Net income for the year	-	-	-	-	1,450	1,450	77	1,527

Balance as of December 31, 2022	9,000	5	1,241	(72)	100	1,274	77	1,351

Foreign currency translation adjustment	-	-	-	68	-	68	-	68
Effect from exchange rate	-	-	-	-	-	-	3	3
Net income for the year	-	-	-	-	1,549	1,549	80	1,629

Balance as of December 31, 2023	9,000	5	1,241	(4)	1,649	2,891	160	3,051

See accompanying notes to consolidated financial statements.

F-5

SAG HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Currency expressed in United States Dollars (“US$”))

	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Cash flows from operating activities:
Net income	1,629	1,527
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	129	157
Depreciation of right-of-use assets	342	99
Allowance for doubtful debts	251	182
Reserve for obsolete inventories	231	62

Change in operating assets and liabilities:
Accounts receivable	1,701	(4,104)
Inventories	(5)	(3,517)
Deposits, prepayments, and other receivables	428	(1,077)
Accounts payable and accrued liabilities	(455)	3,120
Balance with related parties	(99)	-
Customer deposits	(156)	1,219
Income tax (payable) refund	(31)	276

Net cash provided by (used in) operating activities	3,965	(2,056)

Cash flows from investing activity:
Purchase of property and equipment	(455)	(283)

Net cash used in investing activity	(455)	(283)

Cash flows from financing activities:
(Repayment) Proceeds from bank borrowings, net	(1,275)	2,321
Repayment of lease liabilities	(272)	(182)
Dividend payment to the ultimate holding company	(2,351)	-

Net cash (used in) provided by financing activities	(3,898)	2,139

Effect on exchange rate change on cash, cash equivalents and restricted cash	88	30

Net change in cash, cash equivalent and restricted cash	(300)	(170)

BEGINNING OF YEAR	1,287	1,457

END OF YEAR	987	1,287

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	375	57
Cash paid for interest	1,033	634

Reconciliation to amounts on consolidated balance sheets:
Cash and cash equivalents	690	919
Restricted cash	297	368

Total cash and cash equivalents, and restricted cash	987	1,287

See accompanying notes to consolidated financial statements.

F-6

NOTE－1	BUSINESS OVERVIEW AND BASIS OF PRESENTATION

SAG Holdings Limited (“SAG”) is incorporated in the Cayman Islands on February 14, 2022 under the Companies Act (as revised) as an exempted company with limited liability. The Company was established under the laws of Cayman Islands on February 14, 2022, with authorized share of 100,000,000 ordinary shares of par value US$0.001 each. On January 5, 2024, the Company amended its memorandum of association to effect a 1:2 forward stock split and to change the authorized share capital to $100,000 divided into 200,000,000 ordinary shares, of a par value of $0.0005 each.

SAG, through its subsidiaries (collectively referred to as the “Company”) are mainly engaged in the sale and distribution of the automotive and industrial spare parts with operations primarily based out of Singapore, and global sales primarily generated from the Middle East and Malaysia. The Company has over 40 years of experience in supplying genuine and aftermarket spare parts to on-highway applications. Over the years, the Company has extended to supply the products to off-highway applications in the marine, energy, mining, construction, agriculture, and oil and gas industries. The business is comprised of On-Highway Business serving the automotive sector and Off-Highway Business primarily servicing the marine, energy, mining, construction, agriculture, and oil and gas sectors.

Description of subsidiaries incorporated and controlled by the Company

Name	Background	Effective ownership

SAG Investments Limited (“SAGI”)	● British Virgin Islands company ● Incorporated on November 17, 2021 ● Issued and outstanding 1,000 ordinary shares for US$1,000 ● Investment holding ● Provision of investment holding	100% owned by SAG

Filtec Private Limited (“Filtec”)

● Singaporean company

● Incorporated on September 1, 1999

● Issued and outstanding 650,000 ordinary shares for SGD650,000

● Manufacturing and repair of separation or mixing equipment and general wholesale trade

100% owned by SAGI

Spare-Parts Zone Pte. Ltd (“SP Zone”)

● Singaporean company

● Incorporated on January 3, 1995

● Issued and outstanding 1,000,00 ordinary shares for SGD1,000,000

● Supply a wide range of automotive spare parts and lubricants genuine and aftermarket spare parts for use in passenger and commercial on-highway vehicles

100% owned by SAGI

Autozone Automotive Pte Ltd (“Autozone (S)”)

● Singaporean company

● Incorporated on December 7, 2009

● Issued and outstanding 1,000,000 ordinary shares for SGD1,000,000

● Manufacturing and processing of automotive components or parts assembling re-engineering

100% owned by SP Zone

Autozone Sdn. Bhd. (“Autozone (M)”)	● Malaysian company ● Incorporated on December 17, 2009 ● Issued and outstanding 650,000 ordinary share for MYR650,000 ● Franchising of automotive parts retail	100% owned by Autozone (S)

F-7

Reorganization

Since 2022, the Company completed several transactions for the purposes of a group reorganization, as below:-

On February 14, 2022, Soon Aik (initial shareholder) and Celestial entered into the Acquisition Agreement, pursuant to which Celestial acquired 49 shares of SAGI (representing approximately 4.9% shareholding interest in SAGI) from Soon Aik for consideration of US$0.8 million. As a term of the acquisition, Soon Aik undertakes to transfer the entire issued share capital of Filtec and SP Zone to the SAGI. Following such transfer, Soon Aik owned 949 shares and the Celestial owned 49 shares, respectively.

On February 17, 2022, SP Zone entered into an instrument of transfer and bought and sold note with Soon Aik pursuant to which SP Zone transferred its entire legal and beneficial shareholding interest in Auto Saver Pte. Ltd to Soon Aik for nominal consideration.

On September 29, 2022, Soon Aik and SAGI entered into a sale and purchase agreement pursuant to which Soon Aik transferred its entire shareholding interest in Spare-Parts to SAGI. The consideration is settled by SAGI allotting and issuing 1 share to Soon Aik, credited as fully paid.

On September 29, 2022, Soon Aik and SAGI entered into a sale and purchase agreement pursuant to which Soon Aik transferred the entire issued share capital of Filtec to SAGI in consideration of the allotment and issue of 1 share in SAGI to Soon Aik, credited as fully paid.

On September 29, 2022, Celestial, Soon Aik and the SAG entered into a reorganization agreement, pursuant to which Soon Aik and Celestial transferred their respective 951 and 49 shares (representing 95.1% and 4.9% shareholding interest in SAGI, respectively) to SAG. The consideration is settled by SAG issuing 8,915,624 and 459,375 Shares to Soon Aik and Celestial respectively, credited as fully paid.

On January 5, 2024, for purposes of recapitalization in anticipation of the initial public offering, the Company amended its memorandum of association to effect a 1:2 forward stock split and to change the authorized share capital to $100,000 divided into 200,000,000 ordinary shares, of a par value of $0.0005 each. On January 5, 2024 and January 18, 2024, Soon Aik surrendered in aggregate 9,272,250 ordinary shares to the Company. Celestial surrendered in aggregate 477,750 ordinary shares to the Company. Unless otherwise indicated, all references to Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the 1:2 forward stock split of our Ordinary Shares on January 5, 2024 and the shares surrendered by our existing shareholders on January 5, 2024 and January 18, 2024 as if they had occurred at the beginning of the earlier period presented.

Prior to a group reorganization, SAGI was the holding company of a group of companies comprised of Filtec, SP Zone, Autozone (S) and Autozone (M). SAGI held as to 95.1% by Soon Aik and 4.9% by Celestial, the latter of which is an independent third party. Upon completion of the reorganization and forward stock split, Soon Aik owns 8,559,000 shares and Celestial owns 441,000 shares of the Company respectively, and SAGI, Filtec, SP Zone, Autozone (S) and Autozone (M) become directly/indirectly owned subsidiaries.

During the financial years presented in these consolidated financial statements, the control of the entities has remained under the control of Soon Aik. Accordingly, the combination has been treated as a corporate restructuring (“Reorganization”) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The consolidation of SAG and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

NOTE－2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

●	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

●	Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the financial years presented. Significant accounting estimates in the period include the allowance for doubtful accounts on accounts and other receivables, impairment loss on inventories, assumptions used in assessing right of use assets and impairment of long-lived assets, and deferred tax valuation allowance.

F-8

The inputs into the management’s judgments and estimates consider the economic implications of COVID-19 on the Company’s critical and significant accounting estimates. Actual results could differ from these estimates.

●	Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

●	Non-Controlling Interest

The Company reports non-controlling interest in its majority owned subsidiaries in the consolidated balance sheets within the shareholders’ equity section, separately from the Company’s shareholders’ equity. Non-controlling interest represents non-controlling interest holders’ proportionate share of the equity of the Company’s majority-owned subsidiaries. Non-controlling interest is adjusted for non-controlling interest holders’ proportionate share of the earnings or losses and other comprehensive income.

●	Foreign Currency Translation and Transaction

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is United States Dollar (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company and subsidiaries are operating in Singapore and Malaysia, maintain their books and record in their local currency, Singapore Dollars (“SGD”) and Malaysian Ringgit (“MYR”), respectively, which is a functional currency as being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, Translation of Financial Statement, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the year. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of changes in shareholders’ equity.

Translation of amounts from SGD into US$ has been made at the following exchange rates for the financial years ended December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022

Year-end SGD:US$ exchange rate	1.3434	1.3468
Annual average SGD:US$ exchange rate	1.3181	1.3793

Translation of amounts from MYR into US$ has been made at the following exchange rates for the financial years ended December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022

Year-end MYR:US$ exchange rate	0.2951	0.2259
Annual average MYR:US$ exchange rate	0.2855	0.2277

Translation gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are translated, as the case may be, at the rate on the date of the transaction and included in the results of operations as incurred.

●	Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. Cash equivalents consist of highly liquid investments that are readily convertible to cash and that mature within three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments. The Company maintains most of its bank accounts in Singapore and Malaysia.

F-9

●	Restricted Cash

Restricted cash held by foreign subsidiaries related to fixed deposits within or more than twelve months that also serve as security and guarantees under the banking facilities.

●	Accounts Receivable, net

Accounts receivable include trade accounts due from customers in the sale of products.

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms. The normal settlement terms of accounts receivable from insurance companies in the provision of brokerage agency services are within 30 days upon the execution of the insurance policies. The Company seeks to maintain strict control over its outstanding receivables to minimize credit risk. Overdue balances are reviewed regularly by senior management. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary.

The Company does not hold any collateral or other credit enhancements overs its accounts receivable balances.

●	Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined by the average cost method. The Company records adjustments to its inventory for estimated obsolescence or diminution in net realizable value equal to the difference between the cost of the inventory and the estimated net realizable value. At the point of loss recognition, a new cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

●	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful life
Leasehold building	3 years
Leasehold improvement	3-5 years
Tools and equipment	3 years
Furniture, fixtures and fittings	8 years
Office equipment	5-7 years
Computer equipment	3 years
Motor vehicles	5 years

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

●	Impairment of Long-Lived Assets

In accordance with the provisions of ASC Topic 360, Impairment or Disposal of Long-Lived Assets, all long-lived assets such as property and equipment owned and held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

F-10

●	Revenue Recognition

The Company receives certain portion of its non-interest income from contracts with customers, which are accounted for in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”).

ASC 606-10 provided the following overview of how revenue is recognized from the Company’s contracts with customers: The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price – The transaction price is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.

Step 4: Allocate the transaction price to the performance obligations in the contract – Any entity typically allocates the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation – An entity recognizes revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer service to a customer).

The majority of the Company’s income is derived from contracts with customers in the sale of products, and as such, the revenue recognized depicts the transfer of promised goods or services to its customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company considers the terms of the contract and all relevant facts and circumstances when applying this guidance. The Company’s revenue recognition policies are in compliance with ASC 606, as follows:

Product sales consist of a single performance obligation that the Company satisfies at a point in time. The Company recognizes product revenue when the following events have occurred: (a) the Company has transferred physical possession of the products, depending upon the method of distribution and shipping terms set forth in the customer contract, (b) the Company has a present right to payment, (c) the customer has legal title to the products, and (d) the customer bears significant risks and rewards of ownership of the products. Based on the Company’s historical practices and shipping terms specified in the sales agreements and invoices, these criteria are generally met when the products are:

●	Invoices; and
●	Shipped from the Company’s facilities or warehouse (“Ex-works”, which is the Company’s standard shipping term).

For these sales, the Company determines that the customer is able to direct the use of, and obtain substantially all of the benefits from, the products at the time the products are shipped.

The Company records its revenues on product sales, net of good & service taxes (“GST”) upon the services are rendered and the title and risk of loss of products are fully transferred to the customers. The Company is subject to GST which is levied on the majority of the products at the rate of 9% on the invoiced value of sales in Singapore.

Amounts received as prepayment on future products are recorded as customer deposit and recognized as income when the product is shipped.

The Company generally allows a 7-days’ right of return to its customers. For the financial year ended December 31, 2023 and 2022, the sales returns allowance was approximately $6,441 and approximately $721, respectively.

F-11

Certain larger customers pay in advance for future shipments. These advance payments totaled approximately $3.9 million and approximately $4.0 million as of December 31, 2023 and 2022, respectively, and are recorded as customer deposits in the accompanying consolidated balance sheets. Revenue related to these advance payments is recognized upon shipment to the distributor or the end-customer.

●	Shipping and Handling Costs

No shipping and handling costs are associated with the distribution of the products to the customers which are borne by the Company’s suppliers or distributors during the financial year ended December 31, 2023 and 2022.

●	Sales and Marketing

Sales and marketing expenses include payroll, employee benefits and other headcount-related expenses associated with sales and marketing personnel, and the costs of advertising, promotions, seminars, and other programs. Advertising costs are expensed as incurred. Advertising expense was approximately $6,315 and approximately $1,304 for the financial year ended December 31, 2023 and 2022, respectively.

●	Government Grant

A government grant or subsidy is not recognized until there is reasonable assurance that: (a) the enterprise will comply with the conditions attached to the grant; and (b) the grant will be received. When the Company receives government grant or subsidies but the conditions attached to the grants have not been fulfilled, such government subsidies are deferred and recorded under other payables and accrued expenses, and other long-term liability. The classification of short-term or long-term liabilities is dependent on the management’s expectation of when the conditions attached to the grant can be fulfilled.

●	Comprehensive Income (Loss)

ASC Topic 220, Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statement of shareholder’s equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

●	Income Taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the financial years ended December 31, 2023 and 2022, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2023 and 2022, the Company did not have any significant unrecognized uncertain tax positions.

The Company is subject to tax in local and foreign jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the relevant tax authorities.

F-12

●	Leases

Effective from January 1, 2020, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. On February 25, 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right of use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months. It requires for leases longer than one year, a lessee to recognize in the statement of financial condition a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability, representing the liability to make lease payments. ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows. ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the FASB including ASC Topic 840, Leases.

The accounting update also requires that for finance leases, a lessee recognize interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statements of earnings, while for operating leases, such amounts should be recognized as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements.

●	Retirement Plan Costs

Contributions to retirement plans (which are defined contribution plans) are charged to general and administrative expenses in the accompanying statements of operation as the related employee service are provided. The Company is required to make contribution to their employees under a government-mandated multi-employer defined contribution pension scheme for its eligible full-times employees in Singapore and Malaysia. The Company is required to contribute a specified percentage of the participants’ relevant income based on their ages and wages level. During the financial years ended December 31, 2023 and 2022, approximately $0.3 million and approximately $0.3 million contributions were made respectively.

●	Segment Reporting

FASB ASC 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. For the financial years ended December 31, 2023 and 2022, the Company has two reporting business segments.

●	Related Parties

The Company follows the ASC 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include: (a) affiliates of the Company; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

F-13

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

●	Commitments and Contingencies

The Company follows the ASC 450-20, Commitments to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

●	Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents, restricted cash, accounts receivable. Cash and cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. From April 1, 2024 onwards, the Singapore Deposit Protection Board pays compensation up to a limit of S$100,000 (approximately $74,360) if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2023, cash balance of approximately $0.7 million and restricted cash of approximately $0.3 million were maintained at financial institutions in Singapore and Malaysia, of which approximately $1.0 million was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the allowance for doubtful accounts are based on the estimated realizable value. The Company identifies credit risk on a customer-by-customer basis. The information is monitored regularly by management. Concentration of credit risk arises when a group of customers having similar characteristics such that their ability to meet their obligations is expected to be affected similarly by changes in economic conditions.

●	Exchange Rate Risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in MYR and SGD and a significant portion of the assets and liabilities are denominated in MYR and SGD. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and MYR and SGD. If MYR and SGD depreciates against US$, the value of MYR and SGD revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose to substantial market risk.

F-14

●	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

●	Fair Value Measurement

The Company follows the guidance of the ASC Topic 820-10, Fair Value Measurements and Disclosure (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

●	Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

●	Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

The carrying value of the Company’s financial instruments: cash and cash equivalents, restricted cash, accounts receivable, loans receivable, amount due to a related party, accounts payable, escrow liabilities, income tax payable, amount due to a related party, other payables and accrued liabilities approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of note payable approximate the carrying amount. The Company accounts for loans receivable at cost, subject to impairment testing. The Company obtains a third-party valuation based upon loan level data including note rate, type and term of the underlying loans.

The Company’s non-marketable equity securities are investments in privately held companies, which are without readily determinable market values and are classified as Level 3, due to the absence of quoted market prices, the inherent lack of liquidity and the fact that inputs used to measure fair value are unobservable and require management’s judgment.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

●	Recently Issued Accounting Pronouncements

In September 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities on an annual basis to disclose (1) specific categories in the tax rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments should be applied on a prospective basis, though retrospective application is permitted.

In July 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and certain other segment items on an interim and annual basis if they are regularly provided to the chief operating decision maker (“CODM”). This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied retrospectively to all prior periods presented. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption.

F-15

NOTE – 3	BUSINESS SEGMENT AND DISAGGREGATION OF REVENUE

The Company has disaggregated its revenue from contracts with customers into categories based on the nature of the revenue in the following table:

	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Sale of products, at a single point in time
On-Highway business	26,830	24,304
Off-Highway business	32,621	26,994
	59,541	51,298

Services (shipping charges)	70	147

	59,521	51,445

The following tables present the Company’s revenue disaggregated by business segment and geography, based on management’s assessment of available data:

	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Revenue from external customers
On-Highway business	26,830	24,304
Off-Highway business	32,621	26,994
Services (shipping charges)	70	147

	59,521	51,445

Cost of revenue
On-Highway business	21,593	19,718
Off-Highway business	27,018	22,447

	48,611	42,165

Gross profit
On-Highway business	5,237	4,586
Off-Highway business	5,603	4,547
Services (shipping charges)	70	147

	10,910	9,280

Operating expenses
On-Highway business	4,434	4,176
Off-Highway business	3,948	3,494

	8,382	7,670

Segment results
On-Highway business	803	410
Off-Highway business	1,655	1,053
Services (shipping charges)	70	147

	2,528	1,610

Segment assets
On-Highway business	15,254	16,056
Off-Highway business	23,802	24,277

	39,056	40,333

In accordance with ASC 280, Segment Reporting (“ASC 280”), we have two reportable business segments. Sales are based on the countries in which the customer is located. Summarized financial information concerning our geographic segments is shown in the following tables:

	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Asia Pacific	47,861	41,857
Middle East, Europe and Africa	6,914	7,166
Americas	4,746	2,422

	59,521	51,445

F-16

NOTE－4	ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of December 31,
	2023	2022
	$’000	$’000

Accounts receivable – third parties	12,180	12,976
Accounts receivable – related parties	3,168	3,711
Less: allowance for doubtful accounts	(798)	(530)

Accounts receivable, net	14,550	16,157

The following table presents the activities in the allowance for doubtful accounts as of December 31, 2023 and 2022.

	As of December 31,
	2023	2022
	$’000	$’000

Balance at January 1,	530	342
Additions	251	182
Foreign exchange translation adjustment	17	6

Balance at December 31,	798	530

For the financial years ended December 31, 2023 and 2022, the Company made provision for estimated credit losses. The Company has not experienced any significant bad debt write-offs of accounts receivable in the past.

The Company generally conducts its business with creditworthy third parties. The Company determines, on a continuing basis, the probable losses and an allowance for doubtful accounts, based on several factors including internal risk ratings, customer credit quality, payment history, historical bad debt/write-off experience and forecasted economic and market conditions. Accounts receivable are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances are monitored on an ongoing basis and its exposure to bad debts is not significant.

As of December 31, 2023 and 2022, no outstanding accounts are 30 days past due.

NOTE－5	INVENTORIES

The Company’s inventories were as follows:-

	As of December 31,
	2023	2022
	$’000	$’000

Parts and components	19,308	18,891
Less: reserve for obsolete inventories	(349)	(111)

	18,959	18,780

	As of December 31,
	2023	2022
	$’000	$’000

Balance at January 1,	111	47
Additions	231	62
Foreign exchange translation adjustment	7	2

Balance at December 31,	349	111

For the financial years ended December 31, 2023 and 2022, the Company recorded provision for impairment on obsolete inventories.

F-17

NOTE－6	AMOUNTS DUE FROM RELATED PARTIES

Amounts due from related parties consisted of the following:

	As of December 31,
	2023	2022
	$’000	$’000

Due from related parties #
- Power Trans Engineering Pte Ltd(1)	-	3
- PT Heavy Machindo Diesel(2)	-	9
- EU Group Pte Ltd(3)	59	-
- Oceania Power & Solutions Pty Ltd(2)	4	2

	63	14

# The related parties of the Company are as follows:

(1)	Soon Aik as the shareholder of the Company, and is also the parent entity of Power Trans Engineering Pte Ltd.
(2)	CE Neo is the sole owner of Soon Aik Holdings Pte Ltd (“SA Holdings”) and N-United Pte Ltd (“N-United”). SA Holdings is the parent entity of Spare-Parts Zone (Australia) Pty Ltd, and Branded Filters Pty Ltd, and an associated entity with Oceania Power & Solutions Pty Ltd. in Australia. N-United is the parent entity of PT Heavy Machindo Diesel in Indonesia.
(3)	Jimmy Neo owns a 50.0% equity stake in EU Holdings Pte Ltd, which in turn is the parent entity of EU Group Pte Ltd and Jurong Barrels & Drums Industries Pte Ltd.

The amounts are unsecured, interest-free and repayable on demand.

NOTE－7	PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of December 31,
	2023	2022
	$’000	$’000

At cost
Leasehold buildings	1,055	333
Leasehold improvement	50	119
Tools and equipment	45	44
Furniture, fixtures and fittings	109	119
Office equipment	12	12
Computer equipment	65	236
Motor vehicles	797	844
Assets in progress	455	-

	2,588	1,707
Less: accumulated depreciation	(1,130)	(1,005)

Property and equipment, net	1,458	702

Depreciation expense for the financial years ended December 31, 2023 and 2022 were approximately $0.5 million and approximately $0.2 million, respectively.

Property and equipment under finance leasing arrangements classified under motor vehicles as of December 31, 2023 and 2022 amounted to approximately $0.3 million and approximately $0.2 million, respectively. Details of such leased assets are disclosed in Note 10.

Right-of-use assets under operating leasing arrangements classified under leasehold buildings as of December 31, 2023 and 2022 amounted to approximately $0.6 million and approximately $0.2 million, respectively. Details of such leased assets are disclosed in Note 10.

F-18

NOTE－8	AMOUNTS DUE TO RELATED PARTIES

Amounts due to related parties consisted of the following:

	As of December 31,
	2023	2022
	$’000	$’000

Due to ultimate holding company (dividend payable)(1)	8,080	10,431
Due to related parties(2)
- Branded Filters Pty Ltd	-	*
- Auto Saver Pte Ltd	145	84
- Power Trans Engineering Pte Ltd	77	-
- EU Group Pte Ltd	-	49
- Fleetzone Autoparts (M) Sdn Bhd	238	384
- Jurong Barrels & Drums Industries Pte Ltd	-	*
Due to directors(3)	769	512

	9,308	11,460

* These are related to the figures which are immaterial.

(1)	The amounts due to ultimate holding company are unsecured and not payable on demand. The ultimate holding company became a major shareholder of the Company upon the consummation of the Preoffering Reorganization.
(2)	The entities are related parties of the Company as follows:
●	Jimmy Neo owns a 50.0% equity stake in EU Holdings Pte Ltd, which in turn is the parent entity of EU Group Pte Ltd and Jurong Barrels & Drums Industries Pte Ltd.
●	CE Neo is a director and shareholder of Soon Aik and the sole owner of Soon Aik Holdings Pte Ltd (“SA Holdings”). SA Holdings is the parent entity of Spare-Parts Zone (Australia) Pty Ltd. Branded Filters Pty Ltd, and an associated entity with Oceania Power & Solutions Pty Ltd in Australia.
●	Soon Aik, the parent entity of the Company and is also the parent entity of Power Trans Engineering Pte Ltd, Auto Saver Pte Ltd and Fleetzone Autoparts (M) Sdn Bhd.

The amounts are unsecured, interest-free and repayable on demand.

(3)	The amounts due to directors are unsecured, interest-free and repayable on demand.

NOTE－9	BANK BORROWINGS

Bank borrowings consisted of the following:

	Term of repayments	Annual interest rate	As of December 31,
			2023	2022
			$’000	$’000

Term loans	2 to 10 years	2.00%-3.75%	2,139	2,908
Trust receipts	Within 12 months	1.65%-7.25%	13,953	14,089
Revolving loan	Within 12 months	6.45%	685	670

			16,777	17,667

Representing
Within 12 months			15,786	15,861
Over 1 year			991	1,806

			16,777	17,667

As of December 31, 2023 and 2022, bank borrowings were obtained from several financial institutions in Singapore, which bear annual interest at a fixed rate from approximately 1.65% to 7.25% and are repayable in 1 months to 10 years.

Interest related to the bank borrowings was approximately $1.0 million and approximately $0.6 million and for the financial years ended December 31, 2023 and 2022, respectively.

F-19

The Company’s bank borrowings are guaranteed under personal guarantees from CE Neo, Jimmy Neo, Edward Neo and CK Neo and a corporate guaranty from Soon Aik.

NOTE－10	RIGHT-OF-USE ASSETS, NET

The Company adopted ASU No. 2016-02, Leases, on January 1, 2019, the beginning of the fiscal 2019, using the modified retrospective approach. The Company determines whether an arrangement is a lease at inception. This determination generally depends on whether the arrangement conveys the right to control the use of an identified fixed asset explicitly or implicitly for a period of time in exchange for consideration. Control of an underlying asset is conveyed if we obtain the rights to direct the use of and to obtain substantially all of the economic benefit from the use of the underlying asset. Some of our leases include both lease and non-lease components which are accounted for as a single lease component as the Company has elected the practical expedient. Some of the operating lease agreements include variable lease costs, primarily taxes, insurance, common area maintenance or increases in rental costs related to inflation. Substantially all of our equipment leases and some of our real estate leases have terms of less than one year and, as such, are accounted for as short-term leases as we have elected the practical expedient.

Operating leases are included in the right-of-use lease assets, other current liabilities and long-term lease liabilities on the Consolidated Balance Sheets. Right-of-use assets and lease liabilities are recognized at each lease’s commencement date based on the present values of its lease payments over its respective lease term. When a borrowing rate is not explicitly available for a lease, the incremental borrowing rate is used based on information available at the lease’s commencement date to determine the present value of its lease payments. Operating lease payments are recognized on a straight-line basis over the lease term.

The Company adopts 5.0% as weighted average incremental borrowing rate to determine the present value of the lease payments. The weighted average remaining life of the lease was 3 years.

The table below presents the lease-related assets and liabilities recorded on the balance sheet.

	As of December 31,
	2023	2022
	$’000	$’000

Assets
Finance lease, right-of-use assets, net (classified under property and equipment, net)	283	232
Operating lease, right-of-use assets, net	628	207

Total right-of-use assets, net	911	439

Liabilities
Current
Finance lease liabilities	77	86
Operating lease liabilities	345	118

	422	204

Non-current
Finance lease liabilities	205	146
Operating lease liabilities	320	96

	525	242

Total lease liabilities	947	446

As of December 31, 2023 and 2022, right-of-use assets, net were approximately $0.6 million and approximately $0.2 million, and lease liabilities were approximately $0.9 million and approximately $0.4 million.

The Company excludes short-term leases (those with lease terms of less than one year at inception) from the measurement of lease liabilities or right-of-use assets, net. The following tables summarize the lease expense for the financial years.

	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Finance lease cost
Interest on lease liabilities (per ASC 842)	49	11

Operating lease cost
Operating lease expense (per ASC 842)	348	14
Short-term lease expense (other than ASC 842)	16	123

Total lease expense	413	148

F-20

Components of Lease Expense

We recognize lease expense on a straight-line basis over the term of the operating leases, as reported within “general and administrative” expense on the accompanying consolidated statement of operations.

Future Contractual Lease Payments as of December 31, 2023

The below table summarizes our (i) minimum lease payments over the next five financial years, (ii) lease arrangement implied interest, and (iii) present value of future lease payments for the next three financial years ending December 31:

Financial Year Ended December 31,	Operating and finance lease amount
$’000

2024	437
2025	553
Less: interest	(43)

Present value of lease liabilities	947

Representing
Current liabilities	422
Non-current liabilities	525

947

NOTE—11	SHAREHOLDERS’ EQUITY

Ordinary Shares

The Company was established under the laws of Cayman Islands on February 14, 2022, with authorized share of 100,000,000 ordinary shares of par value US$0.001 each. On January 5, 2024, the Company amended its memorandum of association to effect a 1:2 forward stock split and to change the authorized share capital to $100,000 divided into 200,000,000 ordinary shares, of a par value of $0.0005 each.

The Company is authorized to issue one class of ordinary share.

The holders of the Company’s ordinary share are entitled to the following rights:

Voting Rights: Each share of the Company’s ordinary share entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. Holders of the Company’s ordinary shares are not entitled to cumulative voting rights with respect to the election of directors.

Dividend Right: Subject to limitations under Cayman law and preferences that may apply to any shares of preferred stock that the Company may decide to issue in the future, holders of the Company’s ordinary share are entitled to receive ratably such dividends or other distributions, if any, as may be declared by the Board of the Company out of funds legally available therefor.

Liquidation Right: In the event of the liquidation, dissolution or winding up of our business, the holders of the Company’s ordinary share are entitled to share ratably in the assets available for distribution after the payment of all of the debts and other liabilities of the Company, subject to the prior rights of the holders of the Company’s preferred stock.

Other Matters: The holders of the Company’s ordinary share have no subscription, redemption or conversion privileges. The Company’s ordinary share does not entitle its holders to preemptive rights. All of the outstanding shares of the Company’s ordinary share are fully paid and non-assessable. The rights, preferences and privileges of the holders of the Company’s ordinary share are subject to the rights of the holders of shares of any series of preferred stock which the Company may issue in the future.

Dividend Distribution

On December 28, 2022, the Company approved the distribution of an interim dividend of approximately $1.5 million to the shareholders.

NOTE－12	INCOME TAXES

The provision for income taxes consisted of the following:

	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Current tax	275	325

Income tax expense	275	325

F-21

The effective tax rate in the years presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rate. The Company’s subsidiaries mainly operate in Singapore and Malaysia that are subject to taxes in the jurisdictions in which they operate, as follows:

BVI

SAGI is considered to be an exempted British Virgin Islands Company and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States.

Singapore

Filtec, SP Zone and Autozone (S) are operating in Singapore and are subject to the Singapore tax law at the corporate tax rate at 17% on the assessable income arising in Singapore during its tax year.

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the financial years ended December 31, 2023 and 2022, are as follows:

	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Income before income taxes	1,966	1,824
Statutory income tax rate	17%	17%
Income tax expense at statutory rate	334	310
Tax effect of non-taxable income	(13)	-
Tax holiday	(26)	22
Others	(24)	(7)

Income tax expense	271	325

Malaysia

Autozone (M) is operating in Malaysia and is subject to the Malaysia tax law at the corporate tax rate at 24% on the assessable income arising in Malaysia during its tax year.

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the financial years ended December 31, 2023 and 2022, are as follows:

	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

(Loss) Income before income taxes	(62)	28
Statutory income tax rate	24%	24%
Income tax expense at statutory rate	(15)	7
Tax effect of non-taxable expenses	8	-
Tax holiday	11	(7)

Income tax expense	4	-

* These are related to the figures which are immaterial.

The following table sets forth the significant components of the deferred tax assets and liabilities of the Company as of December 31, 2023 and 2022:

	As of December 31,
	2023	2022
	$’000	$’000

Deferred tax liabilities:
Accelerated tax depreciation	39	38

F-22

Uncertain tax positions

The Company evaluates the uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2023 and 2022, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the financial years ended December 31, 2023 and 2022, and also did not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2023.

NOTE－13	RELATED PARTY TRANSACTIONS

In the ordinary course of business, during the financial years ended December 31, 2023 and 2022, the Company was involved in certain transactions, either at cost or current market prices and on the normal commercial terms with related parties. The following table provides the transactions with these parties for the financial years as presented (for the portion of such period that they were considered related):

Nature of transactions	Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Sale of products
- Power Trans Engineering Pte Ltd(3)	1,000	115
- Spare-Parts Zone (Australia) Pty Ltd(2)	289	511
- Branded Filters Pty Ltd(2)	633	1,352
- Jurong Barrels & Drums Industries Pte Ltd(1)	*	1
- Auto Saver Pte Ltd(3)	243	227
- PT Heavy Machindo Diesel(2)	882	514
- Oceania Power & Solutions Pty Ltd(2)	179	49
- Soon Aik Global Pte Ltd(3)	*	1

Sundry income
- Power Trans Engineering Pte Ltd(3)	21	24
- Spare-Parts Zone (Australia) Pty Ltd(2)	-	1
- Branded Filters Pty Ltd(2)	-	4
- Auto Saver Pte Ltd(3)	4	1
- Oceania Power & Solutions Pty Ltd(2)	25	25
- PT Heavy Machindo Diesel(2)	*	*
- Soon Aik Global Pte Ltd(3)	*	*

Purchases
- Power Trans Engineering Pte Ltd(3)	531	630
- Branded Filters Pty Ltd(2)	490	*
- PT Heavy Machindo Diesel(2)	1,293	577
- Oceania Power & Solutions Pty Ltd(2)	176	30
- Jurong Barrels & Drums Industries Pte Ltd(1)	1	1
- Auto Saver Pte Ltd(3)	-	2

Expenses
- EU Group Pte Ltd(1)	545	530
- Branded Filters Pty Ltd(2)	8	*
- Oceania Power & Solutions Pty Ltd(2)	2	*
- Jurong Barrels & Drums Industries Pte Ltd(1)	*	1
- Power Trans Engineering Pte Ltd(3)	25	16
- Soon Aik Global Pte Ltd(3)	151	196
- Auto Saver Pte Ltd(3)	332	318
- Fleetzone Autoparts (M) Sdn Bhd(3)	22	24

* These are related to the figures which are immaterial.

F-23

The related parties are controlled by the common directors of the Company as follows:

(1)	Jimmy Neo owns a 50.0% equity stake in EU Holdings Pte Ltd, which in turn is the parent entity of EU Group Pte Ltd and Jurong Barrels & Drums Industries Pte Ltd.
(2)	CE Neo is the sole owner of Soon Aik Holdings Pte Ltd (“SA Holdings”) and N-United Pte Ltd (“N-United”). SA Holdings is the parent entity of Spare-Parts Zone (Australia) Pty Ltd. Branded Filters Pty Ltd, and an associated entity with Oceania Power & Solutions Pty Ltd. in Australia. N-United is the parent entity of PT Heavy Machindo Diesel in Indonesia.
(3)	Soon Aik, the parent entity of the Company and is also the parent entity of Power Trans Engineering Pte Ltd, Auto Saver Pte Ltd and Fleetzone Autoparts (M) Sdn Bhd.

Apart from the transactions and balances detailed elsewhere in these accompanying consolidated financial statements, the Company has no other significant or material related party transactions during the financial years presented.

NOTE－14	CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)	Major customers

For the financial years ended December 31, 2023 and 2022, there is no single customer who accounted for 10.0% or more of the Company’s revenues.

(a)	Major vendors

For the financial years ended December 31, 2023 and 2022, the vendor who accounted for 10.0% or more of the Company’s purchases and its outstanding payable balances as at year end date, is presented as follows:

	Percentage of purchases	Accounts payable	Percentage of purchases	Accounts payable
	2023		2022
	%	$’000	%	$’000

Vendor A	16.5	1,086	18.0	230

(b)	Credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, restricted cash, accounts and loans receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. From April 1, 2024 onwards, the Singapore Deposit Protection Board pays compensation up to a limit of SGD100,000 (approximately $74,360) if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2023, cash balance of approximately $0.7 million and restricted cash of approximately $0.3 million were maintained at financial institutions in Singapore and Malaysia, of which approximately $1.0 million was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the probable losses and sets up an allowance for doubtful accounts based on the estimated realizable value.

The Company has adopted a policy of only dealing with creditworthy counterparties. The Company performs ongoing credit evaluation of its counterparties’ financial condition and generally do not require a collateral. The Company also considers the probability of default upon initial recognition of asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period.

The Company has determined the default event on a financial asset to be when internal and/or external information indicates that the financial asset is unlikely to be received, which could include default of contractual payments due for more than 90 days, default of interest due for more than 365 days or there is significant difficulty of the counterparty.

F-24

To minimize credit risk, the Company has developed and maintained its credit risk grading to categorize exposures according to their degree of risk of default. The credit rating information is supplied by publicly available financial information and the Company’s own trading records to rate its major customers and other debtors. The Company considers available reasonable and supportive forward-looking information which includes the following indicators:

●	Actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause a significant change to the debtor’s ability to meet its obligations
●	Internal credit rating
●	External credit rating and when necessary

Regardless of the analysis above, a significant increase in credit risk is presumed if a debtor is more than 30 days past due in making contractual payment.

As of December 31, 2023 and 2022, there was a single customer whose account receivable balances is amounted to approximately 22.1% and 19.7% of total consolidated amounts, respectively.

(c)	Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings. The Company manages interest rate risk by varying the issuance and maturity dates of variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of December 31, 2023 and 2022, the bank borrowings were at fixed interest rates.

(d)	Economic and political risk

The Company’s major operations are conducted in Singapore and Malaysia. Accordingly, the political, economic, and legal environments in Singapore and Malaysia, as well as the general state of Singapore and Malaysia’s economy may influence the Company’s business, financial condition, and results of operations.

(e)	Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain steady; therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of SGD and MYR converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

(f)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

F-25

There is still significant uncertainty over the future development of the outbreak as to the duration of the pandemic and the global situation remains very fluid at the date of these financial statements approved. Management is closely monitoring the Company’s businesses activities and has taken certain measures to ensure the Company has sufficient working capital to continue providing services to the ultimate holding company and to settle all its obligations.

Potential impact to the Company’s results of operations for 2024 will also depend on economic impact due to the pandemic and if any future resurgence of the virus globally, which are beyond the Company’s control. There is no guarantee that the Company’s revenues will grow or remain at a similar level year over year in 2024.

NOTE－15	COMMITMENTS AND CONTINGENCIES

Litigation — From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

As of December 31, 2023 and 2022, the Company has no material commitments or contingencies.

NOTE－16	SUBSEQUENT EVENTS

In accordance with ASC Topic 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before condensed consolidated financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2023, up through the date the Company issued the audited consolidated financial statements. During the period, the Company did not have any material subsequent events other than disclosed above.

F-26

SAG Holdings Limited

RESALE PROSPECTUS

October 22, 2024

Through and including November 16, 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.